Filed pursuant to 424(b)(3)
Registration No. 333-255376

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.
SUPPLEMENT NO. 3 DATED MARCH 15, 2022
TO THE PROSPECTUS DATED FEBRUARY 11, 2022

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Ares Industrial Real Estate Income Trust Inc. (the “Company”), dated February 11, 2022 (the “Prospectus”), as supplemented by Supplement No. 1, dated February 14, 2022 and Supplement No. 2, dated February 22, 2022. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose:

●	the transaction price and offering price for each class of our common stock for subscriptions to be accepted as of April 1, 2022;
●	the calculation of our February 28, 2022 net asset value (“NAV”) per share, as determined in accordance with our valuation procedures, for each of our share classes;
●	the status of our public offering;
●	updated information with respect to our real properties;
●	updated information regarding distributions;
●	updated information regarding redemptions;
●	an update on our assets and performance;
●	updated information regarding fees and expenses payable to the Advisor, the Dealer Manager and their affiliates;
●	updated historical company-level expenses;
●	updated historical NAV information for 2021;
●	updated experts information;
●	updated information regarding NAV calculation and valuation procedures;
●	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed as part of our Annual Report on Form 10-K for the year ended December 31, 2021;
●	updated information regarding quantitative and qualitative disclosures about market risk; and
●	the consolidated financial statements, notes, and the financial statement schedule included in our Annual Report on Form 10-K for the year ended December 31, 2021.

●	APRIL 1, 2022 TRANSACTION PRICE

The transaction price for each share class of our common stock for subscriptions to be accepted as of April 1, 2022 (and distribution reinvestment plan issuances following the close of business on March 31, 2022 and share redemptions as of March 31, 2022) is as follows:

	Transaction Price	Offering Price
Share Class	(per share)	(per share)
Class T	$13.5719	$14.2114
Class D	$13.5719	$13.5719
Class I	$13.5719	$13.5719

The transaction price for each of our share classes is equal to such class’s NAV per share as of February 28, 2022. A calculation of the NAV per share is set forth in the section of this Supplement titled “February 28, 2022 NAV Per Share.” The offering price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

●	FEBRUARY 28, 2022 NAV PER SHARE

Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. Our most recent NAV per share for each share class, which is updated as of the last calendar day of each month, is posted on our website at www.blackcreekgroup.com/investment-solutions/AIREIT and is also available on our toll-free, automated telephone line at (888) 310-9352. With the approval of our board of directors, including a majority of our independent directors, we have engaged Altus Group U.S. Inc., a third-party valuation firm, to serve as our independent valuation advisor (“Altus Group” or the

“Independent Valuation Advisor”) with respect to providing monthly real property appraisals, reviewing annual third-party real property appraisals, reviewing the internal valuations of debt-related assets and liabilities performed by BCI IV Advisors LLC for periods prior to July 1, 2021 and Ares Commercial Real Estate Management LLC for periods thereafter (the “Advisor”), helping us administer the valuation and review process for the real properties in our portfolio, and assisting in the development and review of our valuation procedures.

As used below, “Fund Interests” means our outstanding shares of common stock, along with the partnership units in our operating partnership (“OP Units”) which may be or were held directly or indirectly by the Advisor, our former sponsor, members or affiliates of our former sponsor, and third parties, and “Aggregate Fund NAV” means the NAV of all the Fund Interests.

The following table sets forth the components of Aggregate Fund NAV as of February 28, 2022 and January 31, 2022:

	As of
(in thousands)	February 28, 2022	January 31, 2022
Investments in industrial properties	$6,505,500	$5,784,150
Investment in unconsolidated joint venture partnership	14,695	161,075
DST Program Loans	81,240	73,275
Cash and cash equivalents	270,667	262,623
Other assets	48,076	40,459
Line of credit, term loans and mortgage notes	(2,416,140)	(2,261,140)
Financing obligations associated with our DST Program	(625,568)	(538,241)
Other liabilities	(85,418)	(69,956)
Accrued performance participation allocation	(45,007)	(14,555)
Accrued fixed component of advisory fee	(4,548)	(4,113)
Aggregate Fund NAV	$3,743,497	$3,433,577
Total Fund Interests outstanding	275,827	267,495

The following table sets forth the NAV per Fund Interest as of February 28, 2022 and January 31, 2022:

		Class T	Class D	Class I
(in thousands, except per Fund Interest data)	Total	Shares	Shares	Shares	OP Units
As of February 28, 2022
Monthly NAV	$3,743,497	$2,887,144	$200,875	$593,960	$61,518
Fund Interests outstanding	275,827	212,729	14,801	43,764	4,533
NAV Per Fund Interest	$13.5719	$13.5719	$13.5719	$13.5719	$13.5719
As of January 31, 2022
Monthly NAV	$3,433,577	$2,688,979	$183,624	$502,791	$58,183
Fund Interests outstanding	267,495	209,487	14,305	39,170	4,533
NAV Per Fund Interest	$12.8360	$12.8360	$12.8360	$12.8360	$12.8360

Under GAAP, we record liabilities for ongoing distribution fees that (i) we currently owe the Dealer Manager under the terms of the dealer manager agreement and (ii) we estimate we may pay to the Dealer Manager in future periods for shares of our common stock. As of February 28, 2022, we estimated approximately $88.7 million of ongoing distribution fees were potentially payable to the Dealer Manager. We do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.

Investment in unconsolidated joint venture partnership as of January 31, 2022 includes a minority interest discount on the real property valuation component of the unconsolidated joint venture valuation to account for the restricted salability or transferability of those real properties given our minority ownership interest in Build-To-Core Industrial Partnership II LP (the “BTC II Partnership”). We estimate the fair value of our minority ownership interest in the BTC II Partnership as of January 31, 2022 would have been $10.7 million higher if a minority discount had not been applied, meaning that if we used the estimated fair value without the application of the minority discount, our NAV as of January 31, 2022 would have been higher by approximately $10.7 million, or $0.04 per share, not taking into account all of the other items that impact our monthly NAV, as of January 31, 2022. In February 2022, we, along with our joint venture partners, entered into a transaction to split the majority of the properties in the BTC II Partnership portfolio amongst the joint venture partners (the “BTC II Partnership Transaction”). As a result of the BTC II Partnership Transaction, we own a 100% interest in 11 buildings that were previously part of the BTC II Portfolio. Following the BTC II Partnership Transaction, we and our joint venture partners formed a new joint venture partnership (the “BTC II B Partnership”), through which we co-own five properties that were previously part of the BTC II Partnership portfolio and were not part of the BTC II Partnership Transaction. We own a 8.0% interest in the BTC II B Partnership and the terms of the BTC II B Partnership and the rights and obligations of the joint venture partners are substantially the same as the terms of, and the rights and obligations of the joint venture partners with respect to the BTC II Partnership. As a result of the BTC II Partnership Transaction, the minority discount described above was eliminated when our NAV as of February 28, 2022 was calculated, thereby having a positive impact on our NAV. This does not take into account all of the other items that impact our monthly NAV and may offset the impact of the elimination of the discount to some extent, such as transaction expenses associated with any strategic alternative.

We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on our stockholders’ ability to redeem shares under our share redemption program and our ability to suspend our share redemption program at any time. Our NAV generally does not reflect the potential impact of exit costs (e.g. selling costs and commissions related to the sale of a property) that would likely be incurred if our assets and liabilities were liquidated or sold today. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.

Our NAV is not a representation, warranty or guarantee that: (i) we would fully realize our NAV upon a sale of our assets; (ii) shares of our common stock would trade at our per share NAV on a national securities exchange; and (iii) a stockholder would be able to realize the per share NAV if such stockholder attempted to sell his or her shares to a third party.

The valuations of our real properties as of February 28, 2022, excluding certain newly acquired properties that are currently held at cost which we believe reflects the fair value of such properties, were provided by the Independent Valuation Advisor in accordance with our valuation procedures. Certain key assumptions that were used by the Independent Valuation Advisor in the discounted cash flow analysis are set forth in the following table:

Weighted-
Average Basis
Exit capitalization rate	4.7%
Discount rate / internal rate of return	5.7%
Average holding period (years)	10.3

A change in the exit capitalization and discount rates used would impact the calculation of the value of our real property. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties, excluding certain newly acquired properties that are currently held at cost which we believe reflects the fair value of such properties:

			Increase
			(Decrease) to
	Hypothetical		the NAV of Real
Input	Change		Properties
Exit capitalization rate (weighted-average)	0.25	% decrease	4.0%
	0.25	% increase	(3.6)%
Discount rate (weighted-average)	0.25	% decrease	2.1%
	0.25	% increase	(2.1)%

From November 1, 2017 through January 31, 2020, we valued our debt-related investments and real estate-related liabilities generally in accordance with fair value standards under GAAP. Beginning with our valuation for February 29, 2020, our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity (which for fixed rate debt not subject to interest rate hedges may be the date near maturity at which time the debt will be eligible for prepayment at par for purposes herein), including those subject to interest rate hedges, were valued at par (i.e. at their respective outstanding balances). In addition, because we utilize interest rate hedges to stabilize interest payments (i.e. to fix all-in interest rates through interest rate swaps or to limit interest rate exposure through interest rate caps) on individual loans, each loan and associated interest rate hedge is treated as one financial instrument which is valued at par if intended to be held to maturity. This policy of valuing at par applies regardless of whether any given interest rate hedge is considered as an asset or liability for GAAP purposes. Notwithstanding, if we acquire an investment and assume associated in-place debt from the seller that is above or below market, then, consistent with how we recognize assumed debt for GAAP purposes when acquiring an asset with pre-existing debt in place, the liabilities used in the determination of our NAV will include the market value of such debt based on market value as of the closing date. The associated premium or discount on such debt as of closing that is reflected in our liabilities will then be amortized through loan maturity. Per our valuation policy, the corresponding investment is valued on an unlevered basis for purposes of determining NAV. Accordingly, all else equal, we would not recognize an immediate gain or loss to our NAV upon acquisition of an investment whereby we assume associated pre-existing debt that is above or below market. As of February 28, 2022, we classified all of our debt as intended to be held to maturity.

●	STATUS OF THIS OFFERING

As of February 28, 2022, we had raised gross proceeds of approximately $568.1 million from the sale of approximately 49.2 million shares in this offering, including proceeds from our distribution reinvestment plan of approximately $33.2 million. As of February 28, 2022, approximately $4.4 billion in shares remained available for sale pursuant to this offering, including approximately $1.2 billion in shares available for sale through our distribution reinvestment plan. We may reallocate amounts between the primary offering and our distribution reinvestment plan.

●	REAL PROPERTIES

The following information supplements, and should be read in conjunction with, the disclosure contained in the section titled “Investments in Real Properties, Real Estate Securities and Debt Related Investments” beginning on page 122 of the Prospectus:

Real Estate Portfolio Overview

As of December 31, 2021, we directly owned and managed a real estate portfolio that included 193 industrial buildings totaling approximately 37.6 million square feet located in 28 markets throughout the U.S., with 348 customers, and was 96.6% occupied (97.6% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.4 years. The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced. Refer to “Note 3 to the Consolidated Financial Statements” in the section of this Supplement titled “Consolidated Financial Statements and Note” for detail regarding our 2021 acquisition activity. As of December 31, 2021, our real estate portfolio included:

●	183 industrial buildings totaling approximately 36.1 million square feet comprised our operating portfolio, which includes stabilized properties, and was 98.3% occupied (98.3% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.4 years; and
●	10 industrial buildings totaling approximately 1.5 million square feet comprised our value-add portfolio, which includes buildings acquired with the intention to reposition or redevelop, or buildings recently completed which have not yet reached stabilization. We generally consider a building to be stabilized on the earlier to occur of the first anniversary of a building’s shell completion or a building achieving 90% occupancy.

As of December 31, 2021, we owned and managed 29 buildings totaling approximately 6.9 million square feet and six buildings either under construction or in the pre-construction phase totaling approximately 1.8 million square feet, through our 12.0% minority ownership interest in the BTC II Partnership. Unless otherwise noted, these buildings are excluded from the presentation of our portfolio data herein.

The purchase price capitalization rate is based on the property’s projected cash net operating income from in-place leases for the 12 months after the date of purchase, including any contractual rent increases contained in such leases for those 12 months, divided by the purchase price for the property, exclusive of transfer taxes, due diligence expenses and other closing costs including acquisition costs.

We have used, and intend to continue to use, the net proceeds from our offerings primarily to make investments in real estate assets. We may use the net proceeds from our offerings to make other real estate-related investments and debt investments and to pay distributions. The number and type of properties we may acquire and debt and other investments we may make will depend upon real estate market conditions, the amount of proceeds we raise in our offerings, and other circumstances existing at the time we make our investments.

Unless otherwise indicated, the term “property” as used herein refers to one or more buildings in the same market that were acquired by us in the same transaction.

Building Types. Our industrial buildings consist primarily of warehouse distribution facilities suitable for single or multiple customers. The following table summarizes our portfolio by building type as of December 31, 2021:

Building Type	Description	Percent of Rentable Square Feet
Bulk distribution	Building size of 150,000 to over 1 million square feet, single or multi-customer	77.7%
Light industrial	Building size of less than 150,000 square feet, single or multi-customer	22.2
Flex industrial	Includes assembly or research and development, primarily multi-customer	0.1
		100.0%

Portfolio Overview and Market Diversification. As of December 31, 2021, the average effective annual rent of our total real estate portfolio (calculated by dividing total annualized base rent, which includes the impact of any contractual tenant concessions (cash basis), by total occupied square footage) was approximately $5.92 per square foot. The following table summarizes certain operating metrics of our portfolio by market as of December 31, 2021:

	Number of	Rentable	Occupied	Leased
($ and square feet in thousands)	Buildings	Square Feet	Rate (1)	Rate (1)	Annualized Base Rent (2)
Operating Properties:
Atlanta	14	2,839	99.5%	100.0%	$14,295	6.7%
Austin	6	562	95.9	95.9	4,255	2.0
Bay Area	3	845	89.3	89.3	8,361	3.9
Boston	3	415	100.0	100.0	2,914	1.4
Central Florida	3	519	100.0	100.0	3,150	1.5
Central Valley	9	2,280	100.0	100.0	12,464	5.8
Charlotte	1	210	100.0	100.0	1,067	0.5
Chicago	6	1,371	100.0	100.0	6,842	3.2
Cincinnati	4	620	87.7	87.7	2,704	1.3
Dallas	12	2,731	100.0	100.0	12,890	6.0
D.C. / Baltimore	9	1,037	95.5	95.5	7,219	3.4
Denver	2	252	100.0	100.0	1,220	0.6
Houston	7	1,088	91.1	91.1	4,953	2.3
Indianapolis	1	691	100.0	100.0	2,322	1.1
Las Vegas	7	1,118	100.0	100.0	8,686	4.0
Louisville	6	1,903	100.0	100.0	7,692	3.6
Memphis	7	2,602	100.0	100.0	8,647	4.0
Nashville	2	817	100.0	100.0	3,722	1.7
New Jersey	14	2,747	100.0	100.0	22,408	10.3
Pennsylvania	16	2,881	90.7	90.7	15,329	7.1
Phoenix	3	417	100.0	100.0	3,206	1.5
Portland	1	446	100.0	100.0	2,119	1.0
Reno	6	1,422	100.0	100.0	7,147	3.3
Salt Lake City	5	1,003	100.0	100.0	5,197	2.4
San Diego	7	762	100.0	100.0	7,005	3.3
Seattle	9	1,431	99.2	99.2	11,092	5.2
South Florida	4	422	100.0	100.0	3,043	1.4
Southern California	16	2,692	100.0	100.0	19,544	9.0
Total operating	183	36,123	98.3%	98.3%	209,493	97.5%
Value-Add Properties:
Atlanta	5	658	67.9	77.8	3,116	1.5
Houston	1	415	60.7	77.6	1,179	0.5
Pennsylvania	1	222	—	100.0	—	—
Seattle	2	140	78.6	78.6	1,031	0.5
South Florida	1	25	—	—	—	—
Total value-add properties	10	1,460	55.4	79.9	5,326	2.5
Total portfolio	193	37,583	96.6%	97.6%	$214,819	100.0%

(1)	The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced.
(2)	Annualized base rent is calculated as monthly base rent, including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2021, multiplied by 12.

Lease Terms. Our industrial properties are typically subject to leases on a “triple net basis,” in which customers pay their proportionate share of real estate taxes, insurance, common area maintenance, and certain other operating costs. In addition, most of our leases include fixed rental increases or Consumer Price Index-based rental increases. Lease terms typically range from one to 10 years, and often include renewal options.

Lease Expirations. As of December 31, 2021, the weighted-average remaining lease term (based on square feet) of our total occupied portfolio was approximately 4.4 years, excluding renewal options. The following table summarizes the lease expirations of our occupied portfolio for leases in place as of December 31, 2021, without giving effect to the exercise of renewal options or termination rights, if any:

($ and square feet in thousands)	Number of Leases	Occupied Square Feet		Annualized Base Rent (1)
2022	51	3,585	9.9%	$17,570	8.2%
2023	64	4,934	13.6	26,276	12.3
2024	60	4,991	13.8	28,598	13.4
2025	48	4,583	12.6	26,072	12.2
2026	58	6,223	17.2	34,881	16.3
2027	29	2,935	8.1	20,367	9.5
2028	17	2,516	6.9	15,939	7.4
2029	17	2,383	6.6	14,535	6.8
2030	6	644	1.8	3,651	1.7
Thereafter	21	3,452	9.5	26,081	12.2
Total occupied	371	36,246	100.0%	$213,970	100.0%

(1)	Annualized base rent is calculated as monthly base rent, including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2021, multiplied by 12.

Customer Diversification. As of December 31, 2021, there were two customers that individually represented more than 5.0% of total occupied square feet of our portfolio and one customer that individually represented more than 5.0% of total annualized base rent of our portfolio. The following table reflects the 10 largest customers of our portfolio, based on annualized base rent, which occupied a combined 25.2 million square feet as of December 31, 2021:

	% of Total	% of Total
Customer	Occupied Square Feet	Annualized Base Rent (1)
Amazon.com Services LLC	5.3%	7.8%
Radial, Inc.	5.9	4.2
Steelcase Inc.	3.4	3.4
US Elogistics Service Corp	1.3	1.8
Boyd Flotation, Inc.	0.9	1.6
SBS Transportation, Inc.	1.2	1.6
The Kroger Company	1.3	1.3
Lowe's Companies, Inc.	1.2	1.2
Clutter, Inc.	1.3	1.2
Patagonia, Inc.	1.3	1.1
Total	23.1%	25.2%

(1)	Annualized base rent is calculated as monthly base rent, including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2021, multiplied by 12.

The majority of our customers do not have a public corporate credit rating. We evaluate creditworthiness and financial strength of prospective customers based on financial, operating and business plan information that is provided to us by such prospective customers, as well as other market, industry, and economic information that is generally publicly available.

Industry Diversification. The table below illustrates the diversification of our portfolio by industry classifications of our customers as of December 31, 2021:

($ and square feet in thousands)	Number of Leases	Occupied Square Feet		Annualized Base Rent (1)
eCommerce / Fulfillment	21	5,565	15.3%	$32,399	15.1%
Transportation / Logistics	39	5,452	15.0	30,933	14.4
Home Furnishings	16	2,689	7.4	17,492	8.1
Food & Beverage	26	2,396	6.6	16,313	7.6
Auto	23	2,593	7.1	12,927	6.0
Manufacturing	32	1,911	5.3	12,520	5.8
Storage / Warehousing	20	2,233	6.2	12,194	5.7
Home Improvement	22	1,237	3.4	7,283	3.4
Printing	9	992	2.7	5,710	2.7
Construction / Engineering	18	896	2.5	5,474	2.5
Other	150	10,343	28.5	61,574	28.7
Total	376	36,307	100.0%	$214,819	100.0%

(1)	Annualized base rent is calculated as monthly base rent, including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2021, multiplied by 12.

Debt Obligations. Our consolidated indebtedness is currently comprised of borrowings under our line of credit, term loan and mortgage notes. As of December 31, 2021, we had approximately $2.3 billion of consolidated indebtedness with a weighted-average interest rate of 2.14%, which includes the effect of interest rate swap agreements. The weighted-average remaining term of our consolidated debt as of December 31, 2021 was 4.2 years, excluding extension options. The total gross book value of properties encumbered by our total consolidated debt as of December 31, 2021 was $1.8 billion. See “Note 6 to the Consolidated Financial Statements” in the section of this Supplement titled “Consolidated Financial Statements and Notes” for additional information.

In July 2017, the Financial Conduct Authority (“FCA”) that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee (“ARRC”), which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR in derivatives and other financial contracts. We are not able to predict when LIBOR will cease to be available or when there will be sufficient liquidity in the SOFR markets. Any changes adopted by the FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR. If that were to occur, our interest payments could change. In addition, uncertainty about the extent and manner of future changes may result in interest rates and/or payments that are higher or lower than if LIBOR were to remain available in the current form.

LIBOR is expected to be phased out or modified by June 2023, and the writing of contracts using LIBOR is expected to stop by the end of 2021. As of December 31, 2021, our term loans and $209.3 million mortgage note are our only indebtedness with initial or extended maturity dates beyond 2023 that have exposure to LIBOR. The agreements governing the term loans provide procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. As of December 31, 2021, we have interest rate swaps in place to hedge LIBOR on $350.0 million of commitments under our $415.0 million term loan and on $225.0 million of commitments under our $600.0 million term loan. Additionally, we have one interest rate cap in place on $170.0 million of borrowings under our $209.3 million mortgage note as of December 31, 2021. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2023 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.

Completed Real Property Acquisitions

The following is inserted at the end of the table in the subsection of the Prospectus titled, “Investments in Real Properties, Real Estate Securities and Debt Related Investments—Completed Real Property Acquisitions” on page 127 of the Prospectus in order to describe additional individually insignificant real property acquisitions completed as of the date of this Supplement:

($ in thousands)	Acquisition / Shell Complete Date	Ownership Percentage	Purchase Price (1)	Purchase Price Capitalization Rate		Rentable Square Feet	Leased Rate

Build-To-Core Logistics Portfolio II—Various Markets	2/15/22	100.0%	$365,377	3.1	%(2)	1,704,000	96.1%

(1)	Amount represents the initial purchase price and includes consideration paid for our joint venture interest, our incentive distributions and our incremental additional investment to effect the BTC II Partnership Transaction, as described in the section titled “February 28, 2022 NAV Per Share.”
(2)	We acquired this portfolio with in-place leases below-market rent for this type of property and location. If the rent under each lease was at the current market rate, we estimate that the purchase price capitalization rate would be 3.7%. There is no assurance that, upon expiration of each lease, we will renew or re-lease the respective building at the then-current market rent rate. Purchase price capitalization rate also excludes two development properties that have projected capital improvement requirements that differ from our core operating portfolio.

Probable Real Property Acquisitions

The following table summarizes our probable real property acquisitions as of the date of this Supplement:

($ in thousands)	Estimated Closing Quarter (1)	Ownership Percentage	Expected Purchase Price (2)	Rentable Square Feet	Leased Rate
Connection Park—San Antonio, TX	Q1-23	100.0%	$48,522	490,000	—%

(1)	The consummation of this acquisition is subject to our completion of due diligence and various closing conditions to be met by the parties to the acquisition. There can be no assurance this acquisition will be completed.
(2)	Reflects the contract purchase price exclusive of transfer taxes, due diligence expenses, and other closing costs.
●	DISTRIBUTIONS
1) We have declared monthly distributions for each class of our common stock. To date, each class of our common stock has received the same gross distribution per share. Monthly gross distributions were $0.0454 per share for each share class for the month of February 2022 and were paid to all stockholders of record as of the close of business on February 28, 2022. The net distribution per share is calculated as the gross distribution per share less any distribution fees that are payable monthly with respect to Class T shares and Class D shares (formerly designated as Class W shares). Since distribution fees are not paid with respect to Class I shares, the net distributions payable with respect to Class I shares are equal to the gross distributions payable with respect to Class I shares. The table below details the net distributions for each class of our common stock for the period presented:

Net Distributions per Share
		Class T	Class D	Class I
Month	Pay Date	Share	Share	Share
February 2022	3/1/2022	$0.037	$0.043	$0.045
2) The following information should be read in conjunction with the sections titled “Prospectus Summary—Distribution Policy,” “Risk Factors—Risks Related to Investing in this Offering—We may have difficulty completely funding our distributions with funds provided by cash flows from operating activities...” and “Description of Capital Stock—Distributions” beginning on pages 28, 58, and 205, respectively, of the Prospectus:

We intend to continue to accrue and make distributions on a regular basis. For the year ended December 31, 2021, approximately 50.0% of our total gross distributions were paid from cash flows from operating activities, as determined on a GAAP basis, and 50.0% of our total gross distributions were funded from sources other than cash flows from operating activities, as determined on a GAAP basis; specifically 50.0% of our total gross distributions were funded with proceeds from shares issued pursuant to our distribution reinvestment plan. Some or all of our future distributions may be paid from sources other than cash flows from operating activities, such as cash flows from financing activities, which include borrowings (including borrowings secured by our assets), proceeds from the issuance of shares pursuant to our distribution reinvestment plan, proceeds from sales of assets, interest income from our cash balances, and the net proceeds from primary shares sold in our public offerings. We have not established a cap on the amount of our distributions that may be paid from any of these sources. The amount of any distributions will be determined by our board of directors, and will depend on, among other things, current and projected cash requirements, tax considerations and other factors deemed relevant by our board.

There can be no assurances that the current distribution rate or amount per share will be maintained. In the near-term, we expect that we may need to continue to rely on sources other than cash flows from operations, as determined on a GAAP basis, to pay distributions, which if insufficient could negatively impact our ability to pay such distributions. See “Prospectus Summary—Compensation to the Advisor and its Affiliates—Expense Support Agreement” and “Management Compensation—Expense Support Agreement” for further detail regarding the waiver and expense support agreement among us, the Operating Partnership and the Advisor.

The following table outlines sources used, as determined on a GAAP basis, to pay total gross distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan (“DRIP”)) for the years ended as of the dates indicated below:

	For the Year Ended December 31, 2021		For the Year Ended December 31, 2020
($ in thousands)	Amount	Percentage	Amount	Percentage
Distributions
Paid in cash (1)	$54,749	50.0%	$30,927	50.2%
Reinvested in shares	54,719	50.0	30,655	49.8
Total	$109,468	100.0%	$61,582	100.0%
Sources of Distributions
Expense support (2)	$—	—%	$12,438	20.2%
Cash flows from operating activities	54,749	50.0	891	1.4
Borrowings	—	—	17,598	28.6
DRIP (3)	54,719	50.0	30,655	49.8
Total	$109,468	100.0%	$61,582	100.0%

(1)	Includes distribution fees relating to Class T shares and Class D shares issued in the primary portion of our public offerings. See “Note 12 to the Consolidated Financial Statements” in the section of this Supplement titled “Consolidated Financial Statements and Notes” for further detail regarding the ongoing distribution fees.
(2)	The Advisor provided expense support of $13.5 million and we reimbursed the Advisor $13.5 million during the year ended December 31, 2020. The expense support agreement was not renewed after the expiration of its effective term on December 31, 2020 and we did not receive additional expense support from the Advisor during the year ended December 31, 2021. Expense support from the Advisor used to pay distributions is presented above without the effect of our reimbursements to the Advisor of previously deferred fees and other expenses. See “Note 12 to the Consolidated Financial Statements” in the section of this Supplement titled “Consolidated Financial Statements and Notes” for further detail on the expense support from and reimbursement to the Advisor in prior years.
(3)	Stockholders may elect to have their distributions reinvested in shares of our common stock through our distribution reinvestment plan.

●	REDEMPTIONS

For the year ended December 31, 2021, we received eligible redemption requests for approximately 2.4 million shares of our common stock, all of which we redeemed using cash flows from financing activities, for an aggregate amount of approximately $25.1 million, or an average price of $10.68 per share. For the year ended December 31, 2020, we received eligible redemption requests for approximately 0.5 million shares of our common stock, all of which we redeemed using cash flows from financing activities, for an aggregate amount of approximately $4.9 million, or an average price of $9.87 per share. Our share redemption program states, for each calendar quarter redemptions will be limited to 5% of the aggregate NAV of all classes of shares as of the last calendar day of the previous calendar quarter.

UPDATE ON OUR ASSETS AND PERFORMANCE

As of February 28, 2022, our leverage ratio was approximately 32.9% (calculated as outstanding principal balance of our borrowings less cash and cash equivalents, divided by the fair value of our real property and our net investment in an unconsolidated joint venture partnership).

As of February 28, 2022, we directly owned and managed a real estate portfolio that included 202 industrial buildings totaling approximately 39.3 million square feet located in 29 markets throughout the U.S., with 354 customers, and was 96.8% occupied (99.2% leased) with a weighted-average remaining lease term (based on square feet) of 4.5 years. The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced.

The following table sets forth the total shareholder returns for the periods ended February 28, 2022:

	Trailing One-Month (1)	Year-to-Date (1)	One-Year (Trailing 12-Months)(1)	Since NAV Inception Annualized (1)(2)(3)
Class T Share Total Return (without sales charge) (3)	6.04%	9.21%	38.77%	12.10%
Class T Share Total Return (with sales charge) (3)	1.27%	4.29%	32.52%	10.91%
Class D Share Total Return (3)	6.09%	9.31%	39.28%	14.04%
Class I Share Total Return (3)	6.11%	9.35%	39.90%	13.16%

(1)	Performance is measured by total return, which includes income and appreciation (i.e., distributions and changes in NAV) and reinvestment of all distributions (“Total Return”) for the respective time period. Past performance is not a guarantee of future results. Performance data quoted above is historical. Current performance may be higher or lower than the performance data quoted. Actual individual stockholder returns will vary. The returns have been prepared using unaudited data and valuations of the underlying investments in our portfolio, which are estimates of fair value and form the basis for our NAV. Valuations based upon unaudited or estimated reports from the underlying investments may be subject to later adjustments or revisions, may not correspond to realized value and may not accurately reflect the price at which assets could be liquidated on any given day.
(2)	The inception date for Class I shares and Class T shares was November 1, 2017, which is when shares of our common stock were first issued to third-party investors in our initial public offering. The inception date for Class D shares was July 2, 2018, which is when Class D shares of common stock were first issued to third-party investors.
(3)	The Total Returns presented are based on the actual NAVs at which stockholders transacted, calculated pursuant to our valuation procedures. With respect to the “Class T Share Total Return (with sales charge),” the Total Returns are calculated assuming the stockholder also paid the maximum upfront selling commission, dealer manager fee and ongoing distribution fees in effect during the time period indicated. With respect to “Class T Share Total Return (without sales change),” the Total Returns are calculated assuming the stockholder did not pay any upfront selling commission or dealer manager fee, but did pay the maximum ongoing distribution fees in effect during the time period indicated. From NAV inception to January 31, 2020, these NAVs reflected mark-to-market adjustments on our borrowing-related debt instruments and our borrowing-related interest rate hedge positions. See Item 5 in Part II of our Annual Report on Form 10-K for the year ended December 31, 2020 for additional information on the impact of not continuing to mark these instruments to market on the calculation of our Total Returns.

●	FEES AND EXPENSES PAYABLE TO THE ADVISOR, THE DEALER MANAGER AND THEIR AFFILIATES

1) The following data supplements, and should be read in conjunction with the tables in the section of the Prospectus titled “Prospectus Summary—Compensation to the Advisor and its Affiliates” and “Management Compensation” on pages 22 and 169 to 171, respectively, of the Prospectus:

The table below summarizes the fees and expenses incurred by the Company for services provided by the Advisor and its affiliates, and by the Dealer Manager related to the services described above, and any related amounts payable.

	For the Year Ended December 31,		Payable as of
(in thousands)	2021	2020	December 31, 2021	December 31, 2020
Selling commissions and dealer manager fees—the Dealer Manager (1)	$15,046	$39,190	$—	$—
Ongoing distribution fees—the Dealer Manager (1)(2)	16,022	10,634	1,779	1,122
Advisory fee—fixed component—the Advisor	28,558	9,653	3,864	1,345
Performance participation allocation—the Advisor	81,185	9,640	81,185	9,640
Other expense reimbursements—the Advisor (3)(4)	11,434	9,928	707	2,706
Property accounting fee—the Advisor (5)	1,262	603	166	59
DST Program selling commissions, dealer manager fees and distribution fees—the Dealer Manager (1)	3,527	—	190	—
Other DST Program related costs—the Advisor (4)	5,925	—	61	—
Development fees—the Advisor (6)	937	24	78	24
Total	$163,896	$79,672	$88,030	$14,896

(1)	All or a portion of these amounts will be retained by, or reallowed (paid) to, participating broker-dealers and servicing broker-dealers.
(2)	The distribution fees are payable monthly in arrears. Additionally, the Company accrues for future estimated amounts payable related to ongoing distribution fees. The future estimated amounts payable were approximately $85.4 million and $45.0 million as of December 31, 2021 and 2020, respectively.
(3)	Other expense reimbursements include certain expenses incurred for organization and offering, acquisition and general administrative services provided to us under the advisory agreement, including, but not limited to, certain expenses described below after footnote 6, allocated rent paid to both third parties and affiliates of the Advisor, equipment, utilities, insurance, travel and entertainment.
(4)	Includes costs reimbursed to the Advisor related to the DST Program.
(5)	The cost of the property management fee, including the property accounting fee, is generally borne by the tenant or tenants at each real property, either via a direct reimbursement to the Company or, in the case of tenants subject to a gross lease, as part of the lease cost. In certain limited circumstances, the Company may pay for a portion of the property management fee, including the property accounting fee, without reimbursement from the tenant or tenants at a real property.
(6)	Development fees are included in the total development project costs of the respective properties and are capitalized in construction in progress, which is included in net investment in real estate properties on the Company’s consolidated balance sheets. Amounts also include the Company’s proportionate share of development acquisition fees relating to the BTC Partnerships, which are included in investment in unconsolidated joint venture partnership(s) on the Company’s consolidated balance sheets.

2) The following supplements, and should be read in conjunction with, the disclosure concerning operating expense reimbursements contained on page 154 in the section of the Prospectus titled “The Advisor and the Advisory Agreement—The Advisory Agreement—Advisory Fee and Expense Reimbursements”:

Generally, we are prohibited by our charter from incurring total operating expenses which, at the end of the four preceding fiscal quarters exceeds the greater of: (i) 2.0% of our average invested assets, or (ii) 25.0% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period (the “2%/25% Limitation”). For these purposes, total operating expenses exclude rental expenses, real estate-related depreciation and amortization expense, interest expense, acquisition expenses, taxes and impairments. Our charter requires that we calculate the figures used in determining whether operating expenses have exceeded the 2%/25% Limitation in accordance with GAAP applied on a consistent basis. Notwithstanding the above, we may incur total operating expenses in excess of this limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. Our total operating expenses exceeded the 2%/25% Limitation as of the four fiscal quarters ended December 31, 2021. All of our independent directors determined that the excess expenses were justified based upon a review of unusual and non-recurring factors, including but not limited to: the strong performance of our portfolio driven by the continued, unprecedented demand in the industrial property sector and the resulting significant growth in our NAV and total return generated for the period which, in combination with the incentive distributions we received from the BTC I Partnership and the BTC II Partnership in the fourth quarter of 2020 and 2021, respectively, drove a significant increase in the performance participation allocation. Other factors considered include our continued, strong capital raise and the timing of our deployment during the period, including the acquisition of three large portfolios during the year. The calculation of the performance participation allocation is based in part on our calculation of NAV, which takes into account any increases or decreases in the fair market value of our investments in real estate, meaning that generally, as NAV increases and the corresponding total return generated for stockholders increases, the performance participation allocation increases. However, as noted above, unlike our NAV and the performance participation allocation, the 2%/25% Limitation is calculated in accordance with GAAP and the calculation of net income for purposes of the limitation does not take into account the significant fair market value gains generated by our investments in real estate for the period, resulting in an incongruous comparison between total operating expenses and the 2%/25% Limitation.

●	HISTORICAL COMPANY-LEVEL EXPENSES

During the year ended December 31, 2021, we incurred certain company-level expenses at an annualized rate equal to approximately 5.71% of our average NAV. Such fund-level expenses comprised (i) an advisory fee equal to an annualized 4.97% of our average NAV, which included a performance fee of 3.67%, (ii) general and administrative expenses equal to an annualized 0.40% of our average NAV and (iii) organization and offering costs equal to an annualized 0.34% of our average NAV. Said differently, for each $1,000 in net proceeds that we received from the sale of shares after deducting upfront fees and commissions, we incurred approximately $63 in these company-level expenses during 2021.

The information above should not be considered a representation of future company-level expenses, which are dependent on a number of factors, including but not limited to our performance which affects the performance fee that we pay. From time to time we may change the fees and expense reimbursements we pay to our Advisor and Dealer Manager. In addition, investors in this offering may also be subject to upfront selling commissions and dealer manager fees, and ongoing distribution fees.  Furthermore, we incur other investment-related expenses not included in the paragraph above such as, but not limited to, interest expense from borrowings and investment and property-level expenses (e.g. real estate taxes, property insurance and other real estate operating expenses).  See “Prospectus Summary—Compensation to the Advisor and its Affiliates” in the Prospectus for a more detailed explanation of the fees and expenses payable to the Advisor and its affiliates.

●	CERTAIN HISTORICAL NAV INFORMATION

The following table shows our NAV per share at the end of each quarter during 2021:

Date	Class T	Class D	Class I	OP Units
December 31, 2021	$12.5007	$12.5007	$12.5007	$12.5007
September 30, 2021	11.5332	11.5332	11.5332	11.5332
June 30, 2021	10.5692	10.5692	10.5692	10.5692
March 31, 2021	10.2031	10.2031	10.2031	10.2031
●	EXPERTS

The accompanying consolidated balance sheets of Ares Industrial Real Estate Income Trust Inc. and subsidiaries as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three year period ended December 31, 2021, and the related notes and financial statement schedule III, have been included in this Supplement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The statements included in this Supplement under the section titled “February 28, 2022 NAV Per Share” relating to the role of Altus Group U.S. Inc. have been reviewed by Altus Group U.S. Inc., an independent valuation advisor, and are included in this Supplement given the authority of such advisor as experts in real estate valuations.

●NET ASSET VALUE CALCULATION AND VALUATION PROCEDURES

Our board of directors amended our Net Asset Value Calculation and Valuation Procedures, which we refer to as our valuation procedures, effective as of February 28, 2022, in order to, among other things, clarify certain of the procedures followed in the calculation of our NAV. Set forth below are updates to the “Net Asset Value Calculation and Valuation Procedures” section of the Prospectus, reflecting the amended valuation procedures.

1. The following supersedes and replaces the second paragraph under the caption “Real Property” on page 187 of the Prospectus in the section titled “Net Asset Value Calculation and Valuation Procedures—Valuation—Valuation of Consolidated Assets and Liabilities:”

Excluding real properties that are bought or sold during a given calendar year, each real property is appraised by a Third-Party Appraisal Firm at least once per calendar year and such appraisal is reviewed by the Advisor and our Independent Valuation Advisor. We seek to schedule the appraisals by Third-Party Appraisal Firms evenly throughout the calendar year, such that an approximately equal portion of the real properties in our portfolio are appraised by a Third-Party Appraisal Firm each month, although we may have more or fewer appraisals in an individual month. In its review, our Independent Valuation Advisor, will provide an opinion as to the reasonableness of each appraisal report from Third-Party Appraisal Firms as well as provide a second, independent appraisal as part of its regular monthly appraisal duties, as described below. Valuation discrepancies between the appraisal provided by the Third-Party Appraisal Firm and the appraisal provided by our Independent Valuation Advisor are subject to our valuation dispute resolution procedures. Under these procedures, if the Third-Party Appraisal Firm and our Independent Valuation Advisor are unable to reconcile the key differences between the two appraisals, we will use the appraisal from our Independent Valuation Advisor in the calculation of our NAV until a new appraisal from a different Third-Party Appraisal Firm is obtained, reviewed for reasonableness by the Independent Valuation Advisor and used as the appraised value.

2. The following supersedes and replaces the second, third and fourth paragraphs under the caption “Real Estate-Related Assets and Other Assets” on page 189 of the Prospectus in the section titled “Net Asset Value Calculation and Valuation Procedures—Valuation—Valuation of Consolidated Assets and Liabilities:”

Other assets also include individual investments in mortgages, mortgage participations, mezzanine loans (collectively, “Loan Assets”), and loans associated with our DST Program (as described under the “Valuation of Assets and Liabilities Associated with the DST Program” heading below) that are included in our determination of NAV at estimated fair value using widely accepted valuation methodologies.

Pursuant to our valuation procedures, our board of directors, including a majority of our independent directors, approves the pricing sources of our Real Estate-Related Assets and other assets. In general, these sources are third parties other than our Advisor. However, we may utilize the Advisor or an Ares affiliate as a pricing source if the asset is not considered material to the Company or there are no other pricing sources reasonably available, and provided that our board of directors, including a majority of our independent directors, must approve the initial valuation performed by our Advisor and any subsequent material adjustments made by our Advisor.

The Independent Valuation Advisor provides the monthly valuations of Loan Assets. The Independent Valuation Advisor generally does not act as the third-party pricing source for the remaining other assets described in this section, although it may, under certain circumstances, be engaged to do so.

3. The following supersedes and replaces the content under the caption “Liabilities—Property-Level Mortgages, Corporate-Level Credit Facilities and Interest Rate Hedges” on pages 189 through 190 of the Prospectus in the section titled “Net Asset Value Calculation and Valuation Procedures—Valuation—Valuation of Consolidated Assets and Liabilities:”

Our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity, including those subject to interest rates hedges, are valued at par (i.e. at their respective outstanding balances) by the Advisor. Because we often utilize interest rate hedges to stabilize interest payments (i.e. to fix all-in interest rates through interest rate swaps or to limit interest rate exposure through interest rate caps) on individual loans, each loan and associated interest rate hedge are treated as one financial instrument which are valued at par if intended to be held to maturity (which for fixed rate debt not subject to interest rate hedges may be the date near maturity at which time the debt will be eligible for prepayment at par for purposes herein). This policy of valuing at par will apply regardless of whether any given interest rate hedge is considered as an asset or liability for GAAP purposes. Notwithstanding, if we acquire an investment and assume associated in-place debt from the seller that is above or below market, then consistent with how we recognize assumed debt for GAAP purposes when acquiring an asset with pre-existing debt in place, the liabilities used in the determination of our NAV will include the market value of such debt. The associated premium or discount on such debt as of closing that is reflected in our liabilities will then be amortized through loan maturity. Per the real property valuation policy described above, the corresponding investment is valued on an unlevered basis for purposes of determining NAV. Accordingly, all else equal, we would not recognize an immediate gain or loss to our NAV upon acquisition of an investment whereby we assume associated pre-existing debt that is above or below market.

Our property-level mortgages and corporate-level credit facilities that are not intended to be held to maturity (in conjunction with any associated interest rate hedges that are not intended to be held to maturity) are fair valued by the Advisor using widely accepted valuation methodologies based on information provided by various qualified third-party valuation experts and data sources. Our Independent Valuation Advisor will review the Advisor’s fair value estimates for the property-level mortgages and corporate-level credit facilities that are not intended to be held to maturity, excluding any impacts from interest rate hedges.

Estimated prepayment penalties will not factor into the valuation of our debt unless an interest rate hedge is definitively not intended to be held to maturity, in which case a hedge mark to market adjustment will be made at such time using a third-party pricing source.

Debt that is not intended to be held to maturity means any property-level mortgages that we definitively intend to prepay in association with any asset considered as held-for-sale from a GAAP perspective, other property-level mortgages or corporate-level credit facilities that we definitively intend to prepay, or any interest rate hedge that we definitively intend to terminate.

In addition, for non-recourse mortgages and interest rate hedges, the combined value of the net liability for each mortgage and associated interest rate hedge is limited to the value of the underlying asset(s), so as to not make the equity of such asset(s) less than zero.

Costs and expenses incurred to secure financings are amortized over the life of the applicable loan. Unless costs can be specifically identified, we allocate the financing costs and expenses incurred with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the amount of proceeds from each loan.

4. The following supersedes and replaces the second paragraph under the caption “Valuation of Assets and Liabilities Associated with the DST Program” on page 190 of the Prospectus in the section titled “Net Asset Value Calculation and Valuation Procedures—Valuation—Valuation of Consolidated Assets and Liabilities:”

Due to our continuing involvement with the DST Properties through the master lease arrangements and the FMV Options, we will include DST Properties in our determination of NAV at fair market value in the same manner as described under “Real Property” above. In addition, the cash received by us or a DST Investor Loan made by us in exchange for the sale of interests in a DST Property will be valued as assets and shall initially equal the value of the real property subject to the master lease, which will be valued as a liability. Accordingly, the sale of interests in a DST Property has no initial net effect to our NAV. Thereafter, our Independent Valuation Advisor will value the real property subject to the master lease liability quarterly using a discounted cash flow methodology, and the Advisor may value the real property subject to master lease liability for purposes of determining our NAV in interim months. Therefore, any differences between the fair value of the underlying real property and the fair value of the real property subject to the master lease obligations will accrue into our NAV not less frequently than quarterly. The Advisor will value any loan assets used to purchase interests in the DST Program using widely accepted methodologies for determining fair values for debt assets and debt liabilities, with such values reviewed for reasonableness by our Independent Valuation Advisor.

5. The following supersedes and replaces the content under the caption “Estimated NAV of Unconsolidated Investments” on pages 190 through 191 of the Prospectus in the section titled “Net Asset Value Calculation and Valuation Procedures—Valuation—Valuation of Consolidated Assets and Liabilities:”

Excluding real properties that are bought or sold during a given calendar year, each real property held through a joint venture or partnership that is considered an unconsolidated investment will be appraised by a Third-Party Appraisal Firm at least once per calendar year for purposes of determining our NAV. For valuations during interim periods, either the Advisor will determine the estimated fair value of the real properties owned by unconsolidated affiliates or we will utilize interim valuations determined pursuant to valuation policies and procedures for such joint ventures or partnerships. The Advisor will also determine on a monthly basis the fair value of any other applicable assets and liabilities of the joint venture using similar practices that we utilize for our consolidated portfolio.

Once the associated fair values of assets and liabilities are determined, the value of our interest in any joint venture or partnership is then determined by using a hypothetical liquidation calculation based on our ownership percentage of the joint venture or partnership’s estimated NAV. If deemed an appropriate alternative to fair valuing applicable assets and liabilities individually, unconsolidated assets and liabilities held in a joint venture or partnership that acquires multiple real properties over time may be valued as a single investment. The value of our interest in any joint venture or partnership that is a minority interest or is restricted as to salability or transferability may reflect or be adjusted for a minority or liquidity discount. In determining the amount of such discount, consideration may be given to a variety of factors, including, without limitation, the nature and length of such restriction.

Our Independent Valuation Advisor is generally not responsible for providing monthly appraisals of unconsolidated real properties, reviewing third-party appraisals of unconsolidated real properties, or valuing our unconsolidated investments per these valuation procedures; however, it may be engaged to do so.

●	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our consolidated financial statements and notes thereto included in this Supplement. The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 9, 2022 for a description of these risks and uncertainties.

OVERVIEW

General

Ares Industrial Real Estate Income Trust Inc. is a Maryland corporation formed on August 12, 2014 to make investments in income-producing real estate assets consisting primarily of high-quality distribution warehouses and other industrial properties that are leased to creditworthy corporate customers. We currently operate as a REIT for U.S. federal income tax purposes, and elected to be treated as a REIT beginning with our taxable year ended December 31, 2017. We utilize an UPREIT organizational structure to hold all or substantially all of our assets through the Operating Partnership.

We intend to conduct a continuous offering that will not have a predetermined duration, subject to continued compliance with the rules and regulations of the SEC and applicable state laws. In order to execute this strategy in compliance with federal securities laws, we intend to file new registration statements to replace existing registration statements, such that there will not be any lag from one offering to the next. On August 4, 2021, the SEC declared our registration statement on Form S-11 with respect to our third public offering of up to $5.0 billion of shares of our common stock effective, and the third public offering commenced the same day. Our second public offering of up to $2.0 billion of shares of common stock was terminated immediately upon the effectiveness of the registration statement for the third public offering. Under the third public offering, we are offering up to $3.75 billion of shares of our common stock in the primary offering and up to $1.25 billion of shares of our common stock pursuant to our distribution reinvestment plan, in any combination of Class T shares, Class D shares and Class I shares. We may reallocate amounts between the primary offering and distribution reinvestment plan.

Pursuant to our public offerings, we offered and continue to offer shares of our common stock at the “transaction price,” plus applicable selling commissions and dealer manager fees. The “transaction price” generally is equal to the net asset value (“NAV”) per share of our common stock most recently disclosed. Our NAV per share is calculated as of the last calendar day of each month for each of our outstanding classes of common stock, and is available generally within 15 calendar days after the end of the applicable month. Shares issued pursuant to our distribution reinvestment plan are offered at the transaction price, as indicated above, in effect on the distribution date. We may update a previously disclosed transaction price in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. See Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Net Asset Value” of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 9, 2022 for further detail.

Additionally, we have a program (the “DST Program”) to raise capital through private placement offerings by selling beneficial interests in specific Delaware statutory trusts holding real properties (the “DST Interests”). These private placement offerings are exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act. We anticipate that these interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Code. We expect that the DST Program will give us the opportunity to expand and diversify our capital raise strategies by offering what we believe to be an attractive and unique investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions. We also make loans (“DST Program Loans”) to finance no more than 50% of the purchase price of the DST Interests to certain purchasers of the interests in the Delaware statutory trusts. During 2021, we sold $492.2 million of gross interests related to the DST Program, $68.8 million of which were financed by DST Program Loans. See “Note 7 to the Consolidated Financial Statements” in Item 8, “Financial Statements and Supplementary Data” for additional detail regarding the DST Program.

As of December 31, 2021, we had raised gross proceeds of approximately $2.7 billion from the sale of 259.8 million shares of our common stock, including shares issued pursuant to our distribution reinvestment plan. See “Note 9 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for information concerning our public offerings.

As of December 31, 2021, we directly owned and managed a total real estate portfolio that included 193 industrial buildings totaling approximately 37.6 million square feet located in 28 markets throughout the U.S., with 348 customers, and was 96.6% occupied (97.6% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.4 years. The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced. Refer to “Note 3 to the Consolidated Financial

Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for detail regarding our 2021 acquisition activity. As of December 31, 2021, our total real estate portfolio included:

●	183 industrial buildings totaling approximately 36.1 million square feet comprised our operating portfolio, which includes stabilized properties, and was 98.3% occupied (98.3% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.4 years; and
●	10 industrial buildings totaling approximately 1.5 million square feet comprised our value-add portfolio, which includes buildings acquired with the intention to reposition or redevelop, or buildings recently completed which have not yet reached stabilization. We generally consider a building to be stabilized on the earlier to occur of the first anniversary of a building’s shell completion or a building achieving 90% occupancy.

On July 15, 2020, we acquired minority ownership interests in two joint venture partnerships, the BTC I Partnership and the BTC II Partnership, for $301.0 million in cash paid at closing, exclusive of due diligence expenses and other closing costs. As of the date of acquisition, the joint venture partnerships’ aggregate real estate portfolios consisted of 64 acquired or completed buildings and 18 buildings under construction or in the pre-construction phase.

On June 15, 2021, we, along with our joint venture partners, entered into the BTC I Partnership Transaction to split the BTC I Portfolio, which, prior to the transaction, consisted of 44 buildings totaling approximately 12.1 million square feet. As a result of the BTC I Partnership Transaction (described further in “Note 5 to the Consolidated Financial Statements”), we own a 100% interest in 22 buildings that were previously part of the BTC I Portfolio, totaling approximately 5.4 million square feet with a total cost of $876.7 million, which includes the cost of our minority joint venture interest in the BTC I Partnership and our incremental additional investment of approximately $580 million, exclusive of transaction costs, to effect the split of the BTC I Portfolio.

As of December 31, 2021, we owned and managed 29 buildings totaling approximately 6.9 million square feet and six buildings either under construction or in pre-construction phase totaling approximately 1.8 million square feet, through our 12.0% minority ownership interest in the BTC II Partnership (as described in “Note 5 to the Consolidated Financial Statements”). Unless otherwise noted, these buildings are excluded from the presentation of our portfolio data herein. See “Note 17 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for information regarding transactions effected subsequent to December 31, 2021 with respect to the BTC II Partnership.

We have used, and intend to continue to use, the net proceeds from our offerings primarily to make investments in real estate assets. We may use the net proceeds from our offerings to make other real estate-related investments and debt investments and to pay distributions. The number and type of properties we may acquire and debt and other investments we may make will depend upon real estate market conditions, the amount of proceeds we raise in our offerings, and other circumstances existing at the time we make our investments.

Our primary investment objectives include the following:

●	preserving and protecting our stockholders’ capital contributions;
●	providing current income to our stockholders in the form of regular distributions; and
●	realizing capital appreciation in our NAV from active investment management and asset management.

There is no assurance that we will attain our investment objectives. Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. In most cases these limitations cannot be changed unless our charter is amended, which may require the approval of our stockholders.

We may acquire assets free and clear of mortgage or other indebtedness by paying the entire purchase price in cash or equity securities, or a combination thereof, and we may selectively encumber all or only certain assets with debt. The proceeds from our borrowings may be used to fund investments, make capital expenditures, pay distributions, and for general corporate purposes.

We expect to manage our corporate financing strategy under the current mortgage lending and corporate financing environment by considering various lending sources, which may include long-term fixed-rate mortgage loans, floating-rate mortgage notes, unsecured or secured lines of credit or term loans, private placement or public bond issuances, and the assumption of existing loans in connection with certain property acquisitions, or any combination of the foregoing.

Real Estate Outlook

The U.S. economic environment in 2021 saw meaningful improvements over 2020, but was still impacted by the COVID-19 pandemic. Gross domestic product (“GDP”) continued to recover from the steep decline in 2Q20 while unemployment continues to improve. With continued vaccine success, we expect moderate economic growth in the U.S. next year as recovery continues, leading to further employment growth and business expansion. However, such economic growth may be hindered in the event that additional serious variants emerge. Further, inflation is at a 40-year high. While this is in line with economist estimates, its impact on the U.S. economy and the impact of any measures that may be taken by government officials to curb inflation remain uncertain. The U.S. industrial real estate sector continued its strong performance and remains healthy as we look forward to 2022. E-commerce growth and evolving supply chain dynamics are expected to continue to drive positive demand for warehouse space as companies expand and upgrade their distribution networks and supply chains.

The U.S. industrial real estate sector continues to benefit from positive net absorption (the net change in total occupied industrial space), low vacancy rates, and continued rent growth in our primary target markets. Consistent with recent experience and based on current market conditions, we expect average net effective rental rates on new leases signed during 2022 to be higher than the rates on expiring leases.

Technological advancements, shifting consumer preferences, and the resultant supply chain innovations have supported continued growth of e-commerce, and has only accelerated as a result of COVID-19. E-commerce sales are forecasted to reach 30% of total retail sales by 2030, up from approximately 14% in 2021. As online sales grow and more retailers continue to adapt to changing consumer preferences and technologies, the need for highly functional warehouse space near major cities is expected to increase. Disruptions in global supply chains may also lead to increased demand for warehouse space as users may restock goods at higher inventory levels and look to real estate to improve the efficiency of logistics operations.

Inflation expectations have driven additional demand for real estate, which has historically acted as a hedge against inflation and could further benefit the industrial sector. Heightened policy uncertainty will continue to weigh on global economies and capital flows throughout the coming year. However, capital markets outlook for industrial real estate remains strong as institutional investor demand continues to increase in part driven by both the current industrial real estate fundamentals and the ongoing secular shift to online consumer spending.

RESULTS OF OPERATIONS

Summary of 2021 Activities

During the year ended December 31, 2021, we completed the following activities:

●	Our NAV increased to $12.50 per share as of December 31, 2021 as compared to $10.14 per share as of December 31, 2020. This increase is primarily due to the performance of our portfolio, driven by strong leasing, above-average market rent growth, and significantly increased demand in the industrial property sector. The performance of our portfolio was also driven by the acquisition of 128 properties during the year ended December 31, 2021, for an aggregate purchase price of $3.5 billion, which is equal to the total consideration paid.
●	We raised $1.3 billion of gross equity capital from our public offerings. Additionally, we raised $492.2 million of gross capital through private placement offerings by selling DST Interests, $68.8 million of which were financed by DST Program Loans.
●	We entered into a term loan agreement for an aggregate principal amount of $600.0 million, with a five-year term. The term loan’s effective interest rate is calculated based on LIBOR plus a margin ranging from 1.35% to 2.20%, depending on our consolidated leverage ratio.
●	We entered into three interest rate swaps on our $600.0 million term loan with an aggregate notional amount of $225.0 million. These interest rate swaps effectively fix LIBOR at a weighted-average of 0.65% and results in an all-in interest rate for $225.0 million of borrowings on our $600.0 million term loan ranging from 2.00% to 2.85%, depending on our consolidated leverage ratio.
●	We entered into a secured mortgage note in the amount of $209.3 million with a four-year term, which may be extended pursuant to a one-year extension option. We also entered into an interest rate cap on the $209.3 million mortgage note with a notional amount of $170.0 million, which caps our all-in interest rate at 3.50% for this portion of the note.
●	We entered into a secured floating-rate mortgage note in the amount of $461.1 million, with a seven-year term and a fixed interest rate of 2.85%.
●	We entered into a secured floating-rate mortgage note for an aggregate principal amount of $408.0 million with a three year term, which may be extended pursuant to two one-year extension options. We also entered into an interest rate cap on the $408.0 million term loan with a notional amount of $408.0 million, which caps our all-in interest rate at 3.50%.
●	We leased approximately 2.7 million square feet, which included 1.5 million square feet of new and future leases and 1.2 million square feet of renewals through 39 separate transactions with an average annual base rent of $7.23 per square foot.

●	During 2021, the BTC II Partnership met certain return thresholds, resulting in an incentive fee distribution to partners. We elected to receive our portion of the incentive fee distribution as an increase of our interest in the BTC II Partnership from 8.0% to 12.0%, in lieu of cash. The increase in the Company’s ownership was recognized as earnings of $47.7 million on the consolidated statement of operations in the fourth quarter of 2021.

We are in the acquisition phase of our life cycle, and the results of our operations are primarily impacted by the timing of our acquisitions and the equity raised through our public offerings. Accordingly, our operating results for the years ended December 31, 2021, 2020 and 2019 are not directly comparable, nor are our results of operations for the year ended December 31, 2021 indicative of those expected in future periods. We believe that our revenues, operating expenses and interest expense will continue to increase in future periods as a result of continued growth in our portfolio and as a result of the incremental effect of anticipated future acquisitions of industrial real estate properties.

Portfolio Information

Our owned and managed portfolio was as follows:

	As of December 31,
(square feet in thousands)	2021	2020
Portfolio data:
Total buildings	193	65
Total rentable square feet	37,583	12,810
Total number of customers	348	117
Percent occupied of operating portfolio (1)	98.3%	99.1%
Percent occupied of total portfolio (1)	96.6%	94.4%
Percent leased of operating portfolio (1)	98.3%	99.3%
Percent leased of total portfolio (1)	97.6%	94.6%

(1)	See “Overview—General” above for a description of our operating portfolio and our total portfolio (which includes our operating and value-add portfolios) and for a description of the occupied and leased rates.

Results for the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

The following table summarizes the changes in our results of operations for the year ended December 31, 2021, as compared to the year ended December 31, 2020. We evaluate the performance of consolidated operating properties we own and manage using a same store analysis because the population of properties in this analysis is consistent from period to period, thereby eliminating the effects of any material changes in the composition of the aggregate portfolio on performance measures. We have defined the same store portfolio to include consolidated operating properties owned for the entirety of both the current and prior reporting periods for which the operations had been stabilized. Unconsolidated properties are excluded from the same store portfolio because we account for our interest in the joint venture partnership using the equity method of accounting; therefore, our proportionate share of income and loss is recognized in income (loss) of unconsolidated joint venture partnership(s) on the consolidated statements of operations. “Other properties” includes buildings not meeting the same store criteria. The same store operating portfolio for the periods presented below include 45 buildings totaling approximately 8.5 million square feet owned as of January 1, 2020, which represented 22.6% of total consolidated rentable square feet, 38.3% of total revenues, and 38.1% of net operating income (loss) for the year ended December 31, 2021.

	For the Year Ended December 31,
(in thousands, except per share data)	2021	2020	Change	% Change
Rental revenues:
Same store operating properties	$67,787	$66,836	$951	1.4%
Other properties	109,282	12,560	96,722	NM	%
Total rental revenues	177,069	79,396	97,673	NM	%
Rental expenses:
Same store operating properties	(16,633)	(16,604)	(29)	(0.2)%
Other properties	(26,086)	(2,946)	(23,140)	NM	%
Total rental expenses	(42,719)	(19,550)	(23,169)	NM	%
Net operating income:
Same store operating properties	51,154	50,232	922	1.8%
Other properties	83,196	9,614	73,582	NM	%
Total net operating income	134,350	59,846	74,504	NM	%
Other income and expenses:
Real estate-related depreciation and amortization	(112,201)	(46,483)	(65,718)	NM	%
General and administrative expenses	(8,886)	(6,973)	(1,913)	(27.4)%
Advisory fees	(28,558)	(9,653)	(18,905)	NM	%
Performance participation allocation	(81,185)	(9,640)	(71,545)	NM	%
Acquisition costs and reimbursements	(3,735)	(3,166)	(569)	(18.0)%
Equity in income (loss) from unconsolidated joint venture partnership(s)	54,296	(1,790)	56,086	NM	%
Interest expense	(30,463)	(13,012)	(17,451)	NM	%
Other income	555	696	(141)	(20.3)%
Total other (expenses) income	(210,177)	(90,021)	(120,156)	NM	%
Net loss	(75,827)	(30,175)	(45,652)	NM	%
Net loss attributable to redeemable noncontrolling interests	498	83	415	NM	%
Net income attributable to noncontrolling interests	(20)	(5)	(15)	NM	%
Net loss attributable to common stockholders	$(75,349)	$(30,097)	$(45,252)	NM	%
Weighted-average shares outstanding	201,169	113,145	88,024
Net loss per common share - basic and diluted	$(0.37)	$(0.27)	$(0.10)

Rental Revenues. Rental revenues are comprised of rental income, straight-line rent and amortization of above- and below-market lease assets and liabilities. Total rental revenues increased by approximately $97.7 million for the year ended December 31, 2021, as compared to the same period in 2020, primarily due to an increase in non-same store revenues, which was attributable to the significant growth in our portfolio over this period. For the year ended December 31, 2021, non-same store rental revenues reflect the addition of 148 buildings we have acquired since January 1, 2020. Same store rental revenues for the year ended December 31, 2021 increased by $1.0 million, or 1.4%, as compared to the same period in 2020, primarily due to an increase in recoverable expenses that resulted in increases to recovery revenue, as well as bad debt revenue associated with 2020 rental revenues that was recouped during 2021.

Rental Expenses. Rental expenses include certain property operating expenses typically reimbursed by our customers, such as real estate taxes, property insurance, property management fees, repair and maintenance, and utilities. Total rental expenses increased by approximately $23.2 million for the year ended December 31, 2021, as compared to the same period in 2020, primarily due to an increase in non-same store expenses, which was attributable to the significant growth in our portfolio since January 1, 2020. Same store rental expenses for the year ended December 31, 2021 remained consistent with same store rental expenses for the same period in 2020.

Other Expenses. Other expenses, in aggregate, increased by approximately $120.2 million for the year ended December 31, 2021, as compared to the same period in 2020, primarily due to the following:

●	an increase in the performance participation allocation of $71.5 million and the fixed component of the advisory fee of $18.9 million for the year ended December 31, 2021, as a result of (i) gross proceeds of $1.3 billion raised from our public offerings for the year ended December 31, 2021, and (ii) the significant increase of total return driven by a substantial increase in the value of our properties and significantly increased total return generated, as compared to the same period in 2020;
●	an increase in real estate-related depreciation and amortization expense totaling an aggregate amount of $65.7 million for the year ended December 31, 2021, as a result of the growth in our portfolio, as compared to the same period in 2020;
●	an increase in interest expense of $17.5 million for the year ended December 31, 2021 primarily related to: (i) $6.0 million of rent obligations associated with our DST Program that we initiated in the second quarter of 2021, (ii) an increase in mortgage note interest of $5.1 million, due to the $1.1 billion of secured mortgage notes that we entered into during the year ended December 31, 2021, (iii) an increase in interest from borrowings under our term loans (including the effects of interest rate swap agreements) of $5.1 million, primarily due to the $600.0 million term loan that we entered into in May 2021 (iv) an increase in interest from borrowings under the line of credit of $0.6 million due to higher average net borrowings of $54.3 million during the year ended December 31, 2021, as compared to the same period in 2020;

Partially offset by:

●	an increase in equity in income (loss) from unconsolidated joint venture partnership(s) of $56.1 million for the year ended December 31, 2021, primarily related to $47.7 million of incentive fee income associated with the incentive fee distribution from the BTC II Partnership after certain return thresholds were met during the fourth quarter of 2021.

Results for the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

See “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 5, 2021, which is incorporated herein by reference, for a comparison of our results of operations for the years ended December 31, 2020 and December 31, 2019.

Generally, we are prohibited by our charter from incurring total operating expenses which, at the end of the four preceding fiscal quarters exceeds the greater of: (i) 2.0% of our average invested assets, or (ii) 25.0% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period (the “2%/25% Limitation”). For these purposes, total operating expenses exclude rental expenses, real estate-related depreciation and amortization expense, interest expense, acquisition expenses, taxes and impairments. Our charter requires that we calculate the figures used in determining whether operating expenses have exceeded the 2%/25% Limitation in accordance with GAAP applied on a consistent basis. Notwithstanding the above, we may incur total operating expenses in excess of this limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. Our total operating expenses exceeded the 2%/25% Limitation as of the four fiscal quarters ended December 31, 2021. All of our independent directors determined that the excess expenses were justified based upon a review of unusual and non-recurring factors, including but not limited to: the strong performance of our portfolio driven by the continued, unprecedented demand in the industrial property sector and the resulting significant growth in our NAV and total return generated for the period which, in combination with the incentive distributions we received from the BTC I Partnership and the BTC II Partnership in the fourth quarter of 2020 and 2021, respectively, drove a significant increase in the performance participation allocation. Other factors considered include our continued, strong capital raise and the timing of our deployment during the period, including the acquisition of three large portfolios during the year. The calculation of the performance participation allocation is based in part on our calculation of NAV, which takes into account any increases or decreases in the fair market value of our investments in real estate, meaning that generally, as NAV increases and the corresponding total return generated for stockholders increases, the performance participation allocation increases. However, as noted above, unlike our NAV and the performance participation allocation, the 2%/25% Limitation is calculated in accordance with GAAP and the calculation of net income for purposes of the limitation does not take into account the significant fair market value gains generated by our investments in real estate for the period, resulting in an incongruous comparison between total operating expenses and the 2%/25% Limitation.

ADDITIONAL MEASURES OF PERFORMANCE

Net Loss and Net Operating Income (“NOI”)

We define NOI as GAAP rental revenues less GAAP rental expenses. We consider NOI to be an appropriate supplemental performance measure and believe NOI provides useful information to our investors regarding our results of operations because NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the properties, such as real estate-related depreciation and amortization, acquisition-related expenses, impairment charges, general and administrative expenses, and interest expense. However, NOI should not be viewed as an alternative measure of our financial performance since it excludes such expenses, which expenses could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies as they may use different methodologies for calculating NOI. Therefore, we believe our net income (loss), as defined by GAAP, to be the most appropriate measure to evaluate our overall performance. Refer to “Results of Operations” above for a reconciliation of our GAAP net income (loss) to NOI for the years ended December 31, 2021 and 2020.

Funds from Operations (“FFO”)

We believe that FFO, in addition to net income (loss) and cash flows from operating activities as defined by GAAP, are useful supplemental performance measures that our management uses to evaluate our consolidated operating performance. However, these supplemental, non-GAAP measures should not be considered as an alternative to net income (loss) or to cash flows from operating activities as an indication of our performance and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity, and results of operations. Fees deferred or waived by the Advisor and payments received from the Advisor and/or reimbursed to the Advisor pursuant to the expense support agreement are included in determining our net income (loss), which is used to determine FFO. If we had not received support from the Advisor and/or reimbursed the Advisor pursuant to the expense support agreement, our FFO would have been lower or higher. In addition, other REITs may define FFO and similar measures differently and choose to treat acquisition-related costs and potentially other accounting line items in a manner different from us due to specific differences in investment and operating strategy or for other reasons.

FFO. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is a non-GAAP measure that excludes certain items such as real estate-related depreciation and amortization. We believe FFO is a meaningful supplemental measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. We use FFO as an indication of our consolidated operating performance and as a guide to making decisions about future investments.

Although some REITs may present similar measures differently from us, we believe FFO generally facilitates a comparison to other REITs that have similar operating characteristics to us. We believe investors are best served if the information that is made available to them allows them to align their analyses and evaluation with the same performance metrics used by management in planning and executing our business strategy. However, this supplemental, non-GAAP measure is not necessarily indicative of future performance and should not be considered as an alternative to net loss or to cash flows from operating activities and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC, NAREIT, nor any regulatory body has passed judgment on the acceptability of the adjustments used to calculate FFO. In the future, the SEC, NAREIT, or a regulatory body may decide to standardize the allowable adjustments across the non-traded REIT industry at which point we may adjust our calculation and characterization of FFO.

The following unaudited table presents a reconciliation of GAAP net income (loss) to NAREIT FFO:

	For the Year Ended December 31,
(in thousands, except per share data)	2021	2020	2019
GAAP net loss attributable to common stockholders	$(75,349)	$(30,097)	$(22,368)
GAAP net loss per common share	(0.37)	$(0.27)	$(0.60)
Reconciliation of GAAP net loss to NAREIT FFO:
GAAP net loss attributable to common stockholders	$(75,349)	$(30,097)	$(22,368)
Add (deduct) NAREIT adjustments:
Real estate-related depreciation and amortization	112,201	46,483	22,236
Our share of real estate-related depreciation and amortization of unconsolidated joint venture partnerships	8,094	5,048	—
Redeemable noncontrolling interests' share of real estate-related depreciation and amortization and real estate-related depreciation and amortization of unconsolidated joint venture partnerships	(751)	(141)	(42)
Our share of net gain on disposition of real estate properties of unconsolidated joint venture partnership	(7,666)	—	—
Redeemable noncontrolling interests' share of net gain on disposition of real estate properties of unconsolidated joint venture partnership	51	—	—
NAREIT FFO attributable to common stockholders	$36,580	$21,293	$(174)
NAREIT FFO per common share	$0.18	$0.19	$(0.00)
Weighted-average shares outstanding	201,169	113,145	37,382

We believe that our NAREIT FFO of $36.6 million, or $0.18 per share, as compared to the total gross distributions declared (which are paid in cash or reinvested in shares offered through our distribution reinvestment plan) in the amount of $109.5 million, or $0.55 per share, for the year ended December 31, 2021 is not indicative of future performance as we are in the acquisition phase of our life cycle. See “Liquidity and Capital Resources—Capital Resources and Uses of Liquidity—Distributions” below for details concerning our distributions, which are paid in cash or reinvested in shares of our common stock by participants in our distribution reinvestment plan.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Our primary sources of capital for meeting our cash requirements during our acquisition phase are and will be net proceeds from our public offerings, including proceeds from the sale of shares offered through our distribution reinvestment plan, debt financings, and cash generated from operating activities. We currently intend to maintain an allocation of 10% of our NAV to cash-related liquidity. Our principal uses of funds are, and will be, for the acquisition of properties and other investments, capital expenditures, operating expenses, payments under our debt obligations, and distributions to our stockholders. Over time, we intend to fund a majority of our cash needs for items other than asset acquisitions, including the repayment of debt and capital expenditures, from operating cash flows and refinancings. There may be a delay between the deployment of proceeds raised from our public offerings and our purchase of assets, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investments.

During 2021, we have raised $1.3 billion of gross equity capital from our public offerings. As of December 31, 2021, we have cash and cash equivalents of $216.8 million and leverage of 35.1%, calculated as our total borrowings outstanding less cash and cash equivalents, divided by the fair value of our real property plus our investment in our unconsolidated joint venture partnership. See “—Capital Resources and Uses of Liquidity—Offering Proceeds” for further information concerning capital raised in 2021 and our expectations regarding the pace of capital raising in the near term. As of December 31, 2021, we directly owned and managed a real estate portfolio that included 193 industrial buildings totaling approximately 37.6 million square feet, with a diverse roster of 348 customers, large and small, spanning a multitude of industries and sectors across 28 markets, with a strategic weighting towards top tier markets where we have historically seen the lowest volatility combined with positive returns over time. Our portfolio was 96.6% occupied (97.6% leased) with a weighted-average remaining lease term (based on square feet) of 4.4 years. Contractual rent collections as of December 31, 2021 are consistent with average annual collections prior to the pandemic.

The Advisor, subject to the oversight of our board of directors and, under certain circumstances, the investment committee or other committees established by our board of directors, will continue to evaluate potential acquisitions and will engage in negotiations with sellers and lenders on our behalf. Pending investment in property, debt, other investments, and our 10% cash allocation mentioned above, we may decide to temporarily invest any unused proceeds from our public offerings in certain investments that are expected to yield lower returns than those earned on real estate assets. During these times of economic uncertainty, we have seen and could once again see a slow down in transaction volume, which would adversely impact our ability to acquire real estate assets, which would cause us to retain more lower yielding investments and hold them for longer periods of time while we seek to acquire additional real estate assets. These lower returns may affect our ability to make distributions to our stockholders. Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of assets, and undistributed funds from operations.

We believe that our cash on-hand, anticipated net offering proceeds, and anticipated financing activities will be sufficient to meet our liquidity needs for the foreseeable future over the next 12 months and beyond.

The Company’s material cash requirements include the following contractual and other obligations:

Debt

As of December 31, 2021, the Company had outstanding term loans, floating-rate mortgage notes and fixed-rate mortgage notes with varying maturities for an aggregate principal amount of $2.3 billion, with no amounts payable within 12 months. Future interest payments associated with the Company’s outstanding debt total $214.9 million, with $48.7 million payable within 12 months.

Future minimum lease payments related to DST Program

As of December 31, 2021, the Company had $474.9 million of future minimum lease payments related to the properties in our DST Program, of which $23.6 million is due in the next 12 months. The underlying interests of properties that are sold to investors pursuant to the DST Program are leased back by an indirect wholly-owned subsidiary of the Operating Partnership on a long-term basis of up to 20 years.

Cash Flows. The following table summarizes our cash flows, as determined on a GAAP basis, for the following periods:

	For the Year Ended December 31,
(in thousands)	2021	2020	2019
Total cash provided by (used in):
Operating activities	$62,586	$15,576	$6,453
Investing activities	(3,239,209)	(808,430)	(536,903)
Financing activities	3,161,459	974,575	562,607
Net (decrease) increase in cash, cash equivalents and restricted cash	$(15,164)	$181,721	$32,157

2021 Cash Flows Compared to 2020 Cash Flows

Cash provided by operating activities during the year ended December 31, 2021 increased by approximately $47.0 million as compared to the same period in 2020, primarily due to significant growth in our property operations, partially offset by the increase in advisory fees and interest expense for the year ended December 31, 2021 as compared to the same period in 2020. Cash used in investing activities during the year ended December 31, 2021 increased by approximately $2.4 billion as compared to the same period in 2020, primarily due to a net increase in acquisition and capital expenditure activity of $2.8 billion, partially offset by a decrease in our investment in unconsolidated joint venture partnerships of $318.4 million due to the timing of the acquisition of the minority ownership interests in the BTC Partnerships in the third quarter of 2020, as well as the redemption of our interest in the BTC I Partnership in order to acquire the properties in the BTC I Partnership Transaction in June 2021. Cash provided by financing activities during the year ended December 31, 2021 increased by approximately $2.2 billion as compared to the same period in 2020, primarily driven by (i) an increase in net borrowing activity of $1.5 billion under our line of credit, term loans and secured mortgage notes, (ii) net proceeds from financing obligations associated with the DST Program of $415.2 million, and (iii) a $263.7 million increase in the amount of net capital raised through our public offerings, net of offering costs paid, during the year ended December 31, 2021 as compared to the same period in 2020.

2020 Cash Flows Compared to 2019 Cash Flows

See “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 5, 2021, which is incorporated herein by reference, for a comparison of our cash flows for the years ended December 31, 2020 and December 31, 2019.

Capital Resources and Uses of Liquidity

In addition to our cash and cash equivalents balance available, our capital resources and uses of liquidity are as follows:

Line of Credit and Term Loans. As of December 31, 2021, we had an aggregate of $1.4 billion of commitments under our credit agreement, including $430.0 million under our line of credit and $1.0 billion under our two term loans. As of that date, we had no amounts outstanding under our line of credit and $1.0 billion outstanding under our term loans with an effective interest rate of 1.89%, which includes the effect of the interest rate swap agreements. The unused and available portions under our line of credit were both $430.0 million as of December 31, 2021. Our $430.0 million line of credit matures in November 2023 and may be extended pursuant to a one-year extension option, subject to continuing compliance with certain financial covenants and other customary conditions. Our $415.0 million term loan matures in February 2024 and our $600.0 million term loan matures in May 2026. Our line of credit and term loan borrowings are available for general corporate purposes including, but not limited to, the acquisition and operation of permitted investments by us. Refer to “Note 6 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for additional information regarding our line of credit and term loans.

In July 2017, the Financial Conduct Authority (“FCA”) that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee (“ARRC”), which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR in derivatives and other financial contracts. We are not able to predict when LIBOR will cease to be available or when there will be sufficient liquidity in the SOFR markets. Any changes adopted by the FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR. If that were to occur, our interest payments could change. In addition, uncertainty about the extent and manner of future changes may result in interest rates and/or payments that are higher or lower than if LIBOR were to remain available in the current form.

LIBOR is expected to be phased out or modified by June 2023, and the writing of contracts using LIBOR is expected to stop by the end of 2021. As of December 31, 2021, our term loans and $209.3 million mortgage note are our only indebtedness with initial or extended maturity dates beyond 2023 that have exposure to LIBOR. The agreements governing the term loans provide procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. As of December 31, 2021, we have interest rate swaps in place to hedge LIBOR on $350.0 million of commitments under our $415.0 million term loan and on $225.0 million of commitments under our $600.0 million term loan. Additionally, we have one interest rate cap in place on $170.0 million of borrowings under our $209.3 million mortgage note, as of December 31, 2021. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2023 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.

Mortgage Notes. As of December 31, 2021, we had property-level borrowings of approximately $1.2 billion of principal outstanding with a weighted-average remaining term of 4.9 years. These borrowings are secured by mortgages or deeds of trust and related assignments and security interests in the collateralized properties, and had a weighted-average interest rate of 2.34%. Refer to “Note 6 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for additional information regarding the mortgage notes.

Debt Covenants. Our line of credit, term loan and mortgage note agreements contain various property-level covenants, including customary affirmative and negative covenants. In addition, the agreements governing our line of credit and term loans contain certain corporate level financial covenants, including leverage ratio, fixed charge coverage ratio, and tangible net worth thresholds. These covenants may limit our ability to incur additional debt, to make borrowings under our line of credit, or to pay distributions. We were in compliance with all of our debt covenants as of December 31, 2021.

Leverage. We use financial leverage to provide additional funds to support our investment activities. We may finance a portion of the purchase price of any real estate asset that we acquired with borrowings on short or long-term basis from banks, institutional investors and other lenders. We calculate our leverage for reporting purposes as the outstanding principal balance of our borrowings less cash and cash equivalents, divided by the fair value of our real property plus our investment in our unconsolidated joint venture partnership. We had leverage of 35.1% as of December 31, 2021. Our management believes our strong equity raise and the timing of our deployment of capital accounts for our lower leverage as of December 31, 2021 and expects that as we deploy capital going forward, our leverage will near approximately 50%.

Offering Proceeds. As of December 31, 2021, aggregate gross proceeds raised since inception from our public offerings, including proceeds raised through our distribution reinvestment plan, were $2.74 billion ($2.63 billion net of direct selling costs).

Distributions. We intend to continue to accrue and make distributions on a regular basis. For the year ended December 31, 2021, approximately 50.0% of our total gross distributions were paid from cash flows from operating activities, as determined on a GAAP basis, and 50.0% of our total gross distributions were funded from sources other than cash flows from operating activities, as determined on a GAAP basis; specifically 50.0% of our total gross distributions were funded with proceeds from shares issued pursuant to our distribution reinvestment plan. Some or all of our future distributions may be paid from sources other than cash flows from operating activities, such as cash flows from financing activities, which include borrowings (including borrowings secured by our assets), proceeds from the issuance of shares pursuant to our distribution reinvestment plan, proceeds from sales of assets, interest income from our cash balances, and the net proceeds from primary shares sold in our public offerings. We have not established a cap on the amount of our distributions that may be paid from any of these sources. The amount of any distributions will be determined by our board of directors, and will depend on, among other things, current and projected cash requirements, tax considerations and other factors deemed relevant by our board.

For the first quarter of 2022, our board of directors authorized monthly distributions to all common stockholders of record as of the close of business on the last business day of each month for the first quarter of 2022, or January 31, 2022, February 28, 2022 and March 31, 2022 (each a “Distribution Record Date”). The distributions were authorized at a quarterly rate of (i) $0.13625 per Class I share of common stock and (ii) $0.13625 per Class T share and per Class D share of common stock, less the respective annual distribution fees that are payable monthly with respect to such Class T shares and Class D shares. This quarterly rate is equal to a monthly rate of (i) $0.04542 per Class I share of common stock and (ii) $0.04542 per Class T share and per Class D share of common stock, less the respective annual distribution fees that are payable with respect to such Class T shares and Class D shares. Distributions for each month of the first quarter of 2022 have been or will be paid in cash or reinvested in shares of our common stock for those electing to participate in our distribution reinvestment plan following the close of business on the respective Distribution Record Date applicable to such monthly distributions.

There can be no assurances that the current distribution rate or amount per share will be maintained. In the near-term, we expect that we may need to continue to rely on sources other than cash flows from operations, as determined on a GAAP basis, to pay distributions, which if insufficient could negatively impact our ability to pay such distributions. See “Note 12 to the Consolidated Financial Statements” for further detail regarding the Expense Support Agreement.

The following table outlines sources used, as determined on a GAAP basis, to pay total gross distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan (“DRIP”)) for the years ended as of the dates indicated below:

	For the Year Ended December 31, 2021		For the Year Ended December 31, 2020
($ in thousands)	Amount	Percentage	Amount	Percentage
Distributions
Paid in cash (1)	$54,749	50.0%	$30,927	50.2%
Reinvested in shares	54,719	50.0	30,655	49.8
Total	$109,468	100.0%	$61,582	100.0%
Sources of Distributions
Expense support (2)	$—	—%	$12,438	20.2%
Cash flows from operating activities	54,749	50.0	891	1.4
Borrowings	—	—	17,598	28.6
DRIP (3)	54,719	50.0	30,655	49.8
Total	$109,468	100.0%	$61,582	100.0%

(1)	Includes distribution fees relating to Class T shares and Class D shares issued in the primary portion of our public offerings. See “Note 12 to the Consolidated Financial Statements” in Item 8, “Financial Statements and Supplementary Data” for further detail regarding the ongoing distribution fees.
(2)	The Advisor provided expense support of $13.5 million and we reimbursed the Advisor $13.5 million during the year ended December 31, 2020. The expense support agreement was not renewed after the expiration of its effective term on December 31, 2020 and we did not receive additional expense support from the Advisor during the year ended December 31, 2021. Expense support from the Advisor used to pay distributions is presented above without the effect of our reimbursements to the Advisor of previously deferred fees and other expenses. See “Note 12 to the Consolidated Financial Statements” for further detail on the expense support from and reimbursement to the Advisor in prior years.
(3)	Stockholders may elect to have their distributions reinvested in shares of our common stock through our distribution reinvestment plan.

For the year ended December 31, 2021, our cash flows provided by operating activities on a GAAP basis were $62.6 million as compared to our aggregate total gross distributions declared (which are paid in cash or reinvested in shares issued pursuant to our distribution reinvestment plan) of $109.5 million. For the year ended December 31, 2020, our cash flows provided by operating activities on a GAAP basis were $15.6 million as compared to our aggregate total gross distributions declared (which are paid in cash or reinvested in shares issued pursuant to our distribution reinvestment plan) of $61.6 million.

Refer to “Note 9 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for further detail on our distributions.

Redemptions. For the year ended December 31, 2021, we received eligible redemption requests for approximately 2.4 million shares of our common stock, all of which we redeemed using cash flows from financing activities, for an aggregate amount of approximately $25.1 million, or an average price of $10.68 per share. For the year ended December 31, 2020, we received eligible redemption requests for approximately 0.5 million shares of our common stock, all of which we redeemed using cash flows from financing activities, for an aggregate amount of approximately $4.9 million, or an average price of $9.87 per share. Our share redemption program states, for each calendar quarter redemptions will be limited to 5% of the aggregate NAV of all classes of shares as of the last calendar day of the previous calendar quarter. See Part II, Item 5. “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Share Redemption Program,” for a description of our share redemption program.

INFLATION

Increases in the costs of owning and operating our properties due to inflation could reduce our net operating income to the extent such increases are not reimbursed or paid by our customers. Our leases may require our customers to pay certain taxes and operating expenses, either in part or in whole, or may provide for separate real estate tax and operating expense reimbursement escalations over a base amount. In addition, our leases provide for fixed base rent increases or indexed increases. As a result, most inflationary increases in costs may be at least partially offset by the contractual rent increases and operating expense reimbursement provisions or escalations.

In the United States, inflation is at a 40-year high, and its impact on the U.S. economy and the impact of any measures that may be taken by government officials to curb inflation remain uncertain. Periods of excessive or prolonged inflation may negatively impact our customers’ businesses, resulting in increased vacancy, concessions or bad debt expense, which may adversely and materially affect our net operating income.

CRITICAL ACCOUNTING ESTIMATES

Critical accounting estimates are those estimates that require management to make challenging, subjective, or complex judgments, often because they must estimate the effects of matters that are inherently uncertain and may change in subsequent periods. Critical accounting estimates involve judgments and uncertainties that are sufficiently sensitive and may result in materially different results under different assumptions and conditions and can have a material impact on the consolidated financial statements.

Investment in Real Estate Properties

When we acquire a property, we first determine whether an acquisition constitutes a business or asset acquisition. Upon acquisition, we allocate the purchase price of the acquisition based upon our assessment of the fair value of various components, including to land, building, land and building improvements, and intangible lease assets and liabilities. Fair value determinations are based on estimated cash flow projections that utilize discount and/or capitalization rates, as well as certain available market information. The fair value of land, building, and land and building improvements considers the value of the property as if it were vacant. The fair value of intangible lease assets is based on our evaluation of the specific characteristics of each lease. Factors considered include estimates of carrying costs during hypothetical expected lease-up periods, current market conditions and market rates, the customer’s credit quality and costs to execute similar leases. The fair value of above- and below-market leases is calculated as the present value of the difference between the contractual amounts to be paid pursuant to each in-place lease and our estimate of fair market lease rates for each corresponding in-place lease, using a discount rate that reflects the risks associates with the leases acquired and measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed-rate renewal options for below-market leases. In estimating carrying costs, we include estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider customer improvements, leasing commissions and legal and other related expenses.

Impairment of Real Estate Properties

We review our investment in real estate properties individually whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recorded for the difference between estimated fair value of the real estate property and the carrying amount when the estimated future cash flows and the estimated liquidation value of the real estate property are less than the real estate property carrying amount. Our estimates of future cash flows and liquidation values require us to make assumptions that are subject to economic and market uncertainties including, among others, demand for space, competition for customers, changes in market rental rates, costs to operate each property, and expected ownership periods that can be difficult to predict.

●	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We may be exposed to the impact of interest rate changes. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows, and optimize overall borrowing costs. To achieve these objectives, we plan to borrow on a fixed interest rate basis for longer-term debt and utilize interest rate swap agreements on certain variable interest rate debt in order to limit the effects of changes in interest rates on our results of operations. As of December 31, 2021, our consolidated debt outstanding consisted of borrowings under our term loans and mortgage notes.

Fixed Interest Rate Debt. As of December 31, 2021, our fixed interest rate debt consisted of $350.0 million under our $415.0 million term loan and $225.0 million of commitments under our $600.0 million term loan, which were effectively fixed through the use of interest swap agreements, and $628.9 million of principal borrowings under four of our mortgage notes. In total, our fixed rate debt represented approximately 53.2% of our total consolidated debt as of December 31, 2021. The impact of interest rate fluctuations on our consolidated fixed interest rate debt will generally not affect our future earnings or cash flows unless such borrowings mature, are otherwise terminated or payments are made on the principal balance. However, interest rate changes could affect the fair value of our fixed interest rate debt. As of December 31, 2021, the fair value and the carrying value of our consolidated fixed interest rate debt, excluding the values of hedges, were $1.21 billion and $1.20 billion, respectively. The fair value estimate of our fixed interest rate debt was estimated using a discounted cash flow analysis utilizing rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated on December 31, 2021. Based on our debt as of December 31, 2021 we do not expect that market fluctuations in interest rates will have a significant impact on our future earnings or operating cash flows.

Variable Interest Rate Debt. As of December 31, 2021, our consolidated variable interest rate debt consisted of $440.0 million under our term loans and $617.3 million under two of our mortgage notes, which represented 46.8% of our total consolidated debt. Interest rate changes on the variable portion of our consolidated variable-rate debt could impact our future earnings and cash flows but would not significantly affect the fair value of such debt. As of December 31, 2021, we were exposed to market risks related to fluctuations in interest rates on $1.1 billion of consolidated borrowings. A hypothetical 25 basis points increase in the all-in interest rate on the outstanding balance of our consolidated variable interest rate debt as of December 31, 2021, would increase our annual interest expense by approximately $2.6 million.

Derivative Instruments. As of December 31, 2021, we had 12 outstanding derivative instruments with a total notional amount of $1.2 billion. These derivative instruments were comprised of interest rate swaps and interest rate caps that were designed to mitigate the risk of future interest rate increases by either providing a fixed interest rate or capping the variable interest rate for a limited, pre-determined period of time. See “Note 6 to the Consolidated Financial Statements” for further detail on our derivative instruments. We are exposed to credit risk of the counterparty to our interest rate cap and swap agreements in the event of non-performance under the terms of the agreements. If we were not able to replace these caps or swaps in the event of non-performance by the counterparty, we would be subject to variability of the interest rate on the amount outstanding under our debt that is fixed or capped through the use of the swaps or caps, respectively.

●	CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Ares Industrial Real Estate Income Trust Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ares Industrial Real Estate Income Trust Inc. (previously known as Black Creek Industrial REIT IV Inc.) and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes and financial statement schedule III (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Evaluation of the estimated fair value of certain acquired tangible assets

As described in Notes 2 and 3, the Company acquired $3.5 billion of real estate properties during 2021 that were accounted for as asset acquisitions. Upon an asset acquisition, the purchase price is allocated to land, building, and intangible lease assets and liabilities.

We identified the evaluation of the estimated fair value of certain acquired tangible assets in asset acquisitions, as a critical audit matter. The tangible assets included land, buildings, and building improvements. Specifically, subjective auditor judgment was required to evaluate the assumptions used in the Company’s determination of the estimated fair value, which included comparable land sales and the estimated replacement cost of buildings and building improvements.

The following are the primary procedures we performed to address this critical audit matter. We involved valuation professionals with specialized skills and knowledge who assisted in evaluating the Company’s estimated fair value of certain acquired tangible assets by independently developing ranges of comparable land sales and estimated replacement costs of buildings and building improvements, and compared those amounts to the amounts determined by management.

/s/ KPMG LLP

We have served as the Company’s auditor since 2014.

Denver, Colorado
March 9, 2022

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.

CONSOLIDATED BALANCE SHEETS

	As of
	December 31,	December 31,
(in thousands, except per share data)	2021	2020
ASSETS
Net investment in real estate properties	$4,820,892	$1,322,521
Investment in unconsolidated joint venture partnership(s)	101,769	324,242
Cash and cash equivalents	216,848	232,369
Restricted cash	887	530
DST Program Loans	68,772	—
Other assets	39,941	17,766
Total assets	$5,249,109	$1,897,428
LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued liabilities	$42,211	$18,933
Debt, net	2,245,673	579,171
Intangible lease liabilities, net	76,432	11,609
Financing obligations, net	483,964	—
Distribution fees payable to affiliates	85,419	44,962
Other liabilities	116,064	46,290
Total liabilities	3,049,763	700,965
Commitments and contingencies (Note 16)
Redeemable noncontrolling interests	15,687	3,648
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value - 200,000 shares authorized, none issued and outstanding	—	—
Class T common stock, $0.01 par value per share - 1,200,000 shares authorized, 206,129 and 130,565 shares issued and outstanding, respectively	2,061	1,306
Class D common stock, $0.01 par value per share - 75,000 shares authorized, 13,649 and 7,866 shares issued and outstanding, respectively	136	79
Class I common stock, $0.01 par value per share - 225,000 shares authorized, 37,391 and 3,040 shares issued and outstanding, respectively	374	30
Additional paid-in capital	2,475,715	1,329,799
Accumulated deficit and cumulative distributions	(297,570)	(128,775)
Accumulated other comprehensive income (loss)	2,631	(9,750)
Total stockholders’ equity	2,183,347	1,192,689
Noncontrolling interests	312	126
Total equity	2,183,659	1,192,815
Total liabilities and equity	$5,249,109	$1,897,428

See accompanying Notes to Consolidated Financial Statements.

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(in thousands, except per share data)	2021	2020	2019
Revenues:
Rental revenues	$177,069	$79,396	$40,377
Total revenues	177,069	79,396	40,377
Operating expenses:
Rental expenses	42,719	19,550	9,779
Real estate-related depreciation and amortization	112,201	46,483	22,236
General and administrative expenses	8,886	6,973	4,448
Advisory fees	28,558	9,653	4,585
Performance participation allocation	81,185	9,640	2,913
Acquisition costs and reimbursements	3,735	3,166	3,068
Total operating expenses	277,284	95,465	47,029
Other (income) expenses:
Equity in (income) loss from unconsolidated joint venture partnership(s)	(54,296)	1,790	—
Interest expense	30,463	13,012	9,115
Other income	(555)	(696)	(825)
Total expenses before expense support	252,896	109,571	55,319
Total reimbursement to the Advisor, net	—	—	(7,468)
Net expenses after reimbursement	(252,896)	(109,571)	(62,787)
Net loss	(75,827)	(30,175)	(22,410)
Net loss attributable to redeemable noncontrolling interests	498	83	42
Net income attributable to noncontrolling interests	(20)	(5)	—
Net loss attributable to common stockholders	$(75,349)	$(30,097)	$(22,368)
Weighted-average shares outstanding	201,169	113,145	37,382
Net loss per common share - basic and diluted	$(0.37)	$(0.27)	$(0.60)

See accompanying Notes to Consolidated Financial Statements.

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31,
(in thousands)	2021	2020	2019
Net loss	$(75,827)	$(30,175)	$(22,410)
Change from cash flow hedging derivatives	12,462	(11,999)	2,190
Comprehensive loss	$(63,365)	$(42,174)	$(20,220)
Comprehensive loss attributable to redeemable noncontrolling interests	417	142	4
Comprehensive loss attributable to common stockholders	$(62,948)	$(42,032)	$(20,216)

See accompanying Notes to Consolidated Financial Statements.

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.

CONSOLIDATED STATEMENTS OF EQUITY

	Stockholders’ Equity
					Accumulated
					Other
	Common Stock		Additional	Accumulated	Comprehensive	Noncontrolling
(in thousands)	Shares	Amount	Paid-In Capital	Deficit	Income (Loss)	Interests	Total Equity
Balance as of December 31, 2018	20,265	$203	$180,125	$(8,556)	$—	$1	$171,773
Net loss (excludes $42 attributable to redeemable noncontrolling interests)	—	—	—	(22,368)	—	—	(22,368)
Change from cash flow hedging activities (excludes $4 attributable to redeemable noncontrolling interests)	—	—	—	—	2,190	—	2,190
Issuance of common stock	29,243	292	304,691	—	—	—	304,983
Share-based compensation	—	—	465	—	—	—	465
Upfront offering costs, including selling commissions, dealer manager fees, and offering costs	—	—	(18,847)	—	—	—	(18,847)
Trailing distribution fees	—	—	(12,545)	3,535	—	—	(9,010)
Redemptions of common stock	(233)	(3)	(2,282)	—	—	—	(2,285)
Distributions to stockholders (excludes $39 attributable to redeemable noncontrolling interests)	—	—	—	(20,341)	—	—	(20,341)
Redemption value allocation adjustment to redeemable noncontrolling interests	—	—	(81)	—	—	—	(81)
Balance as of December 31, 2019	49,275	$492	$451,526	$(47,730)	$2,190	$1	$406,479
Net (loss) income (excludes $83 attributable to redeemable noncontrolling interests)	—	—	—	(30,097)	—	5	(30,092)
Change from cash flow hedging activities (excludes $59 attributable to redeemable noncontrolling interests)	—	—	—	—	(11,940)	—	(11,940)
Issuance of common stock	92,689	928	967,663	—	—	—	968,591
Share-based compensation	—	—	1,544	—	—	—	1,544
Upfront offering costs, including selling commissions, dealer manager fees, and offering costs	—	—	(46,594)	—	—	—	(46,594)
Trailing distribution fees	—	—	(39,127)	10,634	—	—	(28,493)
Redemptions of common stock	(493)	(5)	(4,862)	—	—	—	(4,867)
Preferred interest in Subsidiary REITs	—	—	—	—	—	125	125
Distributions to stockholders (excludes $197 attributable to redeemable noncontrolling interests)	—	—	—	(61,582)	—	(5)	(61,587)
Redemption value allocation adjustment to redeemable noncontrolling interests	—	—	(351)	—	—	—	(351)
Balance as of December 31, 2020	141,471	$1,415	$1,329,799	$(128,775)	$(9,750)	$126	$1,192,815
Net (loss) income (excludes $498 attributable to redeemable noncontrolling interests)	—	—	—	(75,349)	—	20	(75,329)
Change from cash flow hedging activities (excludes $81 attributable to redeemable noncontrolling interests)	—	—	—	—	12,381	—	12,381
Issuance of common stock	118,048	1,180	1,251,931	—	—	—	1,253,111
Share-based compensation	—	—	1,618	—	—	—	1,618
Upfront offering costs, including selling commissions, dealer manager fees, and offering costs	—	—	(22,537)	—	—	—	(22,537)
Trailing distribution fees	—	—	(56,480)	16,022	—	—	(40,458)
Redemptions of common stock	(2,350)	(24)	(25,085)	—	—	—	(25,109)
Preferred interest in Subsidiary REITs	—	—	—	—	—	186	186
Distributions to stockholders (excludes $715 attributable to redeemable noncontrolling interests)	—	—	—	(109,468)	—	(20)	(109,488)
Redemption value allocation adjustment to redeemable noncontrolling interests	—	—	(3,531)	—	—	—	(3,531)
Balance as of December 31, 2021	257,169	$2,571	$2,475,715	$(297,570)	$2,631	$312	$2,183,659

See accompanying Notes to Consolidated Financial Statements.

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
(in thousands)	2021	2020	2019
Operating activities:
Net loss	$(75,827)	$(30,175)	$(22,410)
Adjustments to reconcile net loss to net cash provided by operating activities:
Real estate-related depreciation and amortization	112,201	46,483	22,236
Equity in (income) loss from unconsolidated joint venture partnerships	(54,296)	1,790	—
Straight-line rent and amortization of above- and below-market leases	(14,719)	(7,744)	(4,420)
Other	3,762	2,553	1,416
Changes in operating assets and liabilities:
Tenant receivables and other assets	(6,456)	(140)	(825)
Accounts payable and accrued liabilities	10,579	1,177	4,417
Due from / to affiliates, net	87,342	1,632	6,039
Net cash provided by operating activities	62,586	15,576	6,453
Investing activities:
Real estate acquisitions	(2,620,937)	(473,000)	(533,027)
Incremental investment to acquire joint venture partnership portfolio	(584,809)	—	—
Deferred acquisition costs	(750)	(610)	(500)
Capital expenditures	(30,408)	(8,930)	(3,376)
Investment in unconsolidated joint venture partnerships	(7,505)	(325,890)	—
Distributions from joint venture partnerships	5,200	—	—
Net cash used in investing activities	(3,239,209)	(808,430)	(536,903)
Financing activities:
Proceeds from mortgage note	1,078,390	118,500	—
Proceeds from line of credit	1,124,000	—	377,000
Repayments of line of credit	(1,124,000)	(107,000)	(389,000)
Proceeds from term loan	600,000	107,500	307,500
Repayments of notes to shareholders	—	—	(376)
Debt issuance costs paid	(13,776)	(1,050)	(4,458)
Proceeds from issuance of common stock	1,185,844	900,810	283,803
Proceeds from financing obligations	415,192	—	—
Offering costs paid in connection with issuance of common stock and private placements	(26,205)	(10,333)	—
Distributions paid to common stockholders, redeemable noncontrolling interest holders and preferred shareholders	(37,312)	(19,084)	(6,263)
Distribution fees paid to affiliates	(15,365)	(9,901)	(3,314)
Redemptions of common stock	(25,109)	(4,867)	(2,285)
Other	(200)	—	—
Net cash provided by financing activities	3,161,459	974,575	562,607
Net (decrease) increase in cash, cash equivalents and restricted cash	(15,164)	181,721	32,157
Cash, cash equivalents and restricted cash, at beginning of period	232,899	51,178	19,021
Cash, cash equivalents and restricted cash, at end of period	$217,735	$232,899	$51,178

See accompanying Notes to Consolidated Financial Statements.

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Ares Industrial Real Estate Income Trust Inc. (the “Company”) is a Maryland corporation formed on August 12, 2014. Unless the context otherwise requires, the “Company” and “AIREIT” refers to Ares Industrial Real Estate Income Trust Inc. and its consolidated subsidiaries, which includes AIREIT Operating Partnership LP (the “Operating Partnership”). The Company is externally managed by its advisor. On July 1, 2021, Ares Management Corporation (“Ares”) closed on the acquisition of the U.S. real estate investment advisory and distribution business of Black Creek Group, including the Company’s former advisor, BCI IV Advisors LLC (the “Former Advisor”). As a result of closing of this transaction, Ares Commercial Real Estate Management LLC became the Company’s new advisor (the “New Advisor”). Ares did not acquire the Company’s former sponsor, BCI IV Advisors Group LLC (the “Former Sponsor”), and the Company now considers the Ares real estate group (“AREG”) to be its Sponsor. See “Note 12” for additional information regarding this transaction. References to the “Advisor” throughout this report mean BCI IV Advisors LLC for periods prior to July 1, 2021 and Ares Commercial Real Estate Management LLC for periods thereafter. References to the “Sponsor” throughout this report mean BCI IV Advisors Group LLC for periods prior to July 1, 2021 and Ares real estate group for periods thereafter.

The Company was formed to make equity and debt investments in income-producing real estate assets consisting primarily of high-quality distribution warehouses and other industrial properties that are leased to creditworthy corporate customers throughout the U.S. Creditworthiness does not necessarily mean investment grade and the majority of our customers do not have a public credit rating. Although the Company intends to focus investment activities primarily on distribution warehouses and other industrial properties, its charter and bylaws do not preclude it from investing in other types of commercial property, real estate debt, or real estate-related equity securities. As of December 31, 2021, the Company owned and managed a real estate portfolio that included 193 industrial buildings. The Company operates as one reportable segment comprised of industrial real estate.

The Company currently operates and has been elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2017, and the Company intends to continue to operate in accordance with the requirements for qualification as a REIT. The Company utilizes an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) organizational structure to hold all or substantially all of its properties and securities through the Operating Partnership, of which the Company is the sole general partner and a limited partner.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, the accompanying consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with GAAP.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company, the Operating Partnership, and its wholly-owned subsidiaries, as well as amounts related to noncontrolling interests and redeemable noncontrolling interests. See “Noncontrolling Interests” and “Redeemable Noncontrolling Interests” below for further detail concerning the accounting policies regarding noncontrolling interests and redeemable noncontrolling interests. All material intercompany accounts and transactions have been eliminated.

The Operating Partnership meets the criteria of a variable interest entity (“VIE”) as the Operating Partnership’s limited partners do not have the right to remove the general partner and do not have substantive participating rights in the operations of the Operating Partnership. Pursuant to the operating partnership agreement, the Company is the primary beneficiary of the Operating Partnership as it has the obligation to absorb losses and receive benefits, and the power to control substantially all of the activities which most significantly impact the economic performance of the Operating Partnership. As such, the Operating Partnership continues to be consolidated within the Company’s consolidated financial statements.

Use of Estimates

GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from these estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period they are determined to be necessary.

Investment in Real Estate Properties

The Company first determines whether an acquisition constitutes a business or asset acquisition. Upon either a business or asset acquisition, the purchase price of a property is allocated to land, building, and intangible lease assets and liabilities based on their relative fair value. The allocation of the purchase price to building is based on management’s estimate of the property’s “as-if” vacant fair value. The “as-if” vacant fair value is determined by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The allocation of the purchase price to intangible lease assets represents the value associated with the in-place leases, which may include lost rent, leasing commissions, tenant improvements, legal and other related costs. The allocation of the purchase price to above-market lease assets and below-market lease liabilities results from in-place leases being above or below management’s estimate of fair market rental rates at the acquisition date and are measured over a period equal to the remaining term of the lease for above-market leases and the remaining term of the lease, plus the term of any below-market fixed-rate renewal option periods, if applicable, for below-market leases. Intangible lease assets, above-market lease assets, and below-market lease liabilities are collectively referred to as “intangible lease assets and liabilities.”

If any debt is assumed in an acquisition, the difference between the fair value and the face value of debt is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed. No debt was assumed in connection with our 2021 or 2020 acquisitions. Transaction costs associated with the acquisition of a property are capitalized as incurred in an asset acquisition and are allocated to land, building, and intangible lease assets on a relative fair value basis. Properties that are probable to be sold are to be designated as “held for sale” on the balance sheet when certain criteria are met.

The results of operations for acquired properties are included in the consolidated statements of operations from their respective acquisition dates. Intangible lease assets are amortized to real estate-related depreciation and amortization over the remaining lease term. Above-market lease assets are amortized as a reduction in rental revenues over the remaining lease term and below-market lease liabilities are amortized as an increase in rental revenues over the remaining lease term, plus any applicable fixed-rate renewal option periods. The Company expenses any unamortized intangible lease asset or records an adjustment to rental revenue for any unamortized above-market lease asset or below-market lease liability when a customer terminates a lease before the stated lease expiration date.

Land, building, building and land improvements, tenant improvements, lease commissions, and intangible lease assets and liabilities, which are collectively referred to as “real estate assets,” are stated at historical cost less accumulated depreciation and amortization. Costs associated with the development and improvement of the Company’s real estate assets are capitalized as incurred. These costs include capitalized interest and development fees. Other than the transaction costs associated with the acquisition of a property described above, the Company does not capitalize any other costs, such as taxes, salaries or other general and administrative expenses. See “Capitalized Interest” below for additional detail. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred.

Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Building	20 to 40 years
Building and land improvements	5 to 20 years
Tenant improvements	Lesser of useful life or lease term
Lease commissions	Over lease term
Intangible lease assets	Over lease term
Above-market lease assets	Over lease term
Below-market lease liabilities	Over lease term, including below-market fixed-rate renewal options

Real estate assets that are determined to be held and used will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and the Company will evaluate the recoverability of such real estate assets based on estimated future cash flows and the estimated liquidation value of such real estate assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value.

Investment in Unconsolidated Joint Venture Partnerships

The Company analyzes its investment in an unconsolidated joint venture under GAAP to determine if the joint venture is a variable interest entity (“VIE”) and whether the requisite substantial participating rights described in the GAAP are held by the partners not affiliated with the Company. If the joint venture is not a VIE and the partners not affiliated with the Company hold substantial participating rights, the Company accounts for its investment in the joint venture under the equity method. Under the equity method, the investment is initially recorded at cost (including direct acquisition costs) and subsequently adjusted to reflect the Company’s proportionate share of equity in the joint venture’s net income (loss), distributions received, contributions made and certain other adjustments made, as appropriate, which is included in investment in unconsolidated joint venture partnerships on its consolidated balance sheets. The proportionate share of ongoing income or loss of the unconsolidated joint venture partnerships is recognized in equity in loss of unconsolidated joint venture partnerships on the consolidated statements of operations. The outside basis portion of the Company’s unconsolidated joint venture partnerships is amortized over the anticipated useful lives of the joint ventures’ tangible and intangible assets acquired and liabilities assumed.

When circumstances indicate there may have been a reduction in the value of an equity investment, the Company evaluates whether the loss is other than temporary. If the Company concludes it is other than temporary, an impairment charge is recognized to reflect the equity investment at fair value. No impairment losses were recorded related to the Company’s investment in unconsolidated joint venture partnerships for the year ended December 31, 2021. See “Note 5” for additional information regarding the Company’s investment in unconsolidated joint venture partnerships.

The Company may earn performance-based incentive fees based on a joint venture’s cumulative returns over a certain time period. The returns are determined by both the operating performance and real estate valuation of the venture, including highly variable inputs such as capitalization rates, market rents and interest rates. As these key inputs are highly volatile and out of the Company’s control, and such volatility can materially impact its performance-based incentive fee period over period, recognition of the performance-based incentive fee income is limited to amounts for which it is probable that a significant income reversal will not occur. See “Note 5” for additional information on the BTC II Partnership incentive fee distribution.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less. The Company may have bank balances in excess of federally insured amounts; however, the Company deposits its cash and cash equivalents with high credit-quality institutions to minimize credit risk.

Derivative Instruments

The Company records its derivative instruments at fair value. The accounting for changes in fair value of derivative instruments depends on whether it has been designated and qualifies as a hedge and, if so, the type of hedge. The Company’s interest rate swap derivative instruments are designated as cash flow hedges and are used to hedge exposure to variability in expected future interest payments. The change in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) on the consolidated balance sheets and is subsequently reclassified into earnings as interest expense for the period that the hedged forecasted transaction affects earnings, which is when the interest expense is recognized on the related debt. The Company’s interest rate cap derivative instruments are not designated as hedges and therefore, changes in fair value must be recognized through income. The Company does not use derivative instruments for trading or speculative purposes.

Debt Issuance Costs

Debt issuance costs include fees and costs incurred to obtain long-term financing. These fees and costs are amortized to interest expense over the terms of the related credit facilities. Unamortized debt issuance costs are written off if debt is retired before its maturity date. Accumulated amortization of debt issuance costs was approximately $5.3 million and $2.9 million as of December 31, 2021 and 2020, respectively. For the years ended December 31, 2021, 2020 and 2019, the Company’s interest expense included approximately $2.4 million, $1.2 million and $1.1 million, respectively, of amortization of financing costs.

Capitalized Interest

The Company capitalizes interest as a cost of development on value-add buildings. Capitalization of interest for a particular asset begins when activities necessary to get the asset ready for its intended use are in progress and when interest costs have been incurred. Capitalization of interest ceases when the project is substantially complete and ready for occupancy. For the years ended December 31, 2021 and 2020, approximately $1.2 million and $0.6 million of interest was capitalized, respectively. No interest was capitalized for the years ended December 31, 2019.

Distribution Fees

Distribution fees are paid monthly. Distribution fees are accrued upon the issuance of Class T shares and Class D shares in the primary portion of the Company’s public offerings. The Company accrues for: (i) the monthly amount payable as of the balance sheet date, and (ii) the estimated amount of distribution fees to be paid in future periods based on the Class T shares and Class D shares outstanding as of the balance sheet date. The accrued distribution fees are reflected in additional paid-in capital in stockholders’ equity. See “Note 12” for additional information regarding when distribution fees become payable.

Noncontrolling Interests

Due to the Company’s control of the Operating Partnership through its sole general partner interest and its limited partner interest, the Company consolidates the Operating Partnership. The limited partner interests not owned by the Company are presented as noncontrolling interests in the consolidated financial statements. The noncontrolling interests are reported on the consolidated balance sheets within permanent equity, separate from stockholders’ equity. As the limited partner interests do not participate in the profits and losses of the Operating Partnership, there is no net income or loss attributable to this portion of noncontrolling interests on the consolidated statement of operations.

Noncontrolling interests also represent the portion of equity in an acquired subsidiary real estate investment trust (“Subsidiary REIT”), that the Company does not own. Such noncontrolling interests are equity instruments presented in the consolidated balance sheet as noncontrolling interests within permanent equity. See “Note 12 to the Consolidated Financial Statements” for additional information regarding the Subsidiary REIT.

Reclassifications

Certain items in the Company’s consolidated balance sheets for 2020 have been reclassified to conform to the 2021 presentation. Intangible lease liabilities, net have been reclassified from other liabilities and are presented separately in the consolidated balance sheets. Straight-line and tenant receivables, deferred acquisition costs and due to affiliates have all been reclassified to other assets in the consolidated balance sheets. Due from affiliates has been reclassified to other liabilities and distributions payable has been reclassified to accounts payable and accrued expenses in the consolidated balance sheets.

Certain items in the Company’s consolidated statements of operations for the year ended December 31, 2020 have been reclassified to conform to its 2021 presentation. Other income has been reclassified from interest expense and other and is presented separately in the consolidated statements of operations. Other expense reimbursements, related party has been reclassified to general and administrative expenses in the consolidated statements of operations. Additionally, the performance participation allocation and fixed component of the advisory fee are presented separately on the consolidated statements of operations, while previously presented together on the consolidated statements of operations.

Redeemable Noncontrolling Interests

The Former Sponsor held, either directly or indirectly, partnership units in the Operating Partnership (“OP Units”), which were issued as payment of the performance participation allocation (also referred to as the performance component of the advisory fee) pursuant to the fourth amended and restated advisory agreement (the “Advisory Agreement”) by and among the Company, the Operating Partnership and the Advisor. Subsequent to the Transaction (as defined in “Note 12”), the Former Sponsor transferred these OP Units to its members or their affiliates. The Company has classified these OP Units as redeemable noncontrolling interests in mezzanine equity on the consolidated balance sheets due to the fact that, as defined in the operating partnership agreement, the limited partners who hold these OP Units have the ability to transfer or redeem its OP units at any time. The redeemable noncontrolling interests are recorded at the greater of the carrying amount, adjusted for the share of the allocation of income or loss and dividends, or the redemption value, which is equivalent to fair value, of such OP units at the end of each measurement period. See “Note 10” for additional information regarding redeemable noncontrolling interests.

Rental Revenue

When a lease is entered into, the Company first determines if the collectability from the tenant is probable. If the collectability is not probable the Company recognizes revenue when the payment has been received. If the collectability is determined to be probable the Company records rental revenue on a straight-line basis over the full lease term. Certain properties have leases that offer the tenant a period of time where no rent is due or where rent payments change during the term of the lease. Accordingly, the Company records receivables from tenants for rent that the Company expects to collect over the remaining lease term rather than currently, which are recorded as a straight-line rent receivable. Management analyzes accounts receivable by considering customer creditworthiness, current economic trends, including the impact of the outbreak of the current novel coronavirus (COVID-19) pandemic on customers’ businesses, and customers’ ability to make payments on time and in full when evaluating the adequacy of the allowance for doubtful accounts receivable. As of December 31, 2021, the impact of COVID-19 on customer collectability has been minimal and has not had a material impact on the consolidated financial statements. The Company evaluates collectability from its tenants on an ongoing basis, if the assessment of collectability changes during the lease term, any difference between the revenue that was recognized under the straight-line method and the lease payments that have been collected will be recognized as a current period adjustment to rental revenues. When the Company acquires a property, the term of each existing lease is considered to commence as of the acquisition date for purposes of this calculation. As of December 31, 2021 and 2020, the Company has no allowance for doubtful accounts.

In connection with property acquisitions, the Company may acquire leases with rental rates above or below estimated market rental rates. Above-market lease assets are amortized as a reduction to rental revenue over the remaining lease term, and below-market lease liabilities are amortized as an increase to rental revenue over the remaining lease term, plus any applicable fixed-rate renewal option periods.

The Company expenses any unamortized intangible lease asset or records an adjustment to rental revenue for any unamortized above-market lease asset or below-market lease liability by reassessing the estimated remaining useful life of such intangible lease asset or liability when it becomes probable a customer will terminate a lease before the stated lease expiration date.

Upon the disposition of an asset, the Company will evaluate the transaction to determine if control of the asset, as well as other specified criteria, has been transferred to the buyer to determine proper timing of recognizing gains or losses.

Organization and Offering Expenses

Organization costs are expensed as incurred and offering expenses associated with the Company’s public offerings are recorded as a reduction of gross offering proceeds in additional paid-in capital. See “Note 12” for additional information regarding organization and offering expenses.

Income Taxes

As a REIT, the Company generally is not subject to federal income taxes on net income it distributes to stockholders. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed income.

Net Income (Loss) Per Common Share

The Company computes net income (loss) per common share by dividing net income (loss) by the weighted-average number of common shares outstanding during the period for each class. There are no class specific expenses and each class of common stock shares equally in the profits and losses of the Company. There were no dilutive shares for the years ended December 31, 2021, 2020 and 2019.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. At times, balances with any one financial institution may exceed the Federal Deposit Insurance Corporation insurance limits. The Company believes it mitigates this risk by investing its cash with high-credit quality financial institutions. As the Company’s revenues predominantly consist of rental payments, it is dependent on its customers for its source of revenues. Concentration of credit risk arises when its source of revenue is highly concentrated from certain of its customers. As of December 31, 2021, no customers represented more than 10.0% of total annualized base rent of its properties.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. Fair value measurements are categorized into one of three levels of the fair value hierarchy based on the lowest level of significant input used. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Considerable judgment and a high degree of subjectivity are involved in developing these estimates. These estimates may differ from the actual amounts that the Company could realize upon settlement.

The fair value hierarchy is as follows:

Level 1—Quoted (unadjusted) prices in active markets for identical assets or liabilities.

Level 2—Other observable inputs, either directly or indirectly, other than quoted prices included in Level 1, including:

●	Quoted prices for similar assets/liabilities in active markets;
●	Quoted prices for identical or similar assets/liabilities in non-active markets (e.g., few transactions, limited information, non-current prices, high variability over time);
●	Inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities, default rates); and
●	Inputs that are derived principally from or corroborated by other observable market data.

Level 3—Unobservable inputs that cannot be corroborated by observable market data.

Recently Adopted Accounting Standards

In August 2020, the FASB issued Accounting Standards Updated (“ASU”) 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), which updates various codification topics to simplify the accounting guidance for certain financial instruments with characteristics of liabilities and equity, with a specific focus on convertible instruments and the derivative scope exception for contracts in an entity’s own equity. ASU 2020-06 is effective for annual and interim reporting periods beginning after December 15, 2021, with early adoption permitted for annual and interim reporting periods beginning after December 15, 2020. The Company adopted this standard as of the reporting period beginning January 1, 2021. The Company’s adoption of this standard did not have a material effect on its consolidated financial statements.

In January 2021, the FASB issued ASU 2021-01 “Reference Rate Reform (Topic 848)” (“ASU 2021-01”) to refine the scope of ASU 2020-04 and clarify the guidance as part of FASB’s ongoing monitoring of global reference rate reform activities. The ASU extends the guidance to provide optional expedients and exceptions for applying GAAP to derivative contracts if certain criteria are met. The amendments only apply to derivative contracts that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. ASU 2021-01 is effective for annual and interim reporting periods beginning after March 12, 2020, with early adoption permitted, through December 31, 2022. The expedients and exceptions do not apply to derivative contracts entered into after December 31, 2022. The Company adopted this standard immediately upon its issuance. The adoption did not have a material effect on the Company’s consolidated financial statements.

3. REAL ESTATE ACQUISITIONS

During the years ended December 31, 2021 and 2020, the Company acquired 100% of the following properties, which were determined to be asset acquisitions:

		Number of	Total Purchase
($ in thousands)	Acquisition Date	Buildings	Price (1)
2021 Acquisitions:
Gerwig Distribution Center	1/8/2021	1	$19,274
Harvill Business Center	3/10/2021	1	60,588
Princess Logistics Center	4/12/2021	1	74,075
Rancho Cucamonga Business Center	5/28/2021	1	24,624
Norton Distribution Center	6/1/2021	1	32,413
Build-To-Core Logistics Portfolio (2)	6/15/2021	22	876,731
Benchmark Distribution Center	6/18/2021	1	19,651
Key Logistics Portfolio	7/14/2021	48	916,766
Stonewood Logistics Center	7/16/2021	1	19,343
Heron Industrial Center	7/21/2021	1	25,999
Colony Crossing Logistics Portfolio	8/17/2021	2	21,569
Harvill Industrial Center Land	8/23/2021	—	7,532
Commerce Farms Logistics Center	8/25/2021	1	63,821
North County Commerce Center	8/30/2021	5	147,132
Performance Distribution Center	9/7/2021	1	29,532
Madison Distribution Center	9/17/2021	1	13,002
355 Logistics Center	10/1/2021	2	65,422
1 Stanley Drive	10/6/2021	1	22,239
Gilbert Gateway Commerce Park	10/6/2021	3	88,155
California Business Center	10/21/2021	2	31,070
Molto Portfolio	11/17/2021	6	204,964
Walker Mill Industrial Center	11/18/2021	1	17,205
Greater Boston Portfolio	11/22/2021	2	37,358
McDonald Portfolio	12/16/2021	14	395,754
Valwood Industrial Center	12/17/2021	4	43,132
Riggs Hill Industrial Center	12/17/2021	1	5,659
Port Crossing Logistics Center	12/21/2021	1	31,994
Hainesport Commerce Center	12/21/2021	1	132,810
Beltway Logistics Center	12/22/2021	1	28,053
Clackamas Industrial Center	12/23/2021	1	51,174
Total Acquisitions		128	$3,507,041

		Number of	Total Purchase
($ in thousands)	Acquisition Date	Buildings	Price (1)
2020 Acquisitions:
Norcross Industrial Center	3/23/2020	1	$9,505
Port 146 Distribution Center	4/14/2020	1	9,571
Lima Distribution Center	4/15/2020	1	11,622
Valwood Crossroads	5/11/2020	2	69,999
Eaglepoint Logistics Center	5/26/2020	1	40,216
7A Distribution Center II	5/27/2020	1	23,218
Legacy Logistics Center	6/3/2020	1	39,718
Logistics Center at 33	6/4/2020	1	63,285
Intermodal Logistics Center	6/29/2020	1	28,628
Executive Airport II & III	9/3/2020	2	33,200
Airpark International Logistics Center	10/9/2020	2	30,201
Carlstadt Industrial Center	11/10/2020	2	37,530
Nelson Industrial Center	12/7/2020	1	9,032
Miraloma Industrial Center	12/10/2020	1	9,498
Pennsy Logistics Center	12/18/2020	2	60,097
Total Acquisitions		20	$475,320

(1)	Total purchase price is equal to the total consideration paid plus any debt assumed at fair value. There was no debt assumed in connection with the 2021 and 2020 acquisitions.
(2)	Refer to “Note 5” for further detail regarding the acquisition of the Build-To-Core Logistics Portfolio as a result of the BTC I Partnership Transaction.

During the years ended December 31, 2021 and 2020, the Company allocated the purchase price of its acquisitions to land, building and improvements, and intangible lease assets and liabilities as follows:

	For the Year Ended December 31,
(in thousands)	2021	2020
Land	$740,909	$124,368
Building and improvements	2,612,901	313,833
Intangible lease assets	210,332	38,954
Above-market lease assets	6,417	2,438
Construction in progress	8,067	—
Below-market lease liabilities	(71,585)	(4,273)
Total purchase price (1)	$3,507,041	$475,320

(1)	Total purchase price is equal to the total consideration paid plus any debt assumed at fair value. There was no debt assumed in connection with the 2021 and 2020 acquisitions.

Intangible and above-market lease assets are amortized over the remaining lease term. Below-market lease liabilities are amortized over the remaining lease term, plus any below-market, fixed-rate renewal option periods. The weighted-average amortization periods for the intangible lease assets and liabilities acquired in connection with the Company’s acquisitions during the years ended December 31, 2021 and 2020, as of the respective date of each acquisition, was 4.9 years and 5.9 years, respectively.

4. INVESTMENT IN REAL ESTATE

As of December 31, 2021 and 2020, the Company’s consolidated investment in real estate properties consisted of 193 and 65 industrial buildings, respectively.

	As of December 31,
(in thousands)	2021	2020
Land	$1,127,147	$385,988
Building and improvements	3,510,401	885,489
Intangible lease assets	342,538	119,765
Construction in progress	27,075	4,203
Investment in real estate properties	5,007,161	1,395,445
Less accumulated depreciation and amortization	(186,269)	(72,924)
Net investment in real estate properties	$4,820,892	$1,322,521

Intangible Lease Assets and Liabilities

Intangible lease assets and liabilities as of December 31, 2021 and 2020 included the following:

	As of December 31, 2021			As of December 31, 2020
		Accumulated			Accumulated
(in thousands)	Gross	Amortization	Net	Gross	Amortization	Net
Intangible lease assets (1)	$332,176	$(74,001)	$258,175	$115,821	$(32,699)	$83,122
Above-market lease assets (1)	10,362	(1,838)	8,524	3,944	(694)	3,250
Below-market lease liabilities	(89,056)	12,624	(76,432)	(17,471)	5,862	(11,609)

(1)	Included in net investment in real estate properties on the consolidated balance sheets.

The following table details the estimated net amortization of such intangible lease assets and liabilities, as of December 31, 2021, for the next five years and thereafter:

	Estimated Net Amortization
	Intangible	Above-Market	Below-Market
(in thousands)	Lease Assets	Lease Assets	Lease Liabilities
Year 1	$67,302	$1,594	$15,295
Year 2	53,785	1,490	13,055
Year 3	40,436	1,233	11,041
Year 4	29,296	1,091	9,218
Year 5	19,710	995	6,392
Thereafter	47,646	2,121	21,431
Total	$258,175	$8,524	$76,432

Future Minimum Rent

Future minimum base rental payments, which equal the cash basis of monthly contractual rent, owed to the Company from its customers under the terms of non-cancelable operating leases in effect as of December 31, 2021, excluding rental revenues from the potential renewal or replacement of existing leases, were as follows for the next five years and thereafter:

As of December 31,
(in thousands)	2021
Year 1	$211,739
Year 2	190,224
Year 3	166,692
Year 4	136,186
Year 5	106,054
Thereafter	282,385
Total	$1,093,280

Rental Revenue Adjustments and Depreciation and Amortization Expense

The following table summarizes straight-line rent adjustments, amortization recognized as an increase (decrease) to rental revenues from above-and below-market lease assets and liabilities, and real estate-related depreciation and amortization expense:

	For the Year Ended December 31,
(in thousands)	2021	2020	2019
Increase (Decrease) to Rental Revenue:
Straight-line rent adjustments	$9,101	$4,859	$2,703
Above-market lease amortization	(1,144)	(483)	(196)
Below-market lease amortization	6,762	3,368	1,913
Real Estate-Related Depreciation and Amortization:
Depreciation expense	$70,898	$25,489	$11,952
Intangible lease asset amortization	41,303	20,994	10,284

5. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE PARTNERSHIPS

On July 15, 2020, the Company acquired, from a subsidiary of Industrial Property Trust (“IPT”), interests in two joint venture partnerships, the Build-To-Core Industrial Partnership I LP (the “BTC I Partnership”) and the Build-To-Core Industrial Partnership II LP (the “BTC II Partnership” and, together with the BTC I Partnership, the “BTC Partnerships”). The BTC Partnerships were formed with third party investors for purposes of investing in industrial properties located in certain major U.S. distribution markets.

On June 15, 2021, the Company, through two of its subsidiaries, entered into a transaction (the “BTC I Partnership Transaction”) with its joint venture partners in the BTC I Partnership, QR Master Holdings USA II LP (the “QR Limited Partner”) and Industrial Property Advisors Sub I LLC (the “BTC I SLP”). The BTC I SLP is indirectly owned by the Chairman of the Company’s board of directors. Pursuant to the BTC I Partnership Transaction, the Company, the QR Limited Partner, and the BTC I SLP agreed to split the real property portfolio of the BTC I Partnership in an equitable manner, such that following the split, the Company and the QR Limited Partner (together with certain of its affiliates), each own a 100% interest in approximately half of the portfolio of the BTC I Partnership (excluding one property that was distributed to the BTC I SLP). As a result of this transaction, the Company has a 100% interest in 22 buildings that were previously part of the BTC I Partnership (the “Build-To-Core Logistics Portfolio”). The Company and the BTC I SLP have no further interest in the BTC I Partnership as a result of the BTC I Partnership Transaction. The total cost of these properties to the Company is $876.7 million, which includes the cost of the Company’s minority joint venture interest in the BTC I Partnership and the Company’s incremental additional investment of approximately $580 million, exclusive of transaction costs, to effect the split of the BTC I Portfolio. The Company has elected the cost accumulation and allocation model to account for the BTC I Partnership Transaction, which allocates the cost of the acquisition at the carrying amount of the previously held interest, along with the incremental consideration paid and transaction costs incurred based on relative fair values.

The Agreement of Limited Partnership of the BTC II Partnership, as amended (the “BTC II Partnership Agreement”) contains procedures for making incentive fee distributions to the Company and Industrial Property Advisors Sub IV LLC (“BTC II SLP”), an affiliate of the Advisor, which are subject to the achievement of certain return thresholds. The thresholds to calculate and realize the incentive fee were achieved in the fourth quarter of 2021. Prior to the incentive fee distribution, the Company, through a subsidiary, owned an 8.0% minority interest in the BTC II Partnership, as general partner and as a limited partner. A third-party institutional investor (“QR Limited Partner”), owned a 90.0% limited partner interest and an entity in which three of the Company’s affiliated directors and each of the Company’s executive officers own an interest (“BCG Limited Partner”) owned a 2.0% limited partner interest. In addition, the BTC II SLP owned a special limited partner interest in the BTC II Partnership. The Company elected to receive its portion of the incentive fee distribution as an increase of its interest in the BTC II Partnership from 8.0% to 12.0%, in lieu of cash. The BTC II SLP elected to receive a portion of its share of the incentive fee distribution as a cash payment of $84.5 million and the remainder was issued as a 7.8% interest in the BTC II Partnership. The increase in the Company’s ownership was recognized within equity in (income) loss from unconsolidated joint venture partnership(s) in the amount of $47.7 million on the consolidated statement of operations in the fourth quarter of 2021.

The Company has reported its investments in the BTC Partnerships under the equity method on its consolidated balance sheets, because with respect to the BTC I Partnership, for the period prior to the BTC I Partnership Transaction, the Company had the ability to exercise significant influence but did not have control over the partnership. Similarly, with respect to the BTC II Partnership, the Company has the ability to exercise significant influence but does not have control of the partnership. The following table summarizes the Company’s investment in the BTC Partnerships:

	As of				Investment in Unconsolidated
	December 31, 2021		December 31, 2020		Joint Venture Partnership(s) as of
	Ownership	Number of	Ownership	Number of	December 31,	December 31,
($ in thousands)	Percentage	Buildings (1)	Percentage	Buildings (1)	2021	2020
BTC I Partnership	—%	—	26.8%	42	$—	$279,108
BTC II Partnership	12.0%	29	8.0%	25	101,769	45,134
Total BTC Partnerships		29		67	$101,769	$324,242

(1)	Represents acquired or completed buildings.

As of December 31, 2021, the book value of the Company’s investment in the BTC II Partnership was $101.8 million, which includes $39.6 million of outside basis difference. The outside basis difference originated from the difference between the purchase price paid by the Company for the minority ownership interest in the BTC II Partnership, which was based on fair value, and the book value of the Company’s share of the underlying net assets and liabilities of the joint venture partnership. The difference between the fair value and book value of the Company’s additional share of underlying net assets and liabilities received as payment of the incentive fee distribution resulted in additional outside basis during the year ended December 31, 2021. See “Note 17 to the Consolidated Financial Statements” for information regarding transactions effected subsequent to December 31, 2021 with respect to the BTC II Partnership.

6. DEBT

The Company’s consolidated indebtedness is currently comprised of borrowings under its line of credit, term loans and mortgage notes. Borrowings under the non-recourse mortgage notes are secured by mortgages or deeds of trust and related assignments and security interests in collateralized and certain cross-collateralized properties, which are generally owned by single purpose entities. A summary of the Company’s debt is as follows:

	Weighted-Average Effective
	Interest Rate as of			Balance as of
	December 31,	December 31,		December 31,	December 31,
($ in thousands)	2021	2020	Maturity Date	2021	2020
Line of credit (1)	1.40%	1.44%	November 2023	$—	$—
Term loan (2)	2.23	2.23	February 2024	415,000	415,000
Term loan (3)	1.66	—	May 2026	600,000	—
Fixed-rate mortgage notes (4)	2.93	3.14	August 2024 - January 2029	628,890	167,750
Floating-rate mortgage notes (5)	1.74	—	January 2025 - July 2025	617,250	—
Total principal amount / weighted-average (6)	2.14%	2.49%		$2,261,140	$582,750
Less unamortized debt issuance costs				$(16,106)	$(4,430)
Add mark-to-market adjustment on assumed debt, net				639	851
Total debt, net				$2,245,673	$579,171
Gross book value of properties encumbered by debt				$1,835,561	$299,318

(1)	The effective interest rate is calculated based on either: (i) the London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 1.30% to 2.10%; or (ii) an alternative base rate plus a margin ranging from 0.30% to 1.10%, each depending on the Company’s consolidated leverage ratio. Customary fall-back provisions apply if LIBOR is unavailable. The line of credit is available for general corporate purposes including, but not limited to, the acquisition and operation of permitted investments by the Company. As of December 31, 2021, total commitments for the line of credit were $430.0 million, and the unused and available portions under the line of credit were both $430.0 million.
(2)	The effective interest rate is calculated based on either (i) LIBOR plus a margin ranging from 1.25% to 2.05%; or (ii) an alternative base rate plus a margin ranging from 0.25% to 1.05%, depending on the Company’s consolidated leverage ratio. The weighted-average effective interest rate is the all-in interest rate, including the effects of interest rate swap agreements. This term loan is available for general corporate purposes including, but not limited to, the acquisition and operation of permitted investments by the Company.
(3)	The effective interest rate is calculated based on either (i) LIBOR plus a margin ranging from 1.35% to 2.20%; or (ii) an alternative base rate plus a margin ranging from 0.35% to 1.20%, depending on the Company’s consolidated leverage ratio. The weighted-average effective interest rate is the all-in interest rate, including the effects of interest rate swap agreements. This term loan is available for general corporate purposes including, but not limited to, the acquisition and operation of permitted investments by the Company.
(4)	Interest rates range from 2.85% to 3.75%. The assets and credit of each of the Company’s consolidated properties pledged as collateral for the Company’s mortgage notes are not available to satisfy the Company’s other debt and obligations, unless the Company first satisfies the mortgage notes payable on the respective underlying properties.
(5)	The effective interest rate of the $209.3 million mortgage note is calculated based on LIBOR plus a margin of 1.50%. The effective interest rate of the $408.0 million mortgage note is calculated based on an Adjusted Secured Overnight Financing Rate (“Adjusted SOFR”) plus a margin of 1.65%.
(6)	The weighted-average remaining term of the Company’s consolidated debt was approximately 4.2 years as of December 31, 2021, excluding any extension options on the line of credit and the floating-rate mortgage notes.

As of December 31, 2021, the principal payments due on the Company’s consolidated debt during each of the next five years and thereafter were as follows:

(in thousands)	Line of Credit (1)	Term Loans	Mortgage Notes (2)	Total
2022	$—	$—	$—	$—
2023	—	—	—	—
2024	—	415,000	38,000	453,000
2025	—	—	617,250	617,250
2026	—	600,000	—	600,000
Thereafter	—	—	590,890	590,890
Total principal payments	$—	$1,015,000	$1,246,140	$2,261,140

(1)	The line of credit matures in November 2023 and the term may be extended pursuant to a one-year extension option, subject to certain conditions.
(2)	The $209.3 million mortgage note matures in July 2025 and the term may be extended pursuant to a one-year extension option, subject to certain conditions. The $408.0 million mortgage note matures in January 2025 and the term may be extended pursuant to two one-year extension options, subject to certain conditions.

In July 2017, the Financial Conduct Authority (“FCA”) that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee (“ARRC”), which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR in derivatives and other financial contracts. The Company is not able to predict when LIBOR will cease to be available or when there will be sufficient liquidity in the SOFR markets. Any changes adopted by the FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR. If that were to occur, our interest payments could change. In addition, uncertainty about the extent and manner of future changes may result in interest rates and/or payments that are higher or lower than if LIBOR were to remain available in the current form.

LIBOR is expected to be phased out or modified by June 2023. As of December 31, 2021, the Company’s term loans and $209.3 million mortgage note are its only indebtedness with initial or extended maturity dates beyond 2023 that have exposure to LIBOR. The agreements governing the term loans provide procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. As of December 31, 2021, the Company has interest rate swaps in place to hedge LIBOR on $350.0 million of commitments under its $415.0 million term loan and on $225.0 million of commitments under its $600.0 million term loan. Additionally, we have one interest rate cap in place on $170.0 million of borrowings under our $209.3 million mortgage note, as of December 31, 2021. The Company intends to monitor the developments with respect to the potential phasing out of LIBOR after 2023 and work with its lenders to seek to ensure any transition away from LIBOR will have minimal impact on its financial condition but can provide no assurances regarding the impact of the discontinuation of LIBOR.

Debt Covenants

The Company’s line of credit, term loans and mortgage note agreements contain various property-level covenants, including customary affirmative and negative covenants. In addition, the line of credit and term loan agreements contain certain corporate level financial covenants, including leverage ratio, fixed charge coverage ratio, and tangible net worth thresholds. The Company was in compliance with all covenants as of December 31, 2021.

Derivative Instruments

To manage interest rate risk for certain of its variable-rate debt, the Company uses interest rate swaps as part of its risk management strategy. These derivatives are designed to mitigate the risk of future interest rate increases by providing a fixed interest rate for a limited, pre-determined period of time. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the interest rate swap agreements without exchange of the underlying notional amount. Interest rate caps involve the receipt of variable amounts from a counterparty at the end of each period in which the interest rate exceeds the agreed fixed price. Interest rate caps are not designated as hedges. Certain of the Company’s variable-rate borrowings are not hedged, and therefore, to an extent, the Company has on-going exposure to interest rate movements.

For derivative instruments that are designated and qualify as cash flow hedges, the gain or loss is recorded as a component of accumulated other comprehensive income (loss) (“AOCI”) on the consolidated balance sheets and is reclassified into earnings as interest expense for the same period that the hedged transaction affects earnings, which is when the interest expense is recognized on the related debt. The gain or loss on the derivative instrument is presented in the same line item on the consolidated statement of operations as the earnings effect of the hedged item. The interest rate cap derivative instruments are not designated as hedges and therefore, changes in fair value are recognized through income.

During the next 12 months, the Company estimates that approximately $2.8 million will be reclassified as an increase to interest expense related to active effective hedges of existing floating-rate debt.

The following table summarizes the location and fair value of the derivative instruments on the Company’s consolidated balance sheets as of December 31, 2021 and 2020:

	Number of	Notional	Balance Sheet	Fair
($ in thousands)	Contracts	Amount	Location	Value
As of December 31, 2021
Interest rate swaps	10	$575,000	Other assets	$2,653
Interest rate caps	2	578,000	Other assets	3,164
Total derivative instruments	12	$1,153,000		$5,817
As of December 31, 2020
Interest rate swaps	7	$350,000	Other liabilities	$(9,809)

The following table presents the effect of the Company’s derivative instruments on the Company’s consolidated financial statements:

	For the Year Ended December 31,
(in thousands)	2021	2020	2019
Derivative Instruments Designated as Cash Flow Hedges
Gain (loss) recognized in AOCI	$8,298	$(14,140)	$2,642
Amount reclassified from AOCI into interest expense	4,164	2,141	(452)
Total interest expense presented in the consolidated statements of operations in which the effects of the cash flow hedges are recorded	30,463	13,012	9,115
Derivative Instruments Not Designated as Cash Flow Hedges
Loss recognized in income	$(177)	$—	$—

7. DST PROGRAM

On May 1, 2021, the Company initiated a program to raise capital through private placement offerings by selling beneficial interests (the “DST Interests”) in specific Delaware statutory trusts holding real properties (the “DST Program”). Under the DST Program, each private placement offers interests in one or more real properties placed into one or more Delaware statutory trust(s) by the Operating Partnership or its affiliates (“DST Properties”). DST Properties may be sourced from properties currently indirectly owned by the Operating Partnership or newly acquired properties. The underlying interests of real properties sold to investors pursuant to such private placements are leased-back by an indirect wholly owned subsidiary of the Operating Partnership on a long-term basis. These master lease agreements are fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership retains a fair market value purchase option giving it the right, but not the obligation, to acquire the interests in the Delaware statutory trusts from the investors at a later time in exchange for OP Units.

Under the master lease, the Company is responsible for subleasing the property to occupying customers and all underlying costs associated with operating the property, and is responsible for paying rent to the Delaware statutory trust that owns such property. As such, for financial reporting purposes (and not for income tax purposes), the DST Properties are included in the Company’s consolidated financial statements, with the master lease rent payment obligations taking the place of the cost of equity and debt capital. Accordingly, for financial reporting purposes, the rental revenues and rental expenses associated with the underlying property of each master lease are included in the respective line item on the consolidated statements of operations. Consistent with the foregoing, rental payments made to the Delaware statutory trusts pursuant to the master lease agreements are accounted for using the interest method whereby a portion is accounted for as interest expense and a portion is accounted for as an accretion or amortization of the outstanding principal balance of the financing obligations. The net amount the Company receives from the underlying properties subject to the master lease may be more or less than the amount it pays to the investors of the DST Program and could fluctuate over time.

Consistent with the financial reporting position described herein, the proceeds from each private placement under the DST Program are accounted for as a financing obligation on the consolidated balance sheets due to the fact that the Company has an option (which may or may not be exercised) to purchase the interests in the Delaware statutory trusts and thereby acquire the real property owned by the Delaware statutory trusts. Consistent with the financial reporting position described herein, upfront costs incurred for services provided by the Advisor and its affiliates related to the DST Program are accounted for as deferred loan costs and are netted against the financing obligation.

In order to facilitate additional capital raise through the DST Program, the Company has made and may continue to offer loans (“DST Program Loans”) to finance a portion of the sale of DST Interests in the trusts holding DST Properties to potential investors. As of December 31, 2021, there were approximately $68.8 million of outstanding DST Program Loans that the Company has made to partially finance the sale of DST Interests. DST Program Loans are evidenced by promissory notes from the investor, secured by the investor’s DST Interests, and based on commercially reasonable terms. DST Program Loans bear interest at market rates that may be fixed or based on LIBOR, or an alternate rate in the event LIBOR is not available, and are non-recourse to the investor (except for certain non-recourse carve-outs). Accordingly, the Company includes its investments in DST Program Loans separately on its consolidated balance sheets in the “DST Program Loans” line item and includes approximately $0.9 million of income earned from DST Program Loans in “other income” on its statements of operations. The Company does not have a significant credit concentration with any individual purchaser as a result of DST Program Loans.

During the year ended December 31, 2021, the Company sold approximately $492.2 million in gross interests related to the DST Program, including interests financed by $68.8 million of DST Program Loans, and incurred rent obligations of approximately $6.0 million under its master lease agreements with investors who are participating in the DST Program.

Refer to “Note 12” for detail relating to the fees paid to the Advisor, the Dealer Manager and their affiliates for raising capital through the DST Program.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company estimates the fair value of its financial instruments using available market information and valuation methodologies it believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts that the Company would realize upon disposition of its financial instruments.

Fair Value Measurements on a Recurring Basis

The following table presents the Company’s financial instruments measured at fair value on a recurring basis as of December 31, 2021 and 2020:

				Total
(in thousands)	Level 1	Level 2	Level 3	Fair Value
As of December 31, 2021
Assets
Interest rate swaps	$—	$2,653	$—	$2,653
Interest rate caps	—	3,164	—	3,164
Total assets measured at fair value	$—	$5,817	$—	$5,817
As of December 31, 2020
Liabilities
Interest rate swaps	$—	$(9,809)	$—	$(9,809)
Total liabilities measured at fair value	$—	$(9,809)	$—	$(9,809)

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Derivative Instruments. The derivative instruments are interest rate swaps and an interest rate cap whose fair value is estimated using market-standard valuation models. Such models involve using market-based observable inputs, including interest rate curves. The Company incorporates credit valuation adjustments to appropriately reflect both its nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements, which the Company has concluded are not material to the valuation. Due to derivative instruments being unique and not actively traded, the fair value is classified as Level 2. See “Note 6” above for further discussion of the Company’s derivative instruments.

Nonrecurring Fair Value of Financial Measurements

As of December 31, 2021 and 2020, the fair values of cash and cash equivalents, restricted cash, tenant receivables, prepaid expenses, other assets, due from/to affiliates, accounts payable and accrued liabilities, and distributions payable approximate their carrying values due to the short-term nature of these instruments. The table below includes fair values for certain of the Company’s financial instruments for which it is practicable to estimate fair value. The carrying values and fair values of these financial instruments were as follows:

	As of December 31, 2021		As of December 31, 2020
	Carrying	Fair	Carrying	Fair
(in thousands)	Value (1)	Value	Value (1)	Value
Assets:
DST Program Loans	$68,772	$68,772	$—	$—
Liabilities:
Term loans	1,015,000	1,015,000	415,000	411,787
Mortgage notes	1,246,140	1,247,307	167,750	172,008

(1)	The carrying value reflects the principal amount outstanding.

9. STOCKHOLDERS’ EQUITY

Public Offerings

The Company intends to conduct a continuous public offering that will not have a predetermined duration, subject to continued compliance with the rules and regulations of the SEC and applicable state laws. On August 4, 2021, the SEC declared the Company’s registration statement on Form S-11 with respect to its third public offering of up to $5.0 billion of shares of its common stock effective, and the third public offering commenced the same day. The Company’s second public offering of up to $2.0 billion of shares of its common stock was terminated immediately upon the effectiveness of the registration statement for the third public offering. Under the third public offering, the Company is offering up to $3.75 billion of shares of its common stock in the primary offering and up to $1.25 billion of shares of its common stock pursuant to its distribution reinvestment plan, in any combination of Class T shares, Class D shares (formerly designated as Class W shares) and Class I shares. The Company may reallocate amounts between the primary offering and distribution reinvestment plan.

The Class T shares, Class D shares, and Class I shares, all of which are collectively referred to herein as shares of common stock, have identical rights and privileges, including identical voting rights, but have differing fees that are payable on a class-specific basis. The per share amount of distributions paid on Class T shares and Class D shares will be lower than the per share amount of distributions paid on Class I shares because of the distribution fees payable with respect to Class T shares and Class D shares sold in the primary offering.

Pursuant to its public offerings, the Company offered and continues to offer shares of its common stock at the “transaction price,” plus applicable selling commissions and dealer manager fees. The “transaction price” generally is equal to the net asset value (“NAV”) per share of the Company’s common stock most recently disclosed. The Company’s NAV per share is calculated as of the last calendar day of each month for each of its outstanding classes of stock, and will be available generally within 15 calendar days after the end of the applicable month. Shares issued pursuant to the Company’s distribution reinvestment plan are offered at the transaction price, as indicated above, in effect on the distribution date. The Company may update a previously disclosed transaction price in cases where the Company believes there has been a material change (positive or negative) to its NAV per share relative to the most recently disclosed monthly NAV per share.

Summary of the Public Offerings

A summary of the Company’s public offerings, including shares sold through the primary offering and the Company’s distribution reinvestment plan (“DRIP”), as of December 31, 2021, is as follows:

(in thousands)	Class T	Class D	Class I	Total
Amount of gross proceeds raised:
Primary offering	$2,126,507	$137,799	$382,352	$2,646,658
DRIP	82,216	4,927	5,164	92,307
Total offering	$2,208,723	$142,726	$387,516	$2,738,965
Number of shares issued:
Primary offering	200,987	13,385	36,495	250,867
DRIP	7,932	474	481	8,887
Total offering	208,919	13,859	36,976	259,754

As of December 31, 2021, approximately $4.6 billion in shares of common stock remained available for sale pursuant to the Company’s follow-on public offerings in any combination of Class T, Class D and Class I shares, including approximately $1.2 billion in shares of common stock available for sale through the Company’s distribution reinvestment plan, which may be reallocated for sale in the primary offering.

Common Stock

The following table summarizes the changes in the shares outstanding for each class of common stock for the periods presented below:

	Class T	Class D	Class I	Total
(in thousands)	Shares	Shares	Shares (1)	Shares
Balance as of December 31, 2018	19,759	161	345	20,265
Issuance of common stock:
Primary shares	24,705	2,584	935	28,224
DRIP	887	36	20	943
Stock grants	—	—	76	76
Redemptions	(111)	(45)	(77)	(233)
Balance as of December 31, 2019	45,240	2,736	1,299	49,275
Issuance of common stock:
Primary shares	83,136	5,032	1,451	89,619
DRIP	2,622	155	64	2,841
Stock grants	—	—	229	229
Redemptions	(433)	(57)	(3)	(493)
Balance as of December 31, 2020	130,565	7,866	3,040	141,471
Issuance of common stock:
Primary shares	73,534	5,614	33,790	112,938
DRIP	4,234	283	387	4,904
Stock grants	—	—	233	233
Redemptions	(2,204)	(114)	(32)	(2,350)
Forfeitures	—	—	(27)	(27)
Balance as of December 31, 2021	206,129	13,649	37,391	257,169

(1)	Includes 20,000 Class I shares sold to the Advisor in November 2014. See “Note 12” for additional information.

Distributions. The following table summarizes the Company’s distribution activity (including distributions reinvested in shares of the Company’s common stock) for each of the quarters ended below:

	Amount
	Declared per	Paid in	Reinvested	Distribution	Gross
(in thousands, except per share data)	Common Share (1)	Cash	in Shares	Fees (2)	Distributions (3)
2021
December 31	$0.13625	$12,434	$16,895	$5,146	$34,475
September 30	0.13625	11,020	15,219	4,263	30,502
June 30	0.13625	8,552	12,295	3,373	24,220
March 31	0.13625	6,721	10,310	3,240	20,271
Total	$0.54500	$38,727	$54,719	$16,022	$109,468
2020
December 31	$0.13625	$6,159	$9,315	$3,230	$18,704
September 30	0.13625	5,601	8,451	2,952	17,004
June 30	0.13625	5,194	7,812	2,710	15,716
March 31	0.13625	3,339	5,077	1,742	10,158
Total	$0.54500	$20,293	$30,655	$10,634	$61,582
2019
December 31	$0.13625	$2,058	$3,242	$1,105	$6,405
September 30	0.13625	1,841	2,866	992	5,699
June 30	0.13625	1,558	2,319	818	4,695
March 31	0.13625	1,178	1,744	620	3,542
	$0.54500	$6,635	$10,171	$3,535	$20,341

(1)	Amounts reflect the quarterly distribution rate authorized by the Company’s board of directors per Class T share, per Class D share, and per Class I share of common stock. Distributions were declared and paid as of monthly record dates. These monthly distributions have been aggregated and presented on a quarterly basis. The distributions on Class T shares and Class D shares of common stock are reduced by the respective distribution fees that are payable with respect to such Class T shares and Class D shares.

(2)	Distribution fees are paid monthly to the Ares Wealth Management Solutions, LLC (formerly known as Black Creek Capital Markets, LLC, the “Dealer Manager”) with respect to Class T shares and Class D shares issued in the primary portion of the Company’s public offerings only. Refer to “Note 12” for further detail regarding distribution fees.
(3)	Gross distributions are total distributions before the deduction of any distribution fees relating to Class T shares and Class D shares issued in the primary portion of the Company’s public offerings.

Redemptions

Subject to certain restrictions and limitations, a stockholder may redeem shares of the Company’s common stock, regardless of share class, for cash at a price equal to the transaction price in effect as of the last calendar day of that month, except that shares of the Company’s common stock that have not been outstanding for at least one year will be redeemed at 95.0% of the transaction price. The “transaction price” generally will be equal to the NAV per share of the Company’s common stock most recently disclosed by the Company. Redemptions are limited by the Company in accordance with a monthly and quarterly cap. While the Company is not obligated to redeem shares of its common stock under its share redemption program, it intends to redeem shares under its share redemption program on a monthly basis. However, the Company’s board of directors may determine from time to time to adjust the timing of redemptions or suspend or otherwise modify the Company’s share redemption program.

The following table summarizes the Company’s redemption activity for the periods presented below:

	For the Year Ended December 31,
(in thousands, except per share data)	2021	2020	2019
Number of eligible shares redeemed	2,350	493	233
Aggregate dollar amount of shares redeemed	$25,109	$4,867	$2,285
Average redemption price per share	$10.68	$9.87	$9.81

10. REDEEMABLE NONCONTROLLING INTERESTS

The Operating Partnership issued OP Units to the Former Sponsor as payment of the performance participation allocation (also referred to as the performance component of the advisory fee) pursuant to the Advisory Agreement. The Former Sponsor subsequently transferred these OP Units to its members or their affiliates. The Company has classified these OP Units as redeemable noncontrolling interests in mezzanine equity on the consolidated balance sheets because, as provided in the agreement of limited partnership of the Operating Partnership (the “Partnership Agreement”), the limited partners who hold these OP Units have the ability to tender the OP Units at any time, irrespective of the period that they have held such OP Units, and the Operating Partnership is required to satisfy such redemption for cash unless such cash redemption would be prohibited by applicable law or the Partnership Agreement, in which case such OP Units will be redeemed for shares of the Company’s common stock of the class corresponding to the class of such OP Units. The redeemable noncontrolling interests are recorded at the greater of the carrying amount, adjusted for its share of the allocation of income or loss and dividends, or the redemption value, which is equivalent to fair value, of such OP Units at the end of each measurement period.

The following table summarizes the redeemable noncontrolling interests activity for the years ended December 31, 2021 and 2020:

	For the Year Ended December 31,
($ in thousands)	2021	2020
Balance at beginning of year	$3,648	$723
Settlement of prior year performance participation allocation (1)	9,640	2,913
Distributions to redeemable noncontrolling interests	(715)	(197)
Net loss attributable to redeemable noncontrolling interests	(498)	(83)
Change from cash flow hedging activities attributable to redeemable noncontrolling interests	81	(59)
Redemption value allocation adjustment to redeemable noncontrolling interests	3,531	351
Balance at end of year	$15,687	$3,648

(1)	The 2020 performance participation allocation in the amount of $9.6 million became payable to the Former Sponsor on December 31, 2020. At the Advisor’s election, it was paid in the form of Class I OP Units valued at $9.6 million (based on the NAV per unit as of December 31, 2020), which were issued to the Former Sponsor in January 2021 and subsequently transferred to its members or their affiliates. The 2019 performance participation allocation in the amount of $2.9 million became payable to the Former Sponsor on December 31, 2019. At the Advisor’s election, it was paid in the form of Class I OP Units valued at $2.9 million (based on the NAV per unit as of December 31, 2019), which were issued to the Former Sponsor in January 2020 and subsequently transferred to its members or their affiliates.

11. INCOME TAXES

Distributions

Distributions to stockholders are characterized for U.S. federal income tax purposes as: (i) ordinary income; (ii) non-taxable return of capital; or (iii) long-term capital gain. Distributions that exceed the Company’s current and accumulated tax earnings and profits constitute a return of capital and reduce the stockholders’ basis in the common shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the stockholders’ basis in the common shares, the distributions will generally be treated as a gain from the sale or exchange of such stockholders’ common shares. For taxable years beginning before January 1, 2026, all distributions (other than distributions designated as capital gain distributions and distributions traceable to distributions from a taxable REIT subsidiary) which are received by a pass-through entity or an individual, are eligible for a 20% deduction from gross income. At the beginning of each year, the Company notifies its stockholders of the taxability of the distributions paid during the preceding year. The unaudited preliminary taxability of the Company’s 2021, 2020 and 2019 distributions were:

	For the Year Ended December 31,
(unaudited)	2021	2020	2019
Ordinary income	11.6%	7.1%	—%
Non-taxable return of capital	34.8	92.9	100.0
Long-term capital gain	53.6	—	—
Total distribution	100.0%	100.0%	100.0%

Our overall taxability increased in 2021 as compared to 2020 primarily due to increased capital gain taxability, which was driven by the BTC I Transaction and the sale of assets to the taxable REIT subsidiary (“TRS”) associated with the initiation of the AIREX DST Program during 2021. Additionally, the increase in ordinary income taxability was primarily driven by the significant growth of the Company during 2021.

12. RELATED PARTY TRANSACTIONS

The Company relies on the Advisor, a related party, to manage the Company’s day-to-day operating and acquisition activities and to implement the Company’s investment strategy pursuant to the terms of the Advisory Agreement. The current term of the Advisory Agreement ends May 1, 2022, subject to renewals by the Company’s board of directors for an unlimited number of successive one-year periods. The Dealer Manager provides dealer manager services in connection with the third public offering pursuant to the terms of the dealer manager agreement, dated as of February 11, 2022 (the “Dealer Manager Agreement”), by and among the Company, the Advisor and the Dealer Manager. On July 1, 2021, Ares closed on the acquisition of Black Creek Group’s U.S. real estate investment advisory and distribution business, including the Company’s Former Advisor (the “Transaction”). On the same date, the Company’s Former Advisor assigned the then-current advisory agreement to the Company’s New Advisor. Ares did not acquire the Former Sponsor, and the Company now considers Ares real estate group to be the Company’s sponsor. Prior to the Transaction, the Former Sponsor, which owned the Former Advisor, was directly or indirectly majority owned by the estate of John A. Blumberg, James R. Mulvihill and Evan H. Zucker and/or their affiliates and the Former Sponsor and the Former Advisor were jointly controlled by the estate of Mr. Blumberg, Messrs Mulvihill and Zucker and/or their respective affiliates. The Advisor, the Sponsor and the Dealer Manager receive compensation in the form of fees and expense reimbursements for services relating to the public offerings and for the investment and management of the Company’s assets. The following is a description of the fees and expense reimbursements payable to the Advisor, the Sponsor, and the Dealer Manager. This summary does not purport to be a complete summary of the Advisory Agreement, the Dealer Manager Agreement, and the tenth amended and restated limited partnership agreement of the Operating Partnership.

Selling Commissions, Dealer Manager Fees and Distribution Fees. The Dealer Manager is entitled to receive upfront selling commissions and dealer manager fees with respect to Class T shares sold in the primary offering. The upfront selling commissions and dealer manager fees are calculated as a percentage of the offering price at the time of purchase of such shares. All or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed to, participating broker dealers. In addition, the Dealer Manager is entitled to receive ongoing distribution fees based on the NAV of Class T shares and Class D shares sold in the primary portion of the offerings. The distribution fees will be payable monthly in arrears and will be paid on a continuous basis from year to year. The Dealer Manager will reallow the distribution fees to participating broker dealers and broker dealers servicing accounts of investors who own Class T shares and/or Class D shares. The following table details the selling commissions, dealer manager fees and distribution fees applicable for each share class. With respect to Class T shares, the distribution fees were payable at a rate of 1.0% of NAV per annum for periods prior to March 1, 2021. With respect to Class D shares, the distribution fees are payable at a rate of 0.25% of NAV per annum for periods after December 31, 2021.

	Class T	Class D	Class I
Selling commissions (as % of offering price)	up to 2.0%	—%	—%
Dealer manager fees (as % of offering price)	up to 2.5%	—%	—%
Distribution fees (as % of NAV per annum)	0.85%	0.50%	—%

The Company will cease paying the distribution fees with respect to individual Class T shares and Class D shares when they are no longer outstanding, including as a result of a conversion to Class I shares. Each Class T share or Class D share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the applicable conversion rate on the earliest of: (i) a listing of any shares of the Company’s common stock on a national securities exchange; (ii) the Company’s merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets; and (iii) the end of the month in which the Dealer Manager, in conjunction with the Company’s transfer agent, determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through the distribution reinvestment plan or received as stock dividends) equals or exceeds 8.5% of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in the primary portion of the offerings.

Advisory Fee. The advisory fee consists of a fixed component and a performance participation allocation. The fixed component of the advisory fee includes a fee that will be paid monthly to the Advisor for asset management services provided to the Company in an amount equal to 1/12th of 1.25% of (a) the applicable monthly NAV per Fund Interest times the weighted-average number of Fund Interests for such month and (b) the consideration received by the Company or its affiliates for selling interests in properties under the DST Program. Prior to February 16, 2021, the fixed component of the advisory fee was accrued in the amount of 1/12th of 0.80% of the aggregate cost of each real property asset within the Company’s portfolio. “Fund Interests” means the outstanding shares of the Company’s common stock and any OP Units held by third parties.

The performance participation allocation, which will be paid to the holder of a separate series of partnership interests in the Operating Partnership with special distribution rights (the “Special Units”), is a performance based amount in the form of an allocation and distribution. This amount will be paid to the holder of the Special Units, so long as the Advisory Agreement has not been terminated, as a performance participation interest with respect to the Special Units or, at the election of the Advisor, all or a portion of this amount will be paid instead to the Special Unit Holder in the form of a cash fee, as described in the Advisory Agreement.

The performance participation allocation is calculated as the lesser of: (1) 12.5% of (a) the annual total return amount less (b) any loss carryforward; and (2) the amount equal to (x) the annual total return amount, less (y) any loss carryforward, less (z) the amount needed to achieve an annual total return amount equal to 5.0% of the NAV per Fund Interest at the beginning of such year (the “Hurdle Amount”). The foregoing calculations are calculated on a per Fund Interest basis and multiplied by the weighted average Fund Interests outstanding during the year. In no event will the performance participation allocation be less than zero. Accordingly, if the annual total return amount exceeds the Hurdle Amount plus the amount of any loss carryforward, then the performance participation allocation will be equal to 100.0% of such excess, but limited to 12.5% of the annual total return amount that is in excess of the loss carryforward.

The “annual total return amount” referred to above means all distributions paid or accrued per Fund Interest plus any change in NAV per Fund Interest since the end of the prior calendar year, adjusted to exclude the negative impact on annual total return resulting from the Company’s payment or obligation to pay, or distribute, as applicable, the performance participation allocation as well as ongoing distribution fees (i.e., the Company’s ongoing class-specific fees). If the performance participation allocation is being calculated with respect to a year in which the Company completes a liquidity event, for purposes of determining the annual total return amount, the change in NAV per Fund Interest will be deemed to equal the difference between the NAV per Fund Interest as of the end of the prior calendar year and the value per Fund Interest determined in connection with such liquidity event, as described in the Advisory Agreement. The “loss carryforward” referred to above tracks any negative annual total return amounts from prior years and offsets the positive annual total return amount for purposes of the calculation of the performance participation allocation. The loss carryforward was zero as of December 31, 2021.

Organization and Offering Expenses. The Advisor agreed to advance all of the Company’s organization and offering expenses on the Company’s behalf, excluding upfront selling commissions, dealer manager fees and distribution fees, through December 31, 2019. The Company agreed to reimburse the Advisor for all such advanced expenses ratably over the 60 months following December 31, 2019 and reimbursed in full in January 2021, as described below. Beginning January 1, 2020, the Company either pays organization and offering expenses directly or reimburses the Advisor and the Dealer Manager for any organization and offering expenses that it pays on the Company’s behalf as and when incurred. The Company’s total cumulative organization and offering expenses may not exceed 15.0% of the gross proceeds from the primary portion of the applicable offering. As such, the Company would not consider organization and offering expenses above that amount to be payable, but such amounts may become payable in the future. As of December 31, 2020, the Company’s cumulative organization and offering expenses had not exceeded 15.0% of the gross proceeds from the primary portion of the offerings. There were no organization and offering expenses owed to the Advisor by the Company as of December 31, 2021.

Development Fees. Pursuant to the Advisory Agreement, the Company has agreed to pay the Advisor a development fee in connection with providing services related to the development, construction, improvement or stabilization, including tenant improvements, of development properties or overseeing the provision of these services by third parties on behalf of the Company. The fee will be an amount that will be equal to 4.0% of total project cost of the development property (or the Company’s proportional interest therein with respect to real property held in joint ventures or other entities that are co-owned). If the Advisor engages a third party to provide development services, the third party will be compensated directly by the Company, and the Advisor will receive the development fee if it provides development oversight services.

Fees from Other Services. The Company may retain certain of the Advisor’s affiliates, from time to time, for services relating to the Company’s investments or its operations, which may include property management services, leasing services, corporate services, statutory services, transaction support services, construction and development management, and loan management and servicing, and within one or more such categories, providing services in respect of asset and/or investment administration, accounting, technology, tax preparation, finance, treasury, operational coordination, risk management, insurance placement, human resources, legal and compliance, valuation and reporting-related services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, property, title and/or other types of insurance, management consulting and other similar operational matters. Any fees paid to the Advisor’s affiliates for any such services will not reduce the advisory fees. Any such arrangements will be at market rates or reimbursement of costs.

Acquisition Expense Reimbursements. Pursuant to the Advisory Agreement, subject to certain limitations, the Company agreed to reimburse the Advisor for all acquisition expenses incurred on the Company’s behalf in connection with the selection, acquisition, development or origination of its investments, whether or not such investments are acquired. As these expense reimbursements were not directly attributable to a specified property, they were expensed as incurred on the consolidated statements of operations.

Property-Level Accounting Services. Pursuant to the Advisory Agreement, the Company has agreed to pay the Advisor a property accounting fee in connection with providing services related to accounting for real property operations, including the maintenance of the real property’s books and records in accordance with GAAP and the Company’s policies, procedures, and internal controls, in a timely manner, and the processing of real property-related cash receipts and disbursements. The property accounting fee is equal to the difference between: (i) the property management fee charged with respect to each real property, which reflects the market rate for all real property management services, including property-level accounting services, based on rates charged for similar properties within the region or market in which the real property is located, and (ii) the amount paid to third-party property management firms for property management services, which fee is based on an arm’s length negotiation with a third party property management service provider (the difference between (i) and (ii), the “property accounting fee”).

DST Program

DST Program Dealer Manager Fees. In connection with the DST Program, as described in “Note 7,” Ares Industrial Real Estate Exchange LLC (“AIREX,” formerly known as Black Creek Industrial Exchange LLC), a wholly-owned subsidiary of our taxable REIT subsidiary that is wholly-owned by the Operating Partnership, entered into a dealer manager agreement with the Dealer Manager, pursuant to which the Dealer Manager agreed to conduct the private placements for interests reflecting an indirect ownership of up to $1.5 billion of interests. The Advisor, Dealer Manager and certain of their affiliates receive fees and reimbursements in connection with their roles in the DST Program, which costs are substantially funded by the private investors in that program, through one or more purchase price “mark ups” of the initial estimated fair value of the DST Properties to be sold to investors, fees paid by the investors at the time of investment, or deductions from distributions paid to such investors.

AIREX will pay certain up-front fees and reimburse certain related expenses to the Dealer Manager with respect to capital raised through the DST Program. AIREX is obligated to pay the Dealer Manager a dealer manager fee of up to 1.5% of gross equity proceeds raised and a commission of up to 5.0% of gross equity proceeds raised through the private placements. In addition, with respect to certain classes of interests (or the corresponding classes of OP Units or shares for which they may be exchanged in certain circumstances) we, the Operating Partnership or AIREX will pay the Dealer Manager ongoing fees in amounts up to 1.0% of the equity investment or net asset value thereof per year. The Dealer Manager may re-allow such commissions, ongoing fees and a portion of such dealer manager fees to participating broker dealers. In addition, pursuant to the dealer manager agreement for the DST Program, we, or our subsidiaries, are obligated to reimburse the Dealer Manager for (a) customary travel, lodging, meals and reasonable entertainment expenses incurred in connection with the private placements; (b) costs and expenses of conducting educational conferences and seminars, attending broker-dealer sponsored conferences, or educational conferences sponsored by AIREX; (c) customary promotional items; and (d) legal fees of the Dealer Manager.

Pursuant to the Advisory Agreement and Operating Partnership Agreement, DST Properties are included when calculating the fixed advisory fee and the performance participation allocation due to the Advisor. Furthermore, because the Advisor funds certain Dealer Manager personnel costs that are not reimbursed under the DST Program dealer manager agreement, we have also agreed to pay the Advisor a fee equal to the fee paid by DST Program investors for these costs, which is up to 1.5% of the total equity amount paid for the interests.

DST Manager Fees. AIREX Manager LLC (formerly known as BC Industrial Exchange Manager LLC, the “DST Manager”), a wholly owned subsidiary of the Operating Partnership, acts, directly or through a wholly-owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to AIREX Advisor LLC (“DST Advisor”), an affiliate of the Advisor. While the intention is to sell 100% of the interests to third parties, AIREX may hold an interest for a period of time and therefore could be subject to the following description of fees and reimbursements paid to the DST Manager. The DST Manager will have primary responsibility for performing administrative actions in connection with the trust and any DST Property and has the sole power to determine when it is appropriate for a trust to sell a DST Property. For its services, DST Advisor will receive, through the DST Manager, (i) a management fee equal to a stated percentage (e.g., 1.0%) of the gross rents payable to the trust, with such amount to be set on a deal-by-deal basis, (ii) a loan fee of up to 1.0% for any financing provided by us in connection with the DST Program (in which case a subsidiary of ours would provide the debt financing and earn interest thereon, as discussed further below), (iii) reimbursement of certain expenses associated with the establishment, maintenance and operation of the trust and DST Properties and the sale of any DST Property to a third party, and (iv) up to 1.0% of the gross equity proceeds as compensation for the development and design of the DST Program and ongoing oversight of the offering and the DST Program. Furthermore, to the extent that the Operating Partnership exercises its fair market value purchase option to acquire the interests from the investors at a later time in exchange for OP Units, and such investors subsequently submit such OP Units for redemption pursuant to the terms of the Operating Partnership, a redemption fee of up to 1.0% of the amount otherwise payable to a limited partner upon redemption will be paid to DST Manager subject to the terms of the applicable DST Program offering documents.

In connection with the DST Program, AIREX maintains a loan program and may, upon request, provide DST Program Loans to certain purchasers of the interests in the DST Interests to finance a portion of the purchase price payable upon their acquisition of such DST Interests (the “Purchase Price”). The DST Program Loans are made by a subsidiary of ours (the “DST Lender”). The DST Program Loans may differ in original principal amounts. The original principal amount of the DST Program Loans expressed as a percentage of the total Purchase Price for the applicable DST Interests may also vary, but no DST Program Loan to any purchaser will exceed 50% of the Purchase Price paid by such purchaser for its DST Interest in the Trust, excluding the amount of the Origination Fee, as hereinafter defined. Each purchaser that elects to obtain a DST Program Loan, will pay an origination fee to the DST Manager equal to up to 1.0% of the original principal amount of its DST Program Loan (the “Origination Fee”) upon origination of such DST Program Loan, which Origination Fee will be assigned by the DST Manager to an affiliate of the Advisor. The purchaser will be required to represent, among other things, that no portion of the Purchase Price for its DST Interest and no fee paid in connection with the acquisition of its DST Interest (including, without limitation, the Origination Fee) has been or will be funded with any nonrecourse indebtedness other than the DST Program Loan.

The table below summarizes the fees and expenses incurred by the Company for services provided by the Advisor and its affiliates, and by the Dealer Manager related to the services described above, and any related amounts payable:

	For the Year Ended December 31,			Payable as of
(in thousands)	2021	2020	2019	December 31, 2021	December 31, 2020
Selling commissions and dealer manager fees (1)	$15,046	$39,190	$11,697	$—	$—
Ongoing distribution fees (1)(2)	16,022	10,634	3,535	1,779	1,122
Advisory fee—fixed component	28,558	9,653	4,585	3,864	1,345
Performance participation allocation	81,185	9,640	2,913	81,185	9,640
Other expense reimbursements (3)(4)	11,434	9,928	8,706	707	2,706
Property accounting fee (5)	1,262	603	313	166	59
DST Program selling commissions, dealer manager fees and distribution fees (1)	3,527	—	—	190	—
Other DST Program related costs (4)	5,925	—	—	61	—
Development fees (6)	937	24	—	78	24
Total	$163,896	$79,672	$31,749	$88,030	$14,896

(1)	All or a portion of these amounts will be retained by, or reallowed (paid) to, participating broker-dealers and servicing broker-dealers.
(2)	The distribution fees are payable monthly in arrears. Additionally, the Company accrues for future estimated amounts payable related to ongoing distribution fees. The future estimated amounts payable were approximately $85.4 million and $45.0 million as of December 31, 2021 and 2020, respectively.
(3)	Other expense reimbursements include certain expenses incurred for organization and offering, acquisition and general administrative services provided to us under the advisory agreement, including, but not limited to, certain expenses described below after footnote 6, allocated rent paid to both third parties and affiliates of the Advisor, equipment, utilities, insurance, travel and entertainment.
(4)	Includes costs reimbursed to the Advisor related to the DST Program.
(5)	The cost of the property management fee, including the property accounting fee, is generally borne by the tenant or tenants at each real property, either via a direct reimbursement to the Company or, in the case of tenants subject to a gross lease, as part of the lease cost. In certain limited circumstances, the Company may pay for a portion of the property management fee, including the property accounting fee, without reimbursement from the tenant or tenants at a real property.
(6)	Development fees are included in the total development project costs of the respective properties and are capitalized in construction in progress, which is included in net investment in real estate properties on the Company’s consolidated balance sheets. Amounts also include the Company’s proportionate share of development acquisition fees relating to the BTC Partnerships, which are included in investment in unconsolidated joint venture partnership(s) on the Company’s consolidated balance sheets.

Certain of the expense reimbursements described in the table above include a portion of the compensation expenses of officers, including a portion of the salary, bonus and benefits of certain of the Company’s named executive officers, as well as employees of the Advisor or its affiliates related to activities for which the Advisor did not otherwise receive a separate fee. The Company reimbursed the Advisor approximately $10.1 million, $8.3 million and $7.0 million for the years ended December 31, 2021, 2020 and 2019 respectively, for such compensation expenses.

As of December 31, 2020, $17.1 million of organization and offering costs that the Advisor had incurred on the Company’s behalf through December 31, 2019, remained payable to the Advisor. The Company paid this amount to the Advisor in full in January 2021. The Company now pays offering costs directly as and when incurred.

Transactions with Affiliates

The Operating Partnership issued 100 Special Units to the Former Sponsor for consideration of $1,000. The Special Units are classified as noncontrolling interests. On July 1, 2021, the initial 20,000 shares were assigned to the Advisor. On July 1, 2021, the 100 Special Units were assigned to the Advisor and in December 2021, the Advisor assigned the 100 Special Units to its subsidiary, BCI IV Incentive Fee LP (the “Special Unit Holder”).

Performance Participation Allocation

The 2021 performance participation allocation in the amount of $81.2 million became payable on December 31, 2021, and was issued as 6,494,463 Class I OP units in January 2022 to the Special Unit Holder. At the direction of the Advisor and in light of our Former Sponsor having been the holder of the Special Units for the first six months of 2021, the Special Unit Holder designated 1,610,730 of these Class I OP Units to an entity owned indirectly by the Company’s Chairman, Mr. Zucker, and 1,610,730 of these Class I OP Units to an entity owned indirectly by a member of our Former Sponsor. The Special Unit Holder transferred 3,273,003 Class I OP Units to the Advisor thereafter and, at the request of the Advisor, the Operating Partnership subsequently redeemed all such Class I OP Units for $40.9 million. The 2020 performance participation allocation in the amount of $9.6 million became payable to the Former Sponsor, as the former holder of the Special Units, on December 31, 2020, and was issued as 950,358 Class I OP units in January 2021 and subsequently transferred to its members, which included Mr. Zucker. Such Class I OP Units were issued at the NAV per unit as of December 31st of the respective year for which the performance participation allocation became payable. As a result of these transactions, as of February 1, 2022, Mr. Zucker owns 2,047,831 Class I OP Units.

Joint Venture Partnerships

For the year ended December 31, 2021, the BTC Partnerships (as described in “Note 5”) incurred in aggregate approximately $10.1 million in acquisition and asset management fees, and fees related to development, which were paid to affiliates of the Advisor pursuant to the respective service agreements, as compared to $6.2 million for the period from July 16, 2020 (the date the Company acquired an interest in the BTC Partnerships) through December 31, 2020. The BTC I Partnership incurred these amounts for periods in 2021 prior to the BTC I Partnership Transaction only. The Company had amounts due to the BTC II Partnership of approximately $0.2 million as of December 31, 2021, which were recorded in other liabilities on the consolidated balance sheets, and had amounts due from the BTC Partnerships in aggregate of approximately $25,000, as of December 31, 2020, which were recorded in other assets on the consolidated balance sheets.

As of December 31, 2020, the BTC I Partnership owed the Company $3.2 million for the Company’s overpayment of the required contributions associated with the BTC I Partnership incentive distribution, which was recorded in accounts payable and accrued expenses on the consolidated balance sheets. The BTC I Partnership returned the overpayment of the required contributions to the Company in January 2021. In addition, see “Note 5 to the Consolidated Financial Statements” for information about the BTC II Partnership Transaction and see “Note 17 to the Consolidated Financial Statements” for information regarding transactions effected subsequent to December 31, 2021 with respect to the BTC II Partnership.

Expense Support Agreement

On January 1, 2019, the Company, the Advisor and the Operating Partnership entered into the Second Amended and Restated Expense Support Agreement (the “Expense Support Agreement”). The Expense Support Agreement amended and restated the agreement that had been entered into by the Company, the Operating Partnership and the Advisor in October 2016, which was subsequently amended and restated as of July 1, 2017. Pursuant to the Expense Support Agreement, the Advisor agreed to defer certain fees and fund certain of the Company’s expenses, subject to the terms of the agreement. The Expense Support Agreement was not renewed after the expiration of its effective term on December 31, 2020 and the Company does not expect to receive any additional expense support from the Advisor in the future.

The table below provides information regarding the fees deferred and expense support provided by the Advisor, pursuant to the Expense Support Agreement. The Expense Support Agreement was not renewed after the expiration of its effective term on December 31, 2020. The total aggregate amount paid by the Advisor pursuant to the Expense Support Agreement was $27.1 million, and as of December 31, 2020, all reimbursable amounts had been paid in their entirety, and no amounts remain to be reimbursed to the Advisor.

	For the Year Ended December 31,
(in thousands)	2021	2020	2019
Fees deferred	$—	$3,896	$3,895
Other expenses supported	—	9,609	2,243
Total expense support from Advisor	$—	$13,505	$6,138
Reimbursement of previously deferred fees and other expenses supported	—	(13,505)	(13,606)
Total expense support from Advisor, net (1)	$—	$—	$(7,468)

(1)	As of December 31, 2021 and 2020, no amounts related to expense support were payable to or receivable from the Advisor. As of December 31, 2019, approximately $5.4 million was payable to the Advisor by the Company and was included in other liabilities on the consolidated balance sheets.

13. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information and disclosure of non-cash investing and financing activities is as follows:

	For the Year Ended December 31,
(in thousands)	2021	2020	2019
Interest paid, net of capitalized interest	$23,529	$12,180	$7,810
Distributions payable	11,747	6,450	2,241
Distributions reinvested in common stock	52,223	28,590	9,482
Increase in DST Program Loans receivable through DST Program capital raising	68,772	—	—
Redeemable noncontrolling interests issued as settlement of performance participation allocation	9,640	2,913	723
Non-cash redemption of minority ownership interest in BTC I Partnership	279,340	—	—
Change in accrued future ongoing distribution fees	40,458	28,493	9,010
Non-cash settlement of incentive fee income included in equity in (income) loss from unconsolidated joint venture partnership(s)	47,678	—	—
Non-cash selling commissions and dealer manager fees	15,046	39,190	11,697

Restricted Cash

Restricted cash consists of lender and property-related escrow accounts, as well as utility deposits. The following table presents the components of the beginning of period and end of period cash, cash equivalents and restricted cash reported within the consolidated statements of cash flows:

	For the Year Ended December 31,
(in thousands)	2021	2020	2019
Beginning of period:
Cash and cash equivalents	$232,369	$51,178	$19,016
Restricted cash	530	—	5
Cash, cash equivalents and restricted cash	$232,899	$51,178	$19,021
End of period:
Cash and cash equivalents	$216,848	$232,369	$51,178
Restricted cash	887	530	—
Cash, cash equivalents and restricted cash	$217,735	$232,899	$51,178

14. NONCONTROLLING INTERESTS

Special Units

In November 2014, the Operating Partnership issued 100 Special Units to the parent of the Former Advisor for consideration of $1,000. On July 1, 2021, the 100 Special Units were assigned to the Advisor. In December 2021, the Special Units were assigned by the Advisor to the Special Unit Holder. The holder of the Special Units does not participate in the profits and losses of the Operating Partnership. The holder of the Special Units will be paid a performance participation allocation. Refer to “Note 10” for details regarding the performance participation allocation and Class I OP Units issued as payment for the performance participation allocation. This amount will be paid to the Special Unit Holder, so long as the Advisory Agreement has not been terminated, as a performance participation interest with respect to the Special Units or, at the election of the Advisor, will be paid instead to the Advisor in the form of a cash fee, as described in the Advisory Agreement. The limited partner interests not owned by the Company are presented as noncontrolling interests in the consolidated financial statements. The noncontrolling interests are reported on the consolidated balance sheets within permanent equity, separate from stockholders’ equity.

Subsidiary REITs

As of December 31, 2021, the Company indirectly owns and controls the managing member of three subsidiary REITs. Noncontrolling interests represent the portion of equity in the subsidiary REIT that the Company does not own. Such noncontrolling interests are equity instruments presented in the consolidated balance sheet as of December 31, 2021 as noncontrolling interests within permanent equity. The preferred shares are non-voting and have no rights to income or loss. The preferred shares are redeemable by the respective subsidiary REIT at the discretion of the Company, through its ownership and control of the managing member. The following table includes details for each Subsidiary REIT:

				Annual	Dividend Payable as of December 31,
Subsidiary REIT Acquisition	Date Acquired	Number of Shares	Par Value	Preferred Dividend	2021 (1)	2020 (1)
Executive Airport II	9/3/2020	125	$1,000	12.5%	$7,812	$7,812
Build-To-Core Logistics Portfolio	6/15/2021	122	$500	12.0%	$—	$—
Hainesport Commerce Center	12/21/2021	125	$1,000	12.0%	$—	$—

(1)	Recorded in accounts payable and accrued expenses on the Company’s consolidated balance sheets.

15. SIGNIFICANT RISKS AND UNCERTAINTIES

Significant Risks and Uncertainties

One of the most significant risks and uncertainties is the adverse effect of the current novel coronavirus (“COVID-19”) pandemic. The extent of the impact from COVID-19 on the commercial real estate sector continues to vary dramatically across real estate property types and markets, with certain property segments such as hospitality, gaming, shopping malls, senior housing, and student living being impacted particularly hard. While not immune to the effects of COVID-19, the industrial property sector in which the Company invests continues to remain relatively resilient; however, during 2020 the Company had customers request rent deferral or rent abatement. These rent deferrals did not have a material effect on the Company’s results of operations for the years ended December 31, 2020 and the Company did not receive requests for rent deferral or rent abatement during the year ended December 31, 2021.

The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business, including how it will impact its customers and business partners, however the Company did not incur significant disruptions during the years ended December 31, 2020 and 2021 from the COVID-19 pandemic. While it is unable to predict the impact that the COVID-19 pandemic will have on its future financial condition, results of operations and cash flows due to numerous uncertainties, there have not been any indications of future economic disruptions to the Company related to the COVID-19 pandemic. The extent to which the COVID-19 pandemic impacts the Company’s operations and those of the Company’s customers will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

16. COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company and its subsidiaries may be involved in various claims and legal actions arising in the ordinary course of business. As of December 31, 2021, the Company and its subsidiaries were not involved in any material legal proceedings.

Environmental Matters

A majority of the properties the Company acquires have been or will be subject to environmental reviews either by the Company or the previous owners. In addition, the Company may incur environmental remediation costs associated with certain land parcels it may acquire in connection with the development of land. The Company has or may acquire certain properties in urban and industrial areas that may have been leased to or previously owned by commercial and industrial companies that discharged hazardous material. The Company may purchase various environmental insurance policies to mitigate its exposure to environmental liabilities. The Company is not aware of any environmental liabilities that it believes would have a material adverse effect on its business, financial condition, or results of operations as of December 31, 2021.

17. SUBSEQUENT EVENTS

BTC II Portfolio Split

Immediately prior to February 15, 2022, the Company, through a subsidiary, owned an 12.0% minority interest in the BTC II Partnership, as general partner and as a limited partner. In addition, a third-party institutional investor (“QR Limited Partner”), owned a 78.5% limited partner interest. In addition, the BTC II SLP, an entity in which the Chairman of the board of directors holds an interest, owned a 7.8% special limited partner interest in the BTC II Partnership. An entity in which three of our affiliated directors and each of our executive officers own an interest, or the “BCG Limited Partner,” owned a 1.7% interest in the BTC II Partnership. Similar to the BTC I Partnership Transaction (as described in “Note 5 to the Consolidated Financial Statements”), the BTC II Partnership Agreement provided procedures whereby the partners may split the real property portfolio in an equitable manner, such that certain partners will own a 100% interest in certain of the properties as a result of the split.

On February 15, 2022, in accordance with the terms of the BTC II Partnership Agreement, the Company, along with the other joint venture partners in the BTC II Partnership, entered into a transaction to split the majority of the properties in the BTC II Portfolio amongst the joint venture partners, other than the BCG Limited Partner, whose respective interest in such properties was redeemed for $24.9 million (the “BTC II Partnership Transaction”). As a result of the BTC II Partnership Transaction, the Company owns a 100% interest in 11 properties, that were previously part of the BTC II Portfolio, the BTC II SLP owns a 100% interest in seven properties that were previously part of the BTC II Portfolio and the QR Limited Partner owns a 100% interest in the remaining 14 properties that were part of the BTC II Partnership Transaction. The properties acquired by the Company consist of a total of approximately 1.7 million square feet and the properties acquired by the BTC II SLP consist of a total of approximately 1.0 million square feet. Concurrently with the BTC II Partnership Transaction, the Company and the joint venture partners formed a new joint venture partnership, through which the Company co-owns five properties that were part of the original BTC II Portfolio and were not part of the BTC II Partnership Transaction. The partners own the same relative interests in the new partnership as they did in the BTC II Partnership prior to the incentive fee distribution that was settled in the fourth quarter of 2021, such that the Company owns an 8.0% interest as general partner and as a limited partner, the BTC II SLP owns a special limited partner interest, the BCG Limited Partner owns a 2.0% limited partner interest and the QR Limited Partner owns a 90.0% limited partner interest. The terms of the new partnership agreement are substantially the same as the terms of the BTC II Partnership Agreement, including, without limitation, the rights of the parties to incentive distributions. As of the date of this 10-K, an affiliate of the Advisor continues to provide the BTC II Advisory Services with respect to the five properties not included in the BTC II Partnership transaction, as well as the 14 remaining properties owned by the QR Limited Partner.

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

							Costs				Accumulated
							Capitalized or	Gross Amount Carried as of			Depreciation
				Initial Cost to Company			Adjustments	December 31, 2021 (5)			and		Depreciable
	# of				Buildings and	Total	Subsequent to		Buildings and	Total	Amortization	Acquisition	Life
($ in thousands)	Buildings	Debt		Land	Improvements (5)	Costs	Acquisition	Land	Improvements (5)	Costs (7)	(7)	Date	(Years)
Consolidated Industrial Properties:
Ontario Industrial Center in Ontario, CA	1	$—	(1)	$5,225	$5,370	$10,595	$1,004	$5,226	$6,373	$11,599	$(1,552)	2/26/2018	1-20
Medley Industrial Center in Medley, FL	1	—		2,864	4,559	7,423	309	2,864	4,868	7,732	(921)	4/11/2018	1-30
Ontario Distribution Center in Ontario, CA	1	—	(2)	14,657	16,101	30,758	122	14,657	16,223	30,880	(4,310)	5/17/2018	1-20
Park 429 Logistics Center in Ocoee, FL	2	—		7,963	36,919	44,882	319	7,963	37,238	45,201	(4,578)	6/7/2018	1-40
Pescadero Distribution Center in Tracy, CA	1	—	(1)	5,602	40,021	45,623	59	5,602	40,080	45,682	(5,602)	6/20/2018	1-40
Gothard Industrial Center in Huntington Beach, CA	1	—	(1)	5,325	4,771	10,096	400	5,325	5,171	10,496	(1,079)	6/25/2018	1-20
Midway Industrial Center in Odenton, MD	1	—		4,579	3,548	8,127	438	4,579	3,986	8,565	(1,240)	10/22/2018	1-20
Executive Airport Distribution Center I in Henderson, NV	1	—		10,360	40,710	51,070	215	10,360	40,925	51,285	(5,969)	11/20/2018	1-40
Iron Run Distribution Center in Allentown, PA	1	—		5,483	10,039	15,522	161	5,483	10,200	15,683	(2,036)	12/04/2018	1-20
Elgin Distribution Center in Elgin, IL	1	—		4,032	16,951	20,983	71	4,032	17,022	21,054	(1,668)	12/11/2018	1-40
Addison Distribution Center II in Addison, IL	1	—		4,439	8,009	12,448	849	4,439	8,858	13,297	(1,598)	12/21/2018	1-30
Fontana Distribution Center in Fontana, CA	1	—	(2)	20,558	21,943	42,501	958	20,558	22,901	43,459	(6,077)	12/28/2018	1-20
Airport Industrial Center in Ontario, CA	1	—		4,085	4,051	8,136	524	4,085	4,575	8,660	(1,245)	01/08/2019	1-20
Kelly Trade Center in Austin, TX	1	—		2,686	12,654	15,340	566	2,686	13,220	15,906	(2,340)	01/31/2019	1-30
7A Distribution Center in Robbinsville, NJ	1	—		4,874	7,277	12,151	1,657	4,874	8,934	13,808	(1,944)	02/11/2019	1-20
Quakerbridge Distribution Center in Hamilton, NJ	1	—		2,334	6,260	8,594	939	2,334	7,199	9,533	(1,736)	03/11/2019	1-40
Hebron Airpark Logistics Center in Hebron, KY	1	—		2,228	9,572	11,800	41	2,228	9,613	11,841	(1,342)	05/30/2019	1-40
Las Vegas Light Industrial Portfolio in Las Vegas, NV	4	—		19,872	39,399	59,271	532	19,872	39,931	59,803	(6,529)	05/30/2019	1-30
Monte Vista Industrial Center in Chino, CA	1	—		7,947	7,592	15,539	363	7,947	7,955	15,902	(1,822)	06/07/2019	1-20
King of Prussia Core Infill Portfolio in King of Prussia, PA	5	—		14,791	17,187	31,978	1,283	14,791	18,470	33,261	(4,043)	06/21/2019	1-20
Dallas Infill Industrial Portfolio in Arlington, TX	3	38,000		17,159	74,981	92,140	1,920	17,159	76,901	94,060	(11,130)	06/28/2019	1-30
Dallas Infill Industrial Portfolio in Garland, TX	2	11,250		3,545	20,370	23,915	—	3,545	20,370	23,915	(2,134)	06/28/2019	1-40
Edison Distribution Center in Edison, NJ	1	—		11,519	16,079	27,598	32	11,519	16,111	27,630	(2,735)	06/28/2019	1-20
395 Distribution Center in Reno, NV	2	—	(2)	8,904	45,114	54,018	438	8,904	45,552	54,456	(4,870)	08/05/2019	1-40
I-80 Distribution Center in Reno, NV	4	—	(1)	18,742	53,267	72,009	1,889	18,742	55,156	73,898	(6,937)	09/04/2019	1-40
Avenue B Industrial Center in Bethlehem, PA	1	—		2,461	4,652	7,113	84	2,461	4,736	7,197	(933)	09/11/2019	1-20
485 Distribution Center in Shiremanstown, PA	1	—	(3)	8,427	34,632	43,059	204	8,427	34,836	43,263	(3,763)	09/13/2019	1-40
Weston Business Center in Weston, FL	1	—		15,661	16,750	32,411	155	15,661	16,905	32,566	(2,366)	12/10/2019	1-20
Marigold Distribution Center in Redlands, CA	1	—		17,230	22,505	39,735	114	17,230	22,619	39,849	(4,228)	12/20/2019	1-30
Bishops Gate Distribution Center in Mount Laurel, NJ	1	—		8,068	24,158	32,226	107	8,068	24,265	32,333	(3,652)	12/31/2019	1-20
Norcross Industrial Center in Peachtree Corner, GA	1	—		4,086	5,419	9,505	5,460	4,086	10,879	14,965	(482)	3/23/2020	1-20
Port 146 Distribution Center in LaPorte, TX	1	—		2,577	6,994	9,571	2,012	2,577	9,006	11,583	(202)	4/14/2020	1-40
Lima Distribution Center in Denver, CO	1	—		2,313	9,309	11,622	115	2,313	9,424	11,737	(1,247)	4/15/2020	1-20
Valwood Crossroads in Carrollton, TX	2	—	(3)	21,312	48,687	69,999	98	21,312	48,785	70,097	(4,467)	5/11/2020	1-40
Eaglepoint LC in Brownsburg, IN	1	—		6,875	33,341	40,216	51	6,875	33,392	40,267	(3,115)	5/26/2020	1-40
7A DC II in Robbinsville Township, NJ	1	—		7,887	15,331	23,218	510	7,887	15,841	23,728	(1,719)	5/27/2020	1-20
Legacy Logistics Center in Salt Lake City, UT	1	—	(1)	8,223	31,495	39,718	1,982	8,223	33,477	41,700	(2,727)	6/3/2020	1-40
Logistics Center at 33 in Easton, PA	1	—	(3)	13,157	50,128	63,285	48	13,157	50,176	63,333	(4,264)	6/4/2020	1-40
Intermodal Logistics Center in Fort Worth, TX	1	—		7,531	21,097	28,628	148	7,531	21,245	28,776	(1,498)	6/29/2020	1-40
Executive Airport Distribution Center II, III in Henderson, NV	2	—		9,490	23,710	33,200	4,433	9,490	28,143	37,633	(451)	9/3/2020	1-40
Airpark International Logistics Center in Hebron, KY	2	—		4,410	25,791	30,201	362	4,410	26,153	30,563	(1,425)	10/9/2020	1-40
Carlstadt Industrial Center in Carlstadt, NJ	2	—		17,616	19,914	37,530	111	17,616	20,025	37,641	(2,310)	11/10/2020	1-20
Nelson Industrial Center in La Puente, CA	1	—		4,233	4,799	9,032	38	4,233	4,837	9,070	(625)	12/7/2020	1-40
Miraloma Industrial Center in Placentia, CA	1	—		5,113	4,385	9,498	34	5,113	4,419	9,532	(482)	12/10/2020	1-20
Pennsy Logistics Center in Landover, MD	2	—		9,545	50,552	60,097	96	9,545	50,648	60,193	(2,717)	12/18/2020	1-30
Gerwig Distribution Center in Columbia, MD	1	—		8,493	10,781	19,274	326	8,493	11,107	19,600	(713)	1/8/2021	1-20
Harvill Business Center in Perris, CA	1	—	(3)	17,065	43,523	60,588	41	17,065	43,564	60,629	(1,675)	3/10/2021	1-40
Princess Logistics Center in Lawrenceville, NJ	1	—	(3)	14,595	59,480	74,075	1,232	14,595	60,712	75,307	(1,590)	4/12/2021	1-40
Rancho Cucamonga Business Center in Rancho Cucamonga, CA	1	—		8,825	15,799	24,624	50	8,825	15,849	24,674	(661)	5/28/2021	1-30
Norton Distribution Center in Norton, MA	1	—		6,495	25,918	32,413	163	6,495	26,081	32,576	(1,074)	6/1/2021	1-20
Build-To-Core Logistics Portfolio in Austin, TX	5	—	(4)	15,142	39,222	54,364	503	15,142	39,725	54,867	(1,757)	6/15/2021	1-40
Build-To-Core Logistics Portfolio in Hayward, CA	1	—	(4)	41,746	88,728	130,474	(247)	41,746	88,481	130,227	(1,697)	6/15/2021	1-40
Build-To-Core Logistics Portfolio in LaPorte, TX	1	—		3,301	13,958	17,259	50	3,301	14,008	17,309	(502)	6/15/2021	1-40
Build-To-Core Logistics Portfolio in Lehigh Valley, PA	1	—		17,094	46,504	63,598	27	17,094	46,531	63,625	(1,050)	6/15/2021	1-40
Build-To-Core Logistics Portfolio in Lodi, NJ	2	—	(3)	21,612	75,424	97,036	521	21,612	75,945	97,557	(1,409)	6/15/2021	1-40
Build-To-Core Logistics Portfolio in Rancho Cucamonga, CA	1	—	(3)	29,703	67,808	97,511	—	29,703	67,808	97,511	(1,874)	6/15/2021	1-40
Build-To-Core Logistics Portfolio in Richmond, CA	1	—		8,343	32,473	40,816	1,341	8,343	33,814	42,157	(514)	6/15/2021	1-40
Build-To-Core Logistics Portfolio in San Diego, CA	2	—	(4)	11,146	31,741	42,887	35	11,146	31,776	42,922	(793)	6/15/2021	1-40
Build-To-Core Logistics Portfolio in San Jose, CA	1	—		11,404	21,862	33,266	—	11,404	21,862	33,266	(438)	6/15/2021	1-40
Build-To-Core Logistics Portfolio in Suwanee, GA	4	—	(4)	9,566	61,538	71,104	209	9,566	61,747	71,313	(2,818)	6/15/2021	1-20
Build-To-Core Logistics Portfolio in Tacoma, WA	2	—	(2)	36,309	138,347	174,656	1,617	36,309	139,964	176,273	(3,130)	6/15/2021	1-40
Build-To-Core Logistics Portfolio in Tracy, CA	1	—	(4)	6,289	47,471	53,760	—	6,289	47,471	53,760	(1,001)	6/15/2021	1-40
Benchmark Distribution Center in Houston, TX	1	—		6,452	13,199	19,651	1,186	6,452	14,385	20,837	(392)	6/18/2021	1-40
Key Logistics Portfolio in Allentown, PA	1	—		3,733	14,351	18,084	234	3,733	14,585	18,318	(514)	7/14/2021	1-20
Key Logistics Portfolio in Auburn, WA	3	—		8,663	33,248	41,911	294	8,663	33,542	42,205	(927)	7/14/2021	1-30
Key Logistics Portfolio in Aurora, CO	1	—		2,123	8,842	10,965	4	2,123	8,846	10,969	(290)	7/14/2021	1-20
Key Logistics Portfolio in Boca Raton, FL	1	—		5,236	8,309	13,545	6	5,236	8,315	13,551	(374)	7/14/2021	1-20
Key Logistics Portfolio in Glen Burnie, MD	1	—		4,265	16,256	20,521	5	4,265	16,261	20,526	(679)	7/14/2021	1-20
Key Logistics Portfolio in Kent, WA	4	—		12,325	26,758	39,083	127	12,325	26,885	39,210	(1,066)	7/14/2021	1-20
Key Logistics Portfolio in King of Prussia, PA	2	—		4,901	17,203	22,104	21	4,901	17,224	22,125	(650)	7/14/2021	1-20
Key Logistics Portfolio in Lanham, MD	1	—		5,523	16,603	22,126	695	5,523	17,298	22,821	(390)	7/14/2021	1-40
Key Logistics Portfolio in Lincolnshire, IL	1	—		2,516	11,118	13,634	(158)	2,516	10,960	13,476	(274)	7/14/2021	1-30
Key Logistics Portfolio in Louisville, KY	5	—		16,463	109,692	126,155	46	16,463	109,738	126,201	(3,585)	7/14/2021	1-30
Key Logistics Portfolio in Mechanicsburg, PA	1	—		2,445	11,642	14,087	10	2,445	11,652	14,097	(383)	7/14/2021	1-20
Key Logistics Portfolio in Memphis, TN	6	—		12,760	97,828	110,588	492	12,760	98,320	111,080	(4,120)	7/14/2021	1-20
Key Logistics Portfolio in Olive Branch, MS	1	—		3,939	28,170	32,109	7	3,939	28,177	32,116	(690)	7/14/2021	1-30
Key Logistics Portfolio in Ontario, CA	3	—		14,668	37,715	52,383	125	14,668	37,840	52,508	(1,332)	7/14/2021	1-20
Key Logistics Portfolio in Pompano Beach, FL	2	—		5,160	10,263	15,423	98	5,160	10,361	15,521	(281)	7/14/2021	1-20
Key Logistics Portfolio in Renton, WA	1	—		4,992	13,365	18,357	5	4,992	13,370	18,362	(445)	7/14/2021	1-20
Key Logistics Portfolio in Salt Lake City, UT	2	—		8,336	51,350	59,686	200	8,336	51,550	59,886	(1,676)	7/14/2021	1-20
Key Logistics Portfolio in Stockton, CA	4	—	(3)	18,255	70,528	88,783	27	18,255	70,555	88,810	(2,905)	7/14/2021	1-30
Key Logistics Portfolio in Tacoma, WA	1	—		4,329	5,869	10,198	4	4,329	5,873	10,202	(182)	7/14/2021	1-20
Key Logistics Portfolio in Totowa, NJ	1	—		13,152	45,050	58,202	703	13,152	45,753	58,905	(1,313)	7/14/2021	1-20
Key Logistics Portfolio in Tracy, CA	2	—		12,916	45,919	58,835	587	12,916	46,506	59,422	(1,514)	7/14/2021	1-20
Key Logistics Portfolio in Upper Marlboro, MD	1	—		2,663	4,469	7,132	4	2,663	4,473	7,136	(141)	7/14/2021	1-30
Key Logistics Portfolio in Valencia, CA	1	—		7,080	11,094	18,174	4	7,080	11,098	18,178	(246)	7/14/2021	1-30
Key Logistics Portfolio in Wayne, NJ	1	—		6,583	12,987	19,570	5	6,583	12,992	19,575	(368)	7/14/2021	1-20
Key Logistics Portfolio in York, PA	1	—	(3)	5,150	19,961	25,111	14	5,150	19,975	25,125	(722)	7/14/2021	1-20

							Costs				Accumulated
							Capitalized or	Gross Amount Carried as of			Depreciation
				Initial Cost to Company			Adjustments	December 31, 2021 (2)			and		Depreciable
	# of				Buildings and	Total	Subsequent to		Buildings and	Total	Amortization	Acquisition	Life
($ in thousands)	Buildings	Debt		Land	Improvements (2)	Costs	Acquisition	Land	Improvements (2)	Costs (4)	(4)	Date	(Years)
Stonewood Logistics Center in York, PA	1	—		2,653	16,690	19,343	413	2,653	17,103	19,756	—	7/16/2021	1-40
Heron Industrial Center in Swedesboro, NJ	1	—		7,670	18,329	25,999	—	7,670	18,329	25,999	(758)	7/21/2021	1-20
Colony Crossing Logistics Portfolio in Houston, TX	2	—		6,433	15,136	21,569	240	6,433	15,376	21,809	(473)	8/17/2021	1-30
Harvill Industrial Center in Riverside, CA	—	—		7,532	—	7,532	491	7,782	241	8,023	—	8/23/2021	1-40
Commerce Farms Logistics Center in Lebanon, TN	1	—		7,109	56,712	63,821	—	7,109	56,712	63,821	(1,346)	8/25/2021	1-40
North County Commerce Center in Vista, CA	5	—	(2)	46,958	100,174	147,132	—	46,958	100,174	147,132	(2,313)	8/30/2021	1-20
Performance Distribution Center in Stockton, CA	1	—	(2)	11,115	18,417	29,532	—	11,115	18,417	29,532	(263)	9/7/2021	1-40
Madison Distribution Center in Tampa, FL	1	—		1,572	11,430	13,002	—	1,572	11,430	13,002	(167)	9/17/2021	1-30
355 Logistics Center in Lockport, IL	2	—		7,157	58,265	65,422	—	7,157	58,265	65,422	(750)	10/1/2021	1-40
1 Stanley Drive in Aston, PA	1	—	(3)	3,048	19,191	22,239	—	3,048	19,191	22,239	(223)	10/6/2021	1-30
Gilbert Gateway Commerce Park in Gilbert, AZ	3	—	(2)	13,018	75,137	88,155	2,051	13,018	77,188	90,206	(742)	10/6/2021	1-40
California Business Center in Salt Lake City, UT	2	—		6,072	24,998	31,070	—	6,072	24,998	31,070	(452)	10/21/2021	1-20
Molto Portfolio in Aurora, IL	1	—		6,391	31,210	37,601	786	6,391	31,996	38,387	(187)	11/17/2021	1-40
Molto Portfolio in Hebron, KY	1	—		3,311	19,220	22,531	—	3,311	19,220	22,531	(91)	11/17/2021	1-40
Molto Portfolio in Houston, TX	2	—		14,669	62,797	77,466	289	14,669	63,086	77,755	(333)	11/17/2021	1-40
Molto Portfolio in La Vergne, TN	1	—		5,081	22,335	27,416	—	5,081	22,335	27,416	(121)	11/17/2021	1-40
Molto Portfolio in Louisville, KY	1	—		6,947	33,003	39,950	—	6,947	33,003	39,950	(183)	11/17/2021	1-40
Walker Mill Industrial Center in Capitol Heights, MD	1	—		3,632	13,573	17,205	—	3,632	13,573	17,205	(102)	11/18/2021	1-20
Greater Boston Portfolio in Franklin, MA	1	—		5,903	14,442	20,345	—	5,903	14,442	20,345	(132)	11/22/2021	1-20
Greater Boston Portfolio in Danvers, MA	1	—		3,969	13,044	17,013	—	3,969	13,044	17,013	(120)	11/22/2021	1-20
McDonald Portfolio in Alpharetta, GA	4	—		8,049	45,952	54,001	104	8,049	46,056	54,105	(139)	12/16/2021	1-20
McDonald Portfolio in Atlanta, GA	6	—		21,625	180,883	202,508	242	21,625	181,125	202,750	(471)	12/16/2021	1-40
McDonald Portfolio in Ellenwood, GA	2	—		8,137	68,813	76,950	93	8,137	68,906	77,043	(165)	12/16/2021	1-30
McDonald Portfolio in Savannah, GA	2	—		9,316	52,979	62,295	60	9,316	53,039	62,355	(122)	12/16/2021	1-30
Riggs Hill Industrial Center in Jessup, MD	1	—		1,251	4,408	5,659	—	1,251	4,408	5,659	(16)	12/17/2021	1-20
Valwood Industrial Center in Carrollton, TX	4	—		14,508	28,624	43,132	—	14,508	28,624	43,132	(84)	12/17/2021	1-20
Port Crossing Logistics Center in LaPorte, TX	1	—		3,476	28,518	31,994	—	3,476	28,518	31,994	(35)	12/21/2021	1-30
Hainesport Commerce Center in Hainesport, NJ	1	—		25,311	107,499	132,810	—	25,311	107,499	132,810	(109)	12/21/2021	1-40
Beltway Logistics Center in Charlotte, NC	1	—		5,938	22,115	28,053	—	5,938	22,115	28,053	(20)	12/22/2021	1-40
Clackamas Industrial Center in Clackamas, OR	1	—		11,301	39,873	51,174	—	11,301	39,873	51,174	(87)	12/23/2021	1-20
Total	193	$167,750		$1,126,896	$3,742,526	$4,869,422	$46,633	$1,127,147	$3,788,908	$4,916,055	$(186,269)

(1)	These properties include a $118.5 million mortgage note as of December 31, 2021. This borrowing is non-recourse and secured by deeds of trust for the eight collateralized buildings. The mortgage note has a maturity date of November 1, 2027 and an interest rate of 2.90%. See “Note 6 to the Consolidated Financial Statements” for more detail.
(2)	These properties include a $408.0 million mortgage note as of December 31, 2021. This borrowing is non-recourse and secured by deeds of trust for the 15 collateralized buildings. The mortgage note has a maturity date of January 5, 2025 and the interest rate is calculated based on Adjusted SOFR plus a margin of 1.65%. See “Note 6 to the Consolidated Financial Statements” for more detail.
(3)	These properties include a $461.4 million mortgage note as of December 31, 2021. This borrowing is non-recourse and secured by deeds of trust for the 12 collateralized buildings. The mortgage note has a maturity date of January 1, 2029 and an interest rate of 2.85%. See “Note 6 to the Consolidated Financial Statements” for more detail.
(4)	These properties include a $209.3 million mortgage note as of December 31, 2021. This borrowing is non-recourse and secured by deeds of trust for the 13 collateralized buildings. The mortgage note has a maturity date of July 16, 2025 and the interest rate is calculated based on LIBOR plus a margin of 1.50%. See “Note 6 to the Consolidated Financial Statements” for more detail.
(5)	Includes gross intangible lease assets of $342.5 million and gross intangible lease liabilities of ($89.1) million.
(6)	As of December 31, 2021, the aggregate cost for federal income tax purposes of investments in property was $3.7 billion (unaudited).
(7)	A summary of activity for investment in real estate properties is as follows:

(in thousands)	2021	2020
Investment in real estate properties:
Balance at beginning of period	$1,377,912	$891,170
Acquisition of properties	3,507,041	475,320
Improvements	31,102	11,451
Write-off of intangibles and customer leasing costs	—	(29)
Balance at end of period	$4,916,055	$1,377,912
Accumulated depreciation and amortization:
Balance at beginning of period	$(72,924)	$(25,988)
Additions charged to costs and expenses	(113,345)	(46,965)
Write-off of intangibles and customer leasing costs	—	29
Balance at end of period	$(186,269)	$(72,924)